As filed with the U.S. Securities and Exchange Commission on August 10, 2026.

Registration No. 333-286160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HengHong Technology Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5047	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification number)

Mr. Weixiong Tan

3rd Floor, A-24 Building, Hainan Eco-Software Park
Old town development Zone, Chengmai County

Hainan Province, China 571900

Tel: + (86) 898-67488011 (Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

Phone: (800) 221-0102

Fax: (800) 944-6607

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Li, Esq. FisherBroyles, LLP 1200 G Street NW, Suite 800 Washington, D.C. 20005 (202) 830-5905	Lan Lou, Esq. Jun He Law Offices LLC Suite 1919, 630 Fifth Avenue New York, NY 10111 (917) 661-8175

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS Subject to Completion	Dated August 10, 2026

5,000,000 Ordinary Shares

Henghong technology inc.

This is the initial public offering of the ordinary shares of HengHong Technology Inc., par value $0.00005 per share (“Ordinary Shares”). We are offering on a firm commitment basis 5,000,000 ordinary shares. We expect the initial public offering price of the shares to be in the range of $6 to $7 per Ordinary Share. Prior to the completion of this offering, there has been no public market for our Ordinary Shares. We will apply to have our Ordinary Shares listed on the Nasdaq Capital Market (“NASDAQ”). We have reserved the trading symbol HCPC for listing on NASDAQ. There is no guarantee or assurance that our Ordinary Shares will be approved for listing on NASDAQ. However, we will not complete this offering unless we are so listed.

Upon the completion of this offering, we will be a “controlled company” as defined under Nasdaq Stock Market Rules because HengHong Holdings Limited, a BVI company that is wholly owned by Mr. Weixiong Tan, the Chairman of our board of directors will own 71.6% of our total outstanding Ordinary Shares assuming the Underwriter does not exercise its over-allotment option, or 69.5% of our total outstanding Ordinary Shares if the Underwriter exercises its over-allotment option in full. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our Ordinary Shares is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Ordinary Shares.

HengHong Technology Inc. is not a Chinese operating company but rather a Cayman Islands holding company without material operations and our business is conducted by our subsidiaries in China and this structure involves unique risks to investors. Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations” and “Our corporate structure and being based in, or having the majority of the company’s operations in, China poses risks to investors. Uncertainties and quick change regarding the enforcement of laws and that rules and regulations in the PRC with little advance notice and the Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material and negative impact our business operations, decrease the value of the securities we are registering for sale and limit the legal protections available to you and us. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

There are legal and operational risks associated with being based in and having all our operations in China. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, Cybersecurity Review Measures was published by Cyberspace Administration of China or the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration, effective on February 15, 2022, which provides that, Critical Information Infrastructure Operators (“CIIOs”) that purchase internet products and services and Online Platform Operators engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. On July 7, 2022, CAC promulgated the Measures for the Security Assessment of Data Cross-border Transfer, effective on September 1, 2022, which requires the data processors to apply for data cross-border security assessment coordinated by the CAC under the following circumstances: (i) any data processor transfers important data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year and ; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC. On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “New Overseas Listing Rules”) with five interpretive guidelines, which took effect on December 31, 2022. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as: a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. Pursuant to the New Overseas Listing Rules, domestic companies that seek initial public offering or listing securities overseas, both directly and indirectly, shall file with the CSRC within three working days after the submission of overseas offering/listing application. Furthermore, upon the occurrence of any of the material events specified below after an issuer has completed its offering and listed its securities on an overseas stock exchange, the issuer shall submit a report thereof to the CSRC within three working days after the occurrence and public disclosure of the event: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The New Overseas Listing Rules stipulate the legal consequences to the companies for breaches, including failure to fulfil filing obligations or filing documents having false statement or misleading information or material omissions, which may result in a fine ranging from RMB 1 million to RMB 10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market. On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secretes Protection and the National Archives Administration released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Companies, or the Confidentiality and Archives Administration Provisions, which took effect on December 31, 2022. Chinese domestic enterprises seeking to offer securities and list on overseas markets, either directly or indirectly, shall establish and improve the system of confidentiality and archives work, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of state organs to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that (i) providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting records or photocopies thereof to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals shall be subject to corresponding procedures in accordance with relevant laws and regulations; and (ii) any working papers formed in the territory of the PRC by securities companies and securities service agencies that provide domestic enterprises with securities services relating to overseas securities issuance and listing shall be stored in the territory of the PRC, the outbound transfer of which shall be subject to corresponding procedures in accordance with relevant laws and regulations. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list and trade on a U.S. or other foreign exchange except for the filing requirement with CSRC under New Overseas Listing Rules. We filed this offering with CSRC on December 30, 2024, responded to comments from CSRC in May 2025 and are waiting for further feedback from the CSRC. We distribute medical and health products in China which are based on traditional Chinese medicine as well as medical and health products of international brands seeking to access our Chinese distribution network. We are not cyberspace operators with personal information of more than 1 million users or activities that affect or may affect national security and we don’t have documents and materials which may adversely affect national security or public interests. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, the laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). We do not currently expect the Cybersecurity Review Measures, the PRC Personal Information Protection Law, the PRC Data Security Law or anti-monopoly regulations of PRC will be applicable to our HK subsidiary or will likely have impact on the Company’s ability to conduct its business, accept foreign investment or list on a U.S./foreign exchange. However, since these statements and regulatory actions are new, it is highly uncertain whether or when the legislative or administrative regulation-making bodies, including mainland or HK governmental authorities, will enact new laws or regulations and what existing laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations and whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our HK subsidiary in Hong Kong. In the event of a failure to comply, we may become subject to fines and other penalties that may have a material adverse effect on our business, operations, and financial condition and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. There are also uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook, may impact our ability to accept foreign investments, offer our securities to investors or to list on a U.S. or other foreign exchange, and could impact our ability to conduct our business. Any change in foreign investment regulations, and other policies in China or related enforcement actions by China government could result in a material change in our operations and the value of our securities and could significantly limit or completely hinder our ability to offer our securities to investors or cause the value of our securities to significantly decline or be worthless. The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in securities of any registrant on a national securities exchange or in the over-the-counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate the registrant’s auditor for three consecutive years beginning in 2021, and, as a result, an exchange may determine to delist the securities of such registrant. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which has shortened the Holding Foreign Companies Accountable Act’s timeline for a potential trading prohibition from three years to two years, thus reducing the time period before our securities may be prohibited from trading or delisted if our auditor is unable to meet the PCAOB inspection requirement. The Company’s auditor is headquartered in the U.S. and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. The Holding Foreign Companies Accountable Act and related regulations currently does not affect the Company as the Company’s auditor is subject to PCAOB’s inspection and investigation. See “Risk Factors—The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in China. A potential consequence is that our ordinary shares may be delisted by the exchange. The delisting of our ordinary shares, or the threat of our ordinary shares being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections.”

HengHong Technology Inc. is a holding company incorporated as an exempted company with limited liability in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our business through our operating subsidiaries in China. Our Ordinary Shares offered in this prospectus are shares of our Cayman Islands holding company, not the shares of our operating subsidiaries.

As a holding company, we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. However, our subsidiaries have not made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be. See “Selected Condensed Consolidated Financial Schedule of the Company and Its Subsidiaries” beginning on page 8 of this prospectus and “Selected Consolidated Financial Statements” on page F-1 of this prospectus.

Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange in China (“SAFE”) by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of the Company who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. For our Hong Kong subsidiary and the holding company (“Non-PRC Entities”), there is no restrictions on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to US investors. Also, there are no regulatory restrictions and limitations on the abilities of Non-PRC Entities to distribute earnings from their businesses, including from subsidiaries to the parent company or from the holding company to the U.S. investors. However, to the extent cash/assets in the business are in PRC/Hong Kong or our PRC/Hong Kong entities, the funds/assets may not be available to fund operations or for other use outside of PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash/assets. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiaries in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their respective registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Tax Evasion With Respect to Taxes On Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5%, if the recipient of the relevant dividends meets certain necessary requirements, including without limitation that (a) the Hong Kong company must be the beneficial owner of the relevant dividends; and (b) the Hong Kong company must directly hold no less than 25% share ownership in the PRC company during the 12 consecutive months preceding its receipt of the dividends. The 5% withholding tax rate, however, does not automatically apply and in current practice, a Hong Kong company must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE to its immediate holding company, HengHong HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HengHong HK intends to apply for the tax resident certificate if and when WFOE plans to declare and pay dividends to HengHong HK. See “Dividend Distribution and Cash Transfer Between the Holding Company and Subsidiaries” and “Risk Factors–Risks Related to Doing Business in China – Governmental control of currency conversion may limit our ability to transfer cash between us and our subsidiaries or investors including our ability to utilize our net revenues effectively and affect the value of your investment.”

As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. Our PRC operating entities receive all of their revenue in RMB. Under our current corporate structure, to fund any cash and financing requirements, we may rely on dividend payments from Hainan HengRong Health Industrial Co. Ltd. or WFOE. WFOE receives dividend payments and other direct income from our other operating subsidiaries. WFOE may make distribution of such payments to China HengHong Group Limited as dividends. See “Dividend Distribution and Cash Transfer Between the Holding Company and Subsidiaries” on page 3.

The terms “the Company”, “HengHong Technology”, “we”, “us”, “our company”, and “our” refer to HengHong Technology Inc., an exempted company incorporated under the laws of the Cayman Islands. We currently conduct substantially all of our business through Hainan HengCheng Health Industrial Co., Ltd., our indirectly wholly owned subsidiary in China. China HengHong Group Limited is a company incorporated under the laws of Hong Kong and a wholly owned subsidiary of HengHong Technology Inc. Hainan HengRong Health Industrial Co., Ltd. is a company incorporated in China and a wholly owned subsidiary of China HengHong Group Limited. Hainan HengXiong Health Technology Co., Ltd. is a company incorporated in China and is a wholly owned subsidiary of Hainan HengRong Health Industrial Co., Ltd. Hainan HengCheng Health Industrial Co., Ltd. is a company incorporated in China and is a wholly owned subsidiary of Hainan HengXiong Health Technology Co., Ltd. The securities offered in this prospectus are securities of HengHong Technology Inc., our Cayman Islands holding company and investors are purchasing an interest in HengHong Technology Inc., not our operating entities in China.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts
Proceeds to us, before expenses	$	$

(1)	We have agreed to pay the underwriter a discount equal to 7% of the public offering price.
(2)	We expect our total cash expense of this offering (including cash expenses payable to our underwriter for its out-of-pocket expense) not to exceed $[ ], exclusive of the discount above. In addition, we will pay to our underwriter 1% of the total offering amount as the underwriter’s non-accountable expenses. These payments will further reduce proceeds available to us before expenses. For a detailed description of the compensation to be received by the underwriter, see “Underwriting.”

The underwriters have a 45-day option to purchase up to an additional 750,000 Ordinary Shares equal to fifteen percent (15%) of the total number of Ordinary Shares sold by the Company at the initial public offering price in this offering less the underwriting discounts.

In addition to the underwriting discounts and expenses listed above, the Company has agreed to issue, upon closing of this offering, warrants to Kingswood Capital Partners, LLC, acting as the representative of the underwriters (the “Representative”), or its designees, exercisable at any time and from time to time, in whole or in part, during the two-and-a-half year period commencing six months following the closing date of this offering, entitling the Representative to purchase two percent (2%) of the total number of Ordinary Shares sold by the Company in this offering (including any Ordinary Shares sold as a result of the exercise of the underwriters’ over-allotment option) at a per share price equal to 120% of the initial public offering price (the “Representative’s Warrants”). The registration statement of which this prospectus forms a part also covers the Ordinary Shares underlying the Representative’s Warrants.

The Underwriter expect to deliver the Ordinary Shares against payment as set forth under “Underwriting,” on or about [●], 2026.

Kingswood Capital Partners, LLC

The date of this prospectus is ●, 2026

i

About this Prospectus

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

For investors outside the United States, neither we nor the Underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability and all of our outstanding securities are owned by non-U.S. residents prior to this offering. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934.

Until and including ●, 2026 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. Neither we nor the Underwriter have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We and the Underwriter take no responsibility for and can provide no assurances as to the reliability of any information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of our Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only, while legal and operational risks associated with operating in China also apply to operations in Hong Kong and Macau;

●	“EIT” is to PRC enterprise income tax;

●	“Exchange Act” are to the Securities and Exchange Act of 1934, as amended;

●	“HengCheng” are to Hainan HengCheng Health Industrial Co., Ltd., a wholly owned subsidiary of HengXiong incorporated under the laws of the People’s Republic of China;

●	“HengHong HK” are to China HengHong Group Limited, a wholly owned subsidiary of HengHong Technology incorporated under the laws of Hong Kong;

●	“HengHong Technology,” “we,” “us,” “our company,” “the Company” and “our” are to HengHong Technology Inc., a Cayman Islands exempted company with limited liability and its subsidiaries;

●	“HengRong” are to Hainan HengRong Health Industrial Co., Ltd. a wholly owned subsidiary of HengHong HK incorporated under the laws of the People’s Republic of China;

●	“HengXiong” are to Hainan HengXiong Health Technology Co. Ltd. a wholly owned subsidiary of HengRong incorporated under the laws of the People’s Republic of China;

●	“MOFCOM” are to the Ministry of Commerce of the PRC;

●	“Ordinary Share(s)” are to our Ordinary Shares with a par value of US$0.00005 per share;

●	“PCAOB” are to Public Company Accounting Oversight Board;

●	“Preferred Shares(s)” are to our preferred shares with a par value of US$0.00005 per share;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“SAFE” are to the State Administration of Foreign Exchange;

●	“Securities Act” to the Securities Act of 1933, as amended;

●	“U.S.” are to the United States of America;

●	“US$,” “U.S. dollars,” “$” and “dollars” are to the legal currency of the United States;

●	“VIE” are to variable interest entity; and

●	“WFOE” are to Hainan HengRong Health Industrial Co., Ltd., a company incorporated under the laws of China and a wholly owned subsidiary of HengHong HK.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Underwriter of its over-allotment option.

Our business is conducted by our subsidiaries in the PRC, using Renminbi (“RMB”), the currency of China. Our reporting currency is Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars are made at a rate of RMB6.9931 to US$1.00 the exchange rate in effect as of December 31, 2025, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollars amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

iii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors” beginning on page 12. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company. As a holding company with no material operations of our own, we conduct our business through our operating subsidiaries in China, primarily Hainan HengCheng Health Industrial Co. Ltd. We own 100% equity interest of all our subsidiaries including the operating subsidiaries in China and do not have a VIE structure.

We, primarily through Hainan HengCheng Health Industrial Co., Ltd., are engaged in the business of distribution of pharmaceutical products in China. We generate our revenue mostly from the distribution of traditional Chinese medicines and chemical medical products, and also from providing promotion and marketing services. The Company only provides promotion and marketing services to one customer, which is also a related party - Shaanxi Hengcheng Pharmaceutical Co., Ltd. for its pharmaceutical products by leveraging the sales and distribution network of the Company, however, due to change of the Company’s strategy, the management decided to cease providing such services starting in May 2025, and focusing on new products promotion and sales, e.g. raw materials and tonic medicinal liquors, etc.

Since our establishment, we have been focusing on the promotion and marketing of treatment and tonic traditional Chinese medicines. At present, treatment Chinese medicines are our major products, mostly for cold, flu and cough treatment, e.g. Ganmao Qingre Granules (感冒清热颗粒), Fenghan Ganmao Granules (风寒感冒颗粒), Yinqiao Jiedu Granules (银翘解毒颗粒), etc. Tonic medicines mainly include invigorating spleen granules for nourishing blood and tranquilizing nerves, pulse activating granules for nourishing yin and fluid, qi and blood nourishing, Shouwu Bushen tonic for tonifying kidney and essence, and Zhuangyao Jianshen pills for strengthening waist and kidney. In the future, we plan to increase our depth and strength in the promotion and marketing of tonic products, exploit the market potential of tonic products such as Zhuangyao Jianshen Pill, Suoxian Bushen Oral Liquid, Qizi Tianjing Oral Liquid, and build a series of medicinal liquor products, including Shouwu Bushen liquor, Morinda Officinal tonic liquor, Maoji Blood Tonic liquor, and Huichun tonic liquor. The main products that we sell are Chinese medicines for cold, flu and cough, normally the demand is slightly higher during the flu season which is in winter and early spring.

Our revenue increased by RMB 15,140,755 or 7.6%, from RMB 200,359,043 for the year ended December 31, 2024 to RMB 214,724,541 (US$ 30,705,201) for the year ended December 31, 2025. Our net income decreased by RMB 3,279,987, or 21.5% from RMB 15,240,356 for the year ended December 31, 2024 to approximately RMB 11,960,369 (US$ 1,710,309) for the year ended December 31, 2025.

Our operating subsidiaries are incorporated and operating in mainland China and they have received all required permissions from Chinese authorities, based on the advice of Allbright Law Offices, our PRC counsel, to operate their current business in China, including a business license, a Bank Account Open Permit, a Medicine Operation Permit, and a Food Operation Permit.

As a distributor of medical products, based on the advice of Allbright Law Offices, our PRC counsel, we do not believe that we or our subsidiaries are Critical Information Infrastructure Operators (“CIIO”) or Online Platform Operators as defined in Cybersecurity Review Measures published by Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration on December 28, 2021 and became effective on February 15, 2022. As of the date of this prospectus, we and our subsidiaries (1) are not required to obtain permissions from any PRC authorities to issue our securities being registered for sale to foreign investors other than the filing requirement with CSRC within three business days after we make any oversea securities offering under New Overseas Listing Rules, (2) are not subject to permission requirements from China Securities Regulatory Commission (the “CSRC”), Cyberspace Administration of China (“CAC”) or any other authority that is required to approve of our business operations in China, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. On February 17, 2023, the CSRC released the New Overseas Listing Rules with five interpretive guidelines, which took effect on December 31, 2022. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as: a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. Pursuant to the New Overseas Listing Rules, domestic companies that seek initial public offering or listing securities overseas, both directly and indirectly, shall file with the CSRC within three working days after the submission of overseas offering/listing application. Furthermore, upon the occurrence of any of the material events specified below after an issuer has completed its offering and listed its securities on an overseas stock exchange, the issuer shall submit a report thereof to the CSRC within three working days after the occurrence and public disclosure of the event: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The New Overseas Listing Rules stipulate the legal consequences to the companies for breaches, including failure to fulfil filing obligations or filing documents having false statement or misleading information or material omissions, which may result in a fine ranging from RMB 1 million to RMB 10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market. We are subject to the relevant filing procedures of the CSRC in connection with our overseas offerings under the New Overseas Listing Rules, including the public offering pursuant to this registration statement. We filed this offering with CSRC on December 30, 2024, responded to comments from CSRC in May 2025 and are waiting for further feedback from the CSRC. On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secretes Protection and the National Archives Administration released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Companies, or the Confidentiality and Archives Administration Provisions, which took effect on December 31, 2022. PRC domestic enterprises seeking to offer securities and list in overseas markets, either directly or indirectly, shall establish and improve the system of confidentiality and archives work, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of state organs to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that (i) providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting records or photocopies thereof to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals shall be subject to corresponding procedures in accordance with relevant laws and regulations; and (ii) any working papers formed in the territory of the PRC by securities companies and securities service agencies that provide domestic enterprises with securities services relating to overseas securities issuance and listing shall be stored in the territory of the PRC, the outbound transfer of which shall be subject to corresponding procedures in accordance with relevant laws and regulations. Our operating subsidiaries distribute and sell medical products in China and they are not cyberspace operators with personal information of more than 1 million users or activities that affect or may affect national security and they don’t have documents and materials which may adversely affect national security or public interests. However, given the current PRC regulatory environment, it is uncertain whether we or our PRC subsidiaries, will be able to obtain such permission or be required to obtain other permission from the PRC government to list on U.S. exchanges or offer their securities overseas, and even when such permission is obtained, whether it will be denied or rescinded. If we or our subsidiaries do not receive or maintain such permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, cause the value of our securities to significantly decline or become worthless and could result in a material and negative impact on our business operations, including fines or penalties imposed by the relevant PRC regulatory authority, revocation of our subsidiaries’ business licenses and suspension of their respective business operations.

Our independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in the U.S and is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. The Holding Foreign Companies Accountable Act and related regulations currently does not affect the Company as the Company’s auditor is subject to PCAOB’s inspection and investigation. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. If it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction or any other reasons, the lack of inspection could cause the trading in our securities to be prohibited under the Holding Foreign Companies Accountable Act, and as a result Nasdaq may delist our securities. If our securities are unable to be listed on another securities exchange, such a delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares. Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our Ordinary Shares on Nasdaq, which could materially impair the market for and market price for our securities.

Dividend Distribution and Cash Transfer Between the Holding Company and Subsidiaries

Our PRC operating entities receive all of their revenue in RMB. Under our current corporate structure, to fund any cash and financing requirements, we may rely on dividend payments from Hainan HengRong Health Industrial Co. Ltd. or WFOE. WFOE receives dividend payments and other direct income from our other operating subsidiaries. WFOE may make distribution of such payments to China HengHong Group Limited as dividends.

Under the existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. For our Hong Kong subsidiary and the holding company (“Non-PRC Entities”), there is no restrictions on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to US investors. Also, there are no regulatory restrictions and limitations on the abilities of Non-PRC Entities to distribute earnings from their businesses, including from subsidiaries to the parent company or from the holding company to the U.S. investors. However, to the extent cash/assets in the business are in PRC/Hong Kong or our PRC/Hong Kong entities, the funds/assets may not be available to fund operations or for other use outside of PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash/assets. As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. See “Selected Condensed Consolidated Financial Schedule of the Company and Its Subsidiaries” beginning on page 8 of this prospectus and “Selected Consolidated Financial Statements” on page F-1 of this prospectus.

Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiaries in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is a required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Under the existing laws of Hong Kong, funds from capital accounts can be repatriated and remitted overseas without restrictions, and there is no foreign exchange control imposed. According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Ordinary Shares would not be subject to any Hong Kong tax.

During the year ended December 31, 2024, HengCheng declared a dividend to Guangdong HengCheng Pharmaceutical Co., Ltd. (GDHC), the former 100% shareholder of HengCheng approved by GDHC prior to a Share Purchase Agreement by and between HengXiong and GDHC on June 6, 2024 and prior to the completion of the Reorganization in September 2024, for profits earned by HengCheng before December 31, 2023. During the year ended December 31, 2024, HengCheng distributed such dividend to GDHC of RMB 28,997,087. On May 15, 2025, HengCheng declared and distributed dividend of RMB 3,499,404 (US$479,416) to GDHC for the profits earned by HengCheng during the first six months of 2024 according to a Share Purchase Agreement by and between HengXiong and GDHC on June 6, 2024.

As of the date of this prospectus, WFOE has not made any dividends or distributions to HengHong HK, HengHong HK has not made any dividends or distribution to the holding company, and no dividends or distributions have been made by the Company to its shareholders. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.  Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Tax Evasion With Respect to Taxes On Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5%, if the recipient of the relevant dividends meets certain necessary requirements, including without limitation that (a) the Hong Kong company must be the beneficial owner of the relevant dividends; and (b) the Hong Kong company must directly hold no less than 25% share ownership in the PRC company during the 12 consecutive months preceding its receipt of the dividends. The 5% withholding tax rate, however, does not automatically apply and in current practice, a Hong Kong company must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE to its immediate holding company, HengHong HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HengHong HK intends to apply for the tax resident certificate if and when WFOE plans to declare and pay dividends to HengHong HK.

Competition

We compete with other Chinese pharmaceutical companies, which sell products similar to ours. Many of them are more seasoned companies than us and have much more capital, technology, and other resources than we currently have. Some of our competitors may be able to respond more quickly to new opportunities, market changes or changes in customer preferences, may be able to carry out more extensive promotion activities than we do, provide more attractive commercial conditions to distributors, and adopt more active pricing strategies. Nevertheless, we believe that with our well-developed sales and marketing network and experienced and outstanding team, we are fully capable of occupying a place in the market competition.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and are key drivers of our success:

1. Experienced and stable marketing team

Our marketing team has rich experience and stable personnel. More than 80% of our marketing staff have more than 10 years of experience in medicine sales with rich and practical experience in marketing strategy, market development, medicine promotion, etc., and are good at channel construction management and end customer expansion and maintenance.

2. Efficient channel construction and broad terminal coverage

We have built a multi-channel sales system, including distribution of our products offline and to online pharmacies and their platforms, among which the offline distribution and marketing generate the majority of our revenue at the present stage. At the same time, we have actively responded to the transformation of marketing channels that increasingly favor online distribution, carrying out more online marketing activities, and improving the online sales and revenues.

3. Strong product marketing ability

To achieve the goal of final sales, our marketing team focuses on hospitals, retail pharmacies and community clinics, carries out multi-dimensional marketing activities, and assists distributors in their product sales. Through refined management and operation of distribution and retail channels, accurate insight into market dynamics, rapid response to market information, timely provision of products that meet market demand, flexible and effective marketing policies, we have achieved efficient marketing and sales of high-quality medicines to end users.

4. Efficient operational management

We adopted a light-asset operation model. Our manpower and capital are mainly invested in product selection, distributor screening, channel construction and market promotion. We have reduced the capital cost of holding inventory by sales and purchase management, and have strictly managed our credit period of accounts receivable.

Our Challenges

Our competitors include well-known enterprises in the medicine distribution industry, such as Jointown Pharmaceutical Group Co., Ltd, China National Accord Medicines Corporation Ltd, Qingdao Baheal Medical Inc., and well-known traditional Chinese medicine manufacturers in China that have their own distribution channels in China, including China Beijing Tongrentang Group Co., Ltd., Yunnan Baiyao Group, China Resources Sanjiu Medical & Pharmaceutical Co., Ltd and Guangzhou Baiyunshan Pharmaceutical Holdings Co., Ltd.

Our Growth Strategies

In order to enhance our competitive position and expand our market, we intend to pursue the following strategies and leverage our strengths to further grow our business:

1. New product strategy

Focusing on the overall layout of “prevention - treatment - rehabilitation”, through patent cooperation and mergers and acquisitions, we will select high-quality new products that are still under the protection of intellectual property rights owned by the manufacturers, suppliers or entities owning exclusive distribution rights to such products, use our own resources and capabilities to market and build our own brand marketing system, and improve our profitability.

2. International strategy for traditional Chinese medicines and high quality foreign medical products

We will focus on traditional Chinese medicines for common diseases, frequently occurring diseases and chronic diseases, give play to the unique advantages of traditional Chinese medicine in prevention, health care, disease treatment and rehabilitation. We will first select certain traditional Chinese medicine related healthy food standard products and cooperate with multinational pharmaceutical companies that we have existing relationship to distribute traditional Chinese medicine to Europe and around the world, to increase our sales.

We will also introduce foreign high-quality and innovative medicines through various modes such as exclusive distribution license, patent licensing or joint venture, to promote an introduce overseas high-quality products.

3. Digital intelligence strategy

We plan to further improve our digital marketing to achieve broad coverage and accurate access to the end users market, and to continue to improve operation decision-making ability based on big data analysis and the optimal allocation of our marketing resources.

We plan to build an internal management system to cover all our business management areas, further use IT technology to carry out intelligent applications, reduce costs and increase efficiency, and to improve our operation and management capabilities.

Corporate History and Structure

HengHong Technology Inc. is a holding company incorporated in the Cayman Islands on March 21, 2024. HengHong Technology Inc. established its directly wholly-owned subsidiary, China HengHong Group Limited in Hong Kong on April 22, 2024. China HengHong Group Limited established its directly wholly-owned subsidiary Hainan HengRong Health Industrial Co., Ltd. in China on July 2, 2024. Hainan Hengxiong Health Technology Co., Ltd. was incorporated on February 6, 2024, and became a wholly-owned subsidiary of Hainan HengRong Health Industrial Co., Ltd. on September 30, 2024. Hainan Hengcheng Health Industrial Co., Ltd. was incorporated on December 31, 2008, and became a wholly-owned subsidiary of Hainan Hengxiong Health Technology Co., Ltd. on September 30, 2024. Hainan Hengcheng Health Industrial Co., Ltd. is the principal operating company for the Company in China.

Hainan HengRong Health Industrial Co. Ltd, and Hainan HengXiong Technology Inc. are both holding companies and have no material operations. In anticipation of this offering, we completed a reorganization of the Company on September 30, 2024 (the “Reorganization”).

The Ordinary Shares offered in this offering are shares of the Cayman Islands holding company. As a holding company with no material operations of its own, the Company conducts all its operations through its operating subsidiary HengCheng (the “Operating Subsidiary”) in China.

Since HengHong Technology and its subsidiaries are effectively controlled by the same controlling shareholders before and after the Reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Upon the completion of the Reorganization in September 2024, the Company had subsidiaries in countries and jurisdictions including the PRC and Hong Kong. Details of the subsidiaries of the Company are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
HengHong HK	4/22/2024	Hong Kong	100	Holding Company
HengRong	7/2/2024	China	100	Holding Company
HengXiong	2/6/2024	China	100	Holding Company
HengCheng	12/31/2008	China	100	Distribute and sell medical products and provide promotion and marketing services

The following diagram illustrates our corporate structure, including our subsidiaries and consolidated affiliated entities, as of the date of this prospectus and immediately upon the completion of this offering, assuming no exercise of the over-allotment option by the Underwriter:

*	The investors are purchasing the securities of HengHong Technology Inc., the holding company incorporated in Cayman Islands; and our operations are conducted by our indirectly wholly owned subsidiary Hainan HengCheng Health Industrial Co., Ltd.

As a result of our corporate structure, HengHong Technology’s ability to pay dividends will depend upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

On June 30, 2026, the board of directors of the Company approved a 2-for-1 forward share split of issued and unissued the Ordinary Shares of the Company (“Share Split”). On June 30, 2026, the shareholders of the Company approved the Share Split and adopted the Amended and Restated Articles of Association to effect the 2-for-1 forward share split of the total authorized and issued and outstanding ordinary shares of the Company. As a result of the 2-for-1 forward share split, our total authorized shares are 900,000,000 Ordinary Shares of a nominal or par value of $0.00005 each and 100,000,000 Preferred Shares of a nominal or par value of $0.00005 each, and our issued and outstanding Ordinary Shares increased from 10,000,000 shares to 20,000,000 shares, par value of $0.00005.

On June 30, 2026, the board of directors and shareholders of the Company also approved to redesignate and reclassify our capital stock so that our authorized share capital is $50,000, consists of 900,000,000 Ordinary Shares and 100,000,000 Preferred Shares of a nominal or par value of $0.00005 each after the redesignation, and no preferred shares are issued and outstanding as of the date of this prospectus.

Implications of Being a “Foreign Private Issuer”

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	our principal shareholders are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and our officers and directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our Ordinary Shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Implications of Being a “Controlled Company”

Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee..

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, we will be a “controlled company” as defined under Nasdaq Stock Market Rules because HengHong Holdings Limited, a BVI company that is wholly owned by Mr. Weixiong Tan, the Chairman of our board of directors will own 71.6% of our total outstanding Ordinary Shares assuming the Underwriter does not exercise its over-allotment option, or 69.5% of our total outstanding Ordinary Shares if the Underwriter exercises its over-allotment option in full, pursuant to which he will be able to control all matters requiring shareholder approval. As a result, upon completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we will be permitted to elect not to comply with certain corporate governance requirements. See “Risk Factors—Risks related to our Ordinary Shares and this offering—We will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a result, we may rely on exemptions from certain corporate governance requirements and holders of our Ordinary Shares may not have the same protections generally available to shareholders of other companies listed on stock exchanges in the United States.”

Selected Condensed Consolidated Financial Schedule of the Company and Its Subsidiaries

	For the year ended December 31,
	2024	2025
	RMB	RMB	US$
Net revenues:
Sales of pharmaceutical goods	188,598,748	209,035,365	29,891,660
Promotion and marketing services - related party	11,760,295	5,689,176	813,541
Total revenues	200,359,043	214,724,541	30,705,201
Cost of revenues - related party	(147,185,237)	(169,550,193)	(24,245,355)
Cost of revenues - third parties	(8,576,031)	(8,322,640)	(1,190,122)
Total cost of revenues	(155,761,268)	(177,872,833)	(25,435,477)
Gross profit	44,597,775	36,851,708	5,269,724

Operating expenses:
Selling and marketing expenses	(28,065,024)	(19,278,066)	(2,756,727)
General and administrative expenses	(2,416,463)	(3,347,884)	(478,741)
Total operating expenses	(30,481,487)	(22,625,950)	(3,235,468)

Income from operation	14,116,288	14,225,758	2,034,256

Other income (expenses):
Interest income	10,686	2,429	347
Interest expenses	(1,254,026)	(890,524)	(127,343)
Government subsidies	5,020,045	1,000,000	142,998
Other income, net	60,859	4,814	688
Total other income, net	3,837,564	116,719	16,690

Income before income tax expense	17,953,852	14,342,477	2,050,946
Income tax expenses	(2,713,496)	(2,382,108)	(340,637)
Net income	15,240,356	11,960,369	1,710,309

Total comprehensive income	15,240,356	11,960,369	1,710,309

Earnings per ordinary share*
Basic and diluted	0.76	0.60	0.09
Weighted average number of ordinary shares outstanding*
Basic and diluted	20,000,000	20,000,000	20,000,000

*	Retroactively restated for effect of reorganization completed in September 2024 and 2 for 1 forward share splits/subdivision completed in June 2026 (see Notes 1 and 13 in the Company’s consolidated financial statements)

Corporate Information

Our principal executive offices are located at 3rd Floor, A-24 Building, Hainan Eco-Software Park, Old town development Zone, Chengmai County, Hainan Province, China 571900. Our telephone number at this address is +86-898-67488011. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.[      ].com. The information contained on our website is not a part of this prospectus.

Summary of Risk Factors

We are a holding company incorporated in the Cayman Islands, investing in our Ordinary Shares involves significant risks. All of our revenues were generated by our principal PRC operating subsidiary, Hainan HengCheng Health Industrial Co. Ltd. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Our Business

●	The Company is subject to risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19). (see Risk Factors-- Risks Related to Our Business -- The Company is subject to risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19 on page 12 of this prospectus)

●	Due to the nature of our business, we may experience or be exposed to significant liability claims or complaints from customers, doctors, patients or hospitals, litigation and regulatory investigations and proceedings, such as claims arising in relation to medical product safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations. (see Risk Factors-- Risks Related to Our Business - Due to the nature of our business, we may experience or be exposed to significant liability claims or complaints from customers, doctors, patients or hospitals, litigation and regulatory investigations and proceedings, such as claims arising in relation to medical product safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations on page 13 of this prospectus)

●	We rely on a limited number of vendors, and the loss of our significant vendor could harm our business, and the loss of any one of such vendors could have a material adverse effect on our business. (see Risk Factors-- Risks Related to Our Business - We rely on a limited number of vendors, and the loss of our significant vendor could harm our business, and the loss of any one of such vendors could have a material adverse effect on our business on page 13 of this prospectus)

●	We depend on sourcing and distributing new products and maintaining markets for existing products to grow our business and consequently, we are subject to risks associated with rapid market changes. (see Risk Factors-- Risks Related to Our Business - We depend on sourcing and distributing new products and maintaining markets for existing products to grow our business and consequently, we are subject to risks associated with rapid market changes on page 12 of this prospectus)

●	Uncertain economic or social conditions may adversely impact demand for our products or cause our customers and other business partners to suffer financial hardship, which could adversely impact our business. (see Risk Factors-- Risks Related to Our Business - Uncertain economic or social conditions may adversely impact demand for our products or cause our customers and other business partners to suffer financial hardship, which could adversely impact our business on page 12 of this prospectus)

●	A significant change in customer relationships or in customer demand for our products could have a significant impact on our business (see Risk Factors-- Risks Related to Our Business -- A significant change in customer relationships or in customer demand for our products could have a significant impact on our business on page 14 of this prospectus)

Risks Related to Doing Business in China

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations. (see Risk Factors-- Risks Related to Doing Business in China - Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations on page 23 of this prospectus)

●	We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business. (see Risk Factors-- Risks Related to Doing Business in China- We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business on page 26 of this prospectus)

●	PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business. (see Risk Factors-- Risks Related to Doing Business in China -PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental guidance of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which may affect our liquidity and our ability to fund and expand our business on page 26 of this prospectus)

●

Our corporate structure and being based in, or having the majority of the company’s operations in, China poses risks to investors. Uncertainties and quick change regarding the enforcement of laws and that rules and regulations in the PRC with little advance notice and the Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material and negative impact our business operations, decrease the value of the securities we are registering for sale and limit the legal protections available to you and us. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. (see Risk Factors-- Risks Related to Doing Business in China- Our corporate structure and being based in, or having the majority of the company’s operations in, China poses risks to investors. Uncertainties and quick change regarding the enforcement of laws and that rules and regulations in the PRC with little advance notice and the Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material and negative impact our business operations, decrease the value of the securities we are registering for sale and limit the legal protections available to you and us. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless on page 25 of this prospectus)

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Ordinary Shares to significantly decline or be worthless. (see Risk Factors-- Risks Related to Doing Business in China - The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Ordinary Shares to significantly decline or be worthless on page 28 of this prospectus)

●	Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. (see Risk Factors-- Risks Related to Doing Business in China -Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China on page 30 of this prospectus)

●	The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. A potential consequence is that our ordinary shares may be delisted by the exchange. The delisting of our ordinary shares, or the threat of our ordinary shares being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections. (see Risk Factors-- Risks Related to Doing Business in China -The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in mainland China. A potential consequence is that our ordinary shares may be delisted by the exchange. The delisting of our ordinary shares, or the threat of our ordinary shares being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections on page 31 of this prospectus)

●	The filing with the China Securities Regulatory Commission (“CSRC”) is required in connection with this public offering, any other future offerings and certain events of the Company under New Overseas Listing Rules, and we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file with the CSRC. (see Risk Factors-- Risks Related to Doing Business in China - The filing with the China Securities Regulatory Commission (“CSRC”) is required in connection with this offering under New Overseas Listing Rules, and we cannot assure you that we will be able to receive approval from the CSRC for this offering. The approval, filing, and/or other administration requirements of the CSRC or other PRC governmental authorities may be required in connection with our future securities offerings under PRC law, and, if required, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file with the CSRC for such offerings. page 33 of this prospectus)

●	Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China. (see Risk Factors-- Risks Related to Doing Business in China - Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China on page 38 of this prospectus)

Risks Related to Our Ordinary Shares and This Offering

●	There has been no public market for our shares prior to this offering, and if an active trading market does not develop you may not be able to resell our shares at or above the price you paid, or at all. (see Risk Factors-- Risks Related to Our Ordinary Shares and This Offering - There has been no public market for our shares prior to this offering, and if an active trading market does not develop you may not be able to resell our shares at or above the price you paid, or at all on page 39 of this prospectus)

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively. (see Risk Factors-- Risks Related to Our Ordinary Shares and This Offering - We have broad discretion in the use of the net proceeds from this offering and may not use them effectively on page 41 of this prospectus)

●	We are not likely to pay cash dividends in the foreseeable future. (see Risk Factors-- Risks Related to Our Ordinary Shares and This Offering - We are not likely to pay cash dividends in the foreseeable future on page 41 of this prospectus)

These risks are discussed more fully in the section titled “Risk Factors” beginning on page 12 of this prospectus, and other information included in this prospectus, for a discussion of these and other risks and uncertainties that we face.

The Offering

Below is a summary of the terms of the offering:

Issuer	HengHong Technology Inc.

Securities being offered:	5,000,000 Ordinary Shares.

Initial offering price:	We currently estimate that the initial public offering price will be between $6.00 and $7.00 per Ordinary Share.

Number of Ordinary Shares outstanding before the offering:	20,000,000 of our Ordinary Shares are outstanding as of the date of this prospectus.

Over-allotment option	We have granted the Underwriter an option for a period of 45 days to purchase up to an aggregate of 750,000 additional Ordinary Shares.

Number of Ordinary Shares Outstanding After the Offering:	25,000,000 Ordinary Shares assuming no exercise of the Underwriter’s over-allotment option. 25,750,000 Ordinary Shares assuming full exercise of the Underwriter’s over-allotment option.

Gross proceeds to us, net of underwriting discounts but before expenses[1]:	Between $27,900,000 and $32,550,000, based on an offering price between $6.00 and $7.00 per share.

Use of proceeds:

We intend to use the net proceeds of this offering: (1) Approximately 45% for potential strategic acquisitions and investments in GMP-certified pharmaceutical manufacturing assets, including pharmaceutical production facilities, finished dosage form and API manufacturing capabilities, although we currently don’t have any targeted companies yet and will seek such targets after the completion of public offering; (2) Approximately 25% for the expansion of our national pharmaceutical distribution network and international market development; and  (3) the remaining funds will be used for the Company’s working capital and daily operating purposes, see “Use of Proceeds” on page 48.

Lock-up

The Company has agreed, on behalf of itself and any successor entity, for a period of 180 days after the closing of this offering, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of share capital of the Company or any securities that are convertible into or exercisable or exchangeable for share capital of the Company, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for of share capital of the Company, (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership of share capital of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of share capital of the Company or other securities, in cash or otherwise without the prior written consent of the Representative.

The Company’s directors, officers and any other 5% or more shareholders of its Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part have agreed, for a period of 180 days from the commencement of sales of the securities issued in this offering, subject to customary exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any of share capital of the Company, or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Transfer Agent	[ ]

Proposed Nasdaq Symbol:	HCPC

Risk factors:	Investing in our Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12.

[1]	Excludes Ordinary Shares pursuant to the Underwriter’s over-allotment option.

RISK FACTORS

An investment in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our Ordinary Shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

The Company is subject to risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19).

The Company is impacted by public health crises such as the global pandemic associated with COVID-19. The outbreak increased economic and demand uncertainty. The COVID-19 pandemic has created unique global and industry-wide challenges, including challenges to many aspects of our business. In the first half of 2020, the COVID-19 pandemic resulted in quarantines, travel restrictions, the temporary closure of business venues and facilities in China, and the adoption of remote working. The Company primarily conducts its business operations in the PRC. In response to the evolving dynamics related to the COVID-19 outbreak, the Company followed the guidelines of local government authorities as it prioritizes the health and safety of its employees, suppliers, customers and business partners.

The ability of our suppliers, vendors and other partners in our supply chain to timely deliver products was also adversely affected by the COVID-19 pandemic. The COVID-19 pandemic also impacted the manufacturing and sourcing of products and materials in China, as it resulted in potential factory closures, inability to obtain raw materials, supply chain disruptions and disruption of transportation of goods produced in China. The COVID-19 pandemic disrupted supply chain, which increased our freight costs and delayed our product delivery. Despite of the challenges caused by COVID-19, our sales for TCMD increased during the outbreak due to the increase demand. In early December 2022, Chinese government eased the strict guidance measure for COVID-19, which has led to surge in increased infections and affected our business operations in December 2022 and early 2023. Our sales of TCMD decreased and returned to normal level in 2024 as a result of dissipating of COVID-19 in 2023. Any future impact of COVID-19 on our operation results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and resurgence of COVID-19 variants and the actions taken by government authorities to contain COVID-19 or treat its impact, almost all of which are beyond our control. Due to the uncertainties surrounding any further outbreak or resurgence of COVID-19 and actions that might be taken by governmental authorities, the extent of the future business disruption and the related financial impacts on our business cannot be reasonably estimated at this time.

We depend on sourcing and distributing new products and maintaining markets for existing products to grow our business and consequently, we are subject to risks associated with rapid market changes.

Our growth depends, in part, on our ability to successfully introduce new products and improve and reposition our existing products to meet the requirements of customers. This, in turn, depends on our ability to predict and respond to evolving trends, and demands of the market. We primarily are in the business of distribution of pharmaceutical products in China. The success of introducing new products depends on customers demand, which differ across and within each of the markets where we operate or plan to operate and may shift over time in response to changes in demographics, economic circumstances, and marketing efforts of our competitors. The introduction of new products also involves considerable costs. In addition, it may be difficult to establish new supplier relationships and determine appropriate product selections when developing a new product. Any new product may not generate sufficient customer interest and sales to become a profitable product or to cover the costs of its development and promotion and may negatively affect our operating results and damage our reputation. If we are not able to anticipate, identify and market products to respond to the changes in the requirements of customers, or if our new product introductions or repositioned products fail to gain customer acceptance, we may not grow our business as anticipated, our sales may decline and our business, financial condition and results of operations may be materially adversely affected.

Uncertain economic or social conditions may adversely impact demand for our products or cause our customers and other business partners to suffer financial hardship, which could adversely impact our business.

Our business could be impacted by reduced demand for our products related to one or more significant local, regional or national economic or social disruptions. These disruptions have included and may in the future include: a slow-down, recession or inflationary pressures in the general economy; reduced market growth rates; tighter credit markets for our suppliers, vendors or customers; a significant shift in government policies; significant social unrest; the deterioration of economic relations between countries or regions, including potential negative consumer sentiment toward non-local products or sources. Additionally, these and other economic conditions may cause our suppliers, distributors, contractors or other third-party partners to suffer financial or operational difficulties that they cannot overcome, resulting in their inability to provide us with the materials and services we need, in which case our business and results of operations could be adversely affected.

Customers may also suffer financial hardships due to economic conditions such that their accounts become uncollectible or are subject to longer collection cycles. In addition, if we are unable to generate sufficient sales, income and cash flow, it could affect the Company’s ability to achieve expected share repurchase and dividend payments.

We rely on a limited number of vendors, and the loss of our significant vendor could harm our business, and the loss of any one of such vendors could have a material adverse effect on our business.

We purchase a significant portion of product that we sell or distribute from a few major suppliers. For the year ended December 31, 2024, Guangdong HengCheng Pharmaceutical Co., Ltd. (GDHC), a supplier and a related party controlled by our Chairman’s family, accounted for 96.5% of our total purchases of products and for the year ended December 31, 2025, GDHC accounted for 93.6% of our total purchases of products. See – Related Party Transactions on page 104. As of December 31, 2024 and 2025, GDHC accounted for 100% and nil of our total balance of advance payment to supplier for purchase of products. If any of these suppliers increase the price for our purchased products, we could be pressured to increase our product purchase prices or reduce our profit margin, which could cause us to lose customers and negatively affect our revenues and profit margin. Also, the concentration in the related party transactions could deter the Company to develop new suppliers and opportunities obtaining more competitive prices and different products from other suppliers which could negatively impact our financial results.

Due to the nature of our business, we may experience or be exposed to significant liability claims or complaints from customers, doctors, patients or hospitals, litigation and regulatory investigations and proceedings, such as claims arising in relation to medical product safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations.

We face an inherent risk of liability claims or complaints related to the use of the products we sell to and used by customers, doctors, patients and hospitals. Any complaints or claims against us, even if meritless and unsuccessful, may divert management’s attention and other resources from our business and adversely affect our business and operations. Such complaints or claims may cause customers to lose confidence in us and our brand, which may adversely affect our business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to medical device quality and safety, public health concerns, illness, injuries, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation.

We face potential liability, expenses for legal claims and exposure to other harm due to the nature of our business. For example, customers could assert legal claims against us in connection with personal injuries or illness related to the use of medical products we sell. The PRC government, media outlets and public advocacy groups have been increasingly focused on customer protection in recent years. Selling defective products may expose us to liabilities associated with customer protection laws. We may be deemed responsible for compensating customer losses even if personal injuries or illness are not directly caused by us. Such liability could arise through the actions of our suppliers or business partners. Thus, we may be held liable if our suppliers or other business partners fail to comply with applicable product quality and safety related rules and regulations. In such a situation, though we can ask the responsible parties to indemnify us for such liability, even if we receive full indemnification our reputation could still be adversely affected.

We may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations. In addition, our directors, management and employees may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and expense in relation to medical products quality and safety, commercial, labor, employment, securities or other matters, which could adversely affect our reputation and results of operations.

As of the date of this prospectus, we are not aware of any claims, lawsuits, legal proceedings or administrative proceedings related to the products we sold against us, nor have we been punished or fined or can we foresee any punishment or fines to be made by any government authorities of the PRC or any other jurisdiction.

Some pharmaceutical products offered by us are subject to price restrictions and will continue to be subject to price competition in China, but may be pending on changes of the regulations.

Some of our pharmaceutical products were subject to government price controls in the form of fixed retail prices or retail price ceilings and periodic downward adjustments imposed by National Development and Reform Commission, or the NDRC, and other authorities. Pursuant to the Notice Regarding the Opinion on Facilitating the Pharmaceutical Pricing Reform jointly issued by the National Development and Reform Commission, or the NDRC, the NHFPC and five other PRC government agencies in May 2015, the price ceilings imposed by the PRC government on pharmaceutical products other than narcotic and Class I psychotropic drugs were lifted on June 1, 2015, and these products would be subject to a more market-based pricing system adopted by medical insurance bureaus and relevant authorities.

Even prior to the lifting of government price controls on pharmaceutical products, the prices of prescription drugs in China had been determined by the centralized tender process and the prices of OTC drugs in China had been determined by arm’s-length, commercial negotiation and market factors such as brand recognition, market competition and consumer demand. There is no assurance that the application of the more market-based pricing system will result in a higher product pricing compared to the government-controlled pricing, as competition from other retailers and wholesalers, particularly those offering the same products but with lower prices, may force us to lower our sales prices to the previous government-controlled price levels. Consequently, our profitability may suffer and our business, financial condition and results of operations may also be materially and adversely affected.

In addition, since 2019, the State Council and other relevant authorities have issued a series of policies on deepening the reform of medical and healthcare system which is intended to organize centralized procurement, lower drug price, reduce the burden on patients of drug costs, and lower the transaction costs of pharmaceutical enterprises. For example, on January 22, 2021, the General Office of the State Council issued the Opinions on Promoting the Normalization and Institutionalization of the Centralized Volume-based Procurement of Drugs, stating that various measures will be taken to promote the normalization and institutionalization of the centralized volume-based procurement of drugs nationwide. All public medical institutions are required to participate in the centralized procurement program. The future procurement catalog will include drugs with high market demand or high procurement prices that are included in the PRC National Reimbursement Drug List (“NRDL”), and is expected to cover, as far as possible, domestically marketed drugs with clinical utility and reliable quality. On November 18, 2024, the National Healthcare Security Administration of the PRC (“NHSA”) and the National Health Commission of the PRC (“NHC”) issued and implemented the Notice on Improving the Working Mechanism of Centralized Volume-based Procurement and Implementation of Pharmaceuticals, proposing the following measures to promote medical institutions and pharmaceutical enterprises to follow and support the Centralized Volume-based Procurement mechanism: (i) ensuring that the selected drugs and consumables are admitted to hospitals; (ii) improve the management level of the use of selected drugs and consumables; (iii) implement the policy of retaining the surplus of centralized procurement; (iv) explore the synergistic linkage of medical service prices, and so on. Although such policies may lower the transaction costs of the pharmaceutical enterprises and increase the amount of drugs purchased, they may also reduce the sales prices of the drugs and increase market competition within the pharmaceutical industry. While there are still uncertainties relating to the actual implementation of such policies, the downward pressure brought by government policies on drug prices may adversely affect our business, financial condition and results of operations.

A significant change in customer relationships or in customer demand for our products could have a significant impact on our business.

We sell our products to distributors, wholesalers, hospitals, pharmacies and clinics as well as through e-commerce channels. Our success depends on our ability to successfully manage relationships with our institutional and distributor customers, which includes our ability to offer terms that are mutually acceptable and are aligned with our pricing and profitability targets. Continued concentration among our institutional and distributor customers could create significant cost and margin pressure on our business, and our business performance could suffer if we cannot reach agreement with a key customer on trade terms and principles. Our business could also be negatively impacted if a key customer were to significantly reduce the inventory level of or shelf space allocated to our products as a result of increased offerings of other branded manufacturers, private label brands and generic non-branded products instead of our products, or for other reasons, significantly tighten product delivery windows or experience a significant business disruption.

If the reputation of the Company or the brands of the products we distribute erodes significantly, it could have a material impact on our financial results.

The Company’s reputation, and the reputation of the brands of the products we distribute, form the foundation of our relationships with key stakeholders and other constituencies, including consumers, customers and suppliers. The quality and safety of our products are critical to our business. Our results of operations or cash flows could also be negatively impacted if the Company brand suffers substantial harm to its reputation due to a significant product recall, product-related litigation, defects or impurities in our products and product misuse, alleged labor or equality and inclusion practices, privacy lapses or data breaches, allegations of product tampering or the distribution and sale of counterfeit products. Additionally, negative or inaccurate postings or comments on social media or networking websites about the Company or one of its brands could generate adverse publicity that could damage the reputation of our brands or the Company. If we are unable to effectively manage real or perceived issues, including concerns about safety, quality, ingredients, efficacy, environmental or social impacts or similar matters, sentiments toward the Company or our products could be negatively impacted, and our results of operations or cash flows could suffer. The Company also devotes time and resources to citizenship efforts that are consistent with our corporate values and are designed to strengthen our business and protect and preserve our reputation, including programs driving ethics and corporate responsibility, strong communities, equality and inclusion and environmental sustainability. While the Company has many programs and initiatives to further these goals, our ability to achieve these goals is impacted in part by the actions and efforts of third parties including local and other governmental authorities, suppliers, vendors and customers. If these programs are not executed as planned or suffer negative publicity, the Company’s reputation and results of operations or cash flows could be adversely impacted.

We rely on third parties in many aspects of our business, which creates additional risk.

Due to the nature and scope of our business, we must rely on relationships with third parties, including our suppliers, distributors, contractors, commercial banks and external business partners, for certain functions. If we are unable to effectively manage our third-party relationships and the agreements under which our third-party partners operate, our results of operations and cash flows could be adversely impacted. Further, failure of these third parties to meet their obligations to the Company or substantial disruptions in the relationships between the Company and these third parties could adversely impact our operations and financial results.

Our business results depend on our ability to manage disruptions in our supply chain.

Our ability to meet our customers’ needs and achieve cost targets depends on our ability to maintain key supply arrangements, including execution of supply chain optimizations and certain sole supplier. The loss or disruption of such manufacturer and supply arrangements, including for issues such as labor disputes or controversies, discontinuity or disruptions in our internal information and data systems or those of our suppliers, natural disasters, increasing severity or frequency of extreme weather events due to climate change or otherwise, acts of war or terrorism, disease outbreaks or other external factors over which we have no control, have at times interrupted and could, in the future, interrupt product supply and, if not effectively managed and remedied, could have an adverse impact on our business, financial condition, results of operations or cash flows.

Our business faces cost fluctuations and pressures that could affect our business results.

Our costs are subject to fluctuations, particularly due to changes in the prices of products that we purchase from our suppliers and the costs of labor, transportation, energy, pension and healthcare. Inflation pressures could also result in increases in these input costs. Therefore, our business results depend, in part, on our continued ability to manage these fluctuations through pricing actions, cost saving projects and sourcing decisions, while maintaining and improving margins and market share. Failure to manage these fluctuations could adversely impact our results of operations or cash flows.

If we become subject to additional scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our Ordinary Shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed China-based companies has decreased in value and, in some cases, has become virtually worthless. Many of these companies have been subject to shareholder lawsuits and SEC enforcement actions and have conducted internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our business operations will be severely hindered and your investment in our Ordinary Shares could be rendered worthless.

We face growing competition in medical and health products markets in China. We may not be able to keep pace with competition in our industry, which could adversely affect our market share and result in a decrease in our future sales and earnings.

The competition in traditional and other medical and health products in China is getting fiercer in recent years. We compete primarily on the basis of our technology, price, product quality, customer service and brand recognition. Our competitors may compete with us in the following ways:

●	provide products and services that are similar to ours, or that are more attractive to customers than ours;

●	provide products and services we do not offer;

●	offer aggressive discounts to gain market share and to promote their businesses;

●	adapt at a faster rate to market conditions, new products and customer demands; and

●	market, promote and provide their products and services more effectively.

Our competitors may have much more financial, technological, R&D, marketing, distribution and other resources than we do. They may also have a longer operating history, a larger customer base or wider and deeper market coverage. In addition, when we expand to new markets, we will face competition from new domestic or foreign competitors, which may also enter our current market.

Although we do not compete against other distributors solely based on prices, if our competitors offer their products and services at lower prices, we may be forced to provide aggressive discounts or rebates to our customers and our revenue may decrease.

Technologies adopted by us and our competitors are developing rapidly, and new developments often lead to price competition, outdated products and changes in market patterns. Any significant increase in competition could have impact on our revenue and profitability, as well as on our business and prospects. We cannot assure you that we will be able to constantly distinguish our products and services from our competitors, maintain and improve our relationship with different participants in medical products related industries, or increase or even maintain our existing market share. We may lose market share. If we cannot compete effectively, our financial situation and operating results may deteriorate seriously.

Our expansion into new product categories exposes us to new challenges and more risks.

We strive to continue to expand and diversify product offerings. Expanding into new product categories involves new risks and challenges. Our lack of familiarity with new products and the lack of relevant customer data relating to these products make it more difficult for us to anticipate user demand and preferences. Furthermore, we may misjudge market demand, resulting in inventory buildup and possible inventory write-downs. We may not be able to effectively control our costs and expenses in marketing these new product categories and scenarios. We may face quality issues and experience higher return rates on new products, receive more customer complaints and have costly product liability claims, such as injury allegedly or actually caused by such products, which would harm our brand and reputation as well as our financial performance. We may need to price our new products more aggressively to penetrate new markets, and gain market share or remain competitive. It may be difficult for us to achieve profitability in the new product categories and our profit margin, if any, may be lower than we anticipate, which would adversely affect our overall profitability and results of operations.

We may incur net losses in the future.

We had incurred profits of approximately RMB15.2 million and approximately RMB 12.0 million (approximately US$1.7 million) for the years of 2024 and 2025, respectively. We cannot assure you that we will be able to generate net income or will have retained earnings in the future. We will continue to grow our business, attract customers and partners and further enhance and develop our products and services. Our efforts in new products and business development may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may not be able to maintain profitability.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

Although we believe that our current cash and cash equivalents, anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for at least 12 months following this offering, we may need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We may incur substantial debt in the future, which may adversely affect our financial condition and negatively affect our operations.

We may decide in the future to finance our business and operations through incurring debt. The incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating revenue is insufficient to repay debt obligations;

●	acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

●	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations or financial condition.

Our interim results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our interim results of operations, including the levels of our net revenues, expenses, net income (loss) and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any interim period are not necessarily an indication of future performance. Fluctuations in interim results may adversely affect the market price of our Ordinary Shares. Factors that may cause fluctuations in our interim financial results include:

●	our ability to attract new clients and retain existing clients;

●	changes in our mix of products and services and introduction of new products and services;

●	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations;

●	our decision to manage client volume growth during the period;

●	the impact of competitors or competitive products and services;

●	increases in our costs and expenses that we may incur to grow and expand our operations and to remain competitive;

●	changes in the legal or regulatory environment or proceedings, or export licensing or enforcement by government regulators, including fines, orders or consent decrees;

●	general economic, industry and market conditions; and

●	the timing of expenses related to the development or acquisition of technologies or businesses.

Despite our marketing efforts, we may not be able to promote and maintain our brands in an effective and cost-efficient way and our business and results of operations may be harmed accordingly.

We believe that developing and maintaining awareness of our brands and business effectively is critical to attracting new and retaining existing clients. Successful promotion of our brands and our ability to attract quality clients depends largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our products and services. Despite our marketing efforts, it is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brands while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our marketplace and better serve our customers. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our system and products;

●	difficulties in maintaining uniform standards, guidance, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired product line and technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced our existing products and services or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have the ability to provide different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality clauses with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

If the basic salary of certain employees fails to meet the local minimum salary standard, we may be faced with labor disputes or additional compensation costs.

The remuneration we pay to our employees in general consists of basic salary, subsidy and performance bonuses subject to different departments. In accordance with the Labor Contract Law of People’s Republic of China, if the salary paid by the employer to its employee is below the local minimum salary standard, the labor administrative authorities shall order the employer to pay the shortfall; where payment is not made within the stipulated period, the employer shall be ordered to pay compensation to the employee based on 50% to 100% of the amount payable. In principle, each province has its own local minimum standard and the local minimum salary standard is subject to change each year. Our basic salary for our employees in China has been meeting the current local minimum salary standard. However, we cannot assure you that we can adjust the employees’ basic salary in time to meet the changing minimum standard. In such cases, we may be faced with labor disputes or additional compensation, for example, in December 2024, Hongcai Huang, filed a labor dispute arbitration request with Labor Dispute Arbitration Commission (“Commission”) of Huizhong City, Guangdong Province China requesting the Commission to confirm the duration of the labor relationship with the HengCheng and its former parent company as well as a compensation in total of RMB343, 988 (approximately $47,126) as economic compensation and unpaid annual leaves and overtime wages. HengCheng believes it has full paid the salaries and benefits for Mr. Huang and there is no evidence of unpaid overtime and annual leaves. The Commission had a hearing on February 19, 2025 and has not made the verdict yet. There is no guarantee that there will not be any other similar legal or/and arbitration proceeding brought against us in the future.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including research and development, sales and marketing, manufacturing, service and financial personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled marketing, technical, and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

If we fail to retain our experienced employees who are familiar with our business, we could incur significant expenses in hiring and training their replacements, and the quality of our products and services could be damaged, resulting in a material adverse effect on our business.

We do not have any product liability and business insurance coverages

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, the Company and its subsidiaries do not carry any business interruption insurance, product liability insurance or any other business insurance policies. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, the Company and its subsidiaries may incur uninsured losses, and any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We may have exposure to greater than anticipated tax liabilities.

We are subject to enterprise income tax, value-added tax, and other taxes in each province and city in China where we have operations. Our tax structure is subject to review by various local tax authorities. The determination of our provision for income tax and other tax liabilities requires significant judgment. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information and adversely impact our reputation and results of operations.

Global cybersecurity threats can range from uncoordinated individual attempts to gain unauthorized access to our information technology (“IT”) systems to sophisticated and targeted measures known as advanced persistent threats. While we employ measures to prevent, detect, address and mitigate these threats (including access controls, data encryption, vulnerability assessments, management training, continuous monitoring of our IT networks and systems and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties) and the disruption of business operations. While no cybersecurity attack to date has had a material impact on our financial condition, results of operations or liquidity, the threat remains and the potential consequences of a material cybersecurity incident include reputational damage, litigation with third parties, diminution in the value of our investment in research, development and engineering, and increased cybersecurity protection and remediation costs, which in turn could adversely affect our competitiveness and results of operations.

We may be subject to product liability claims if the end users are harmed by the products that we sold or distributed.

Sales and distributions of medical products could expose us to serious product liability claims relating to personal injury and may require product recalls or other actions. Third parties that have suffered such injury may bring claims or legal proceedings against us as the distributor of the products. Although we would have legal recourse against the manufacturers of such products under PRC law, attempting to enforce our rights against them may be expensive, time-consuming and ultimately futile. Defective, inferior or counterfeit products or negative publicity as to personal injury caused by products sold by us may adversely affect consumer perceptions of our company or the products we sell, which could harm our reputation and brand image. In addition, we do not currently maintain any product liability insurance or third-party liability insurance coverage for the products that we sell. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by the products we sell, our services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002, (“Sarbanes-Oxley”). Our senior management lacks experience managing a publicly-traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may be unable to implement programs and policies in an effective and timely manner or that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the management and growth of our business, result in a loss of investor confidence in our financial reports and have an adverse effect on our business and stock price.

Our business depends on the continued success of our business name and reputation, and if we fail to maintain and enhance our reputation, or our reputation is adversely affected by any negative publicity concerning us, our reputation and operating results may be harmed.

We believe that our reputation and business name equity is an important competitive edge of ours and has earned us loyal customers. A good reputation is critical to maintaining and expanding our customer base. From time to time, we conduct marketing activities to enhance our brands and to guide public perception of our brand and services. In order to create and maintain our business name awareness and customer loyalty, to influence public perception and to retain existing and attract new customers, we may need to increase our marketing expenditures. We cannot assure you, however, that such marketing activities and the increased marketing expenditure may yield the effect we expect. If we do not continue to maintain and strengthen our image and grow the value of our business name and reputation, we may lose the opportunity to build a critical mass of users, and our business and operating results may be adversely affected.

Negative publicity about us and our business, shareholders, affiliates, directors, officers, other employees, business partners, users, businesses with similar names to ours without our authorization, as well as the industry in which we operate, can harm our reputation. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

●	alleged misconduct or other improper activities committed by our directors, officers and other employees, in particular with respect to employees’ unlawful actions in business executions;

●	false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers and other employees;

●	Problems and damages caused by our products;

●	complaints by our users and customers about our products;

●	security breaches of confidential customer or transaction data;

●	employment-related claims relating to alleged wrongful discharge, employment discrimination, wage and hour violations; and

●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

In addition to traditional media, there has been increasing use of social media platforms and similar media in China that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, affiliates, directors, officers and other employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

Unfavorable fluctuations in the price, availability and quality of raw materials to our suppliers could cause material production delays or materially increase the procurement cost of the products distributed by us.

The success of our overall business depends in part on our ability to timely obtain sufficient quantities of the products at commercially acceptable terms from our suppliers so that we can sell our products at reasonable speed and cost. Generally, unfavorable fluctuations in price, quality, or availability of necessary raw materials could have a negative effect on our profit margins and our ability to obtain products to sell to the market in a timely manner. If supplies of the necessary raw materials and components substantially decrease or if there are significant increases in prices of such raw materials and components, our suppliers may incur additional costs to acquire sufficient quantities of these materials in order to maintain our product offering schedules. We may have to increase the prices of our products due to the increase in our procurement cost. Any of the abovementioned factors may materially and adversely harm our business, brand image, financial condition, results of operations or reputation.

Any lack of requisite approvals, licenses or permits applicable to our business may have impact on our business, financial condition and results of operations.

In accordance with the relevant laws and regulations in jurisdictions in which we operate, we are required to maintain various approvals, licenses, permits and filings to operate our business. These approvals, licenses, permits and filings are obtained upon satisfactory compliance with, among other things, the applicable laws and regulations. If government authorities in jurisdictions where we operate require additional licenses or permits or provides more strict supervision requirements in the future, or if we have to obtain relevant licenses or permits in a short period of time, there is no guarantee that we would be able to obtain such licenses or permits or meet all the supervision requirements in a timely manner, or at all.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have effect on our business and results of operations.

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company’s results may be affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, cybersecurity, anti-monopoly, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things, and such change of rules and policies can happen quickly.

The Company’s sales, purchases and expense transactions are all in RMB, and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China, the central bank of China. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, guidance of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises guidance over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have effect on us. For example, our financial condition and results of operations may be adversely affected by government guidance over control of medicine prices, capital investments or changes in tax regulations.

Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. Furthermore, we and our China-based operating entities, as well as our investors, face uncertainty about future actions by the Chinese government that could significantly affect our financial performance and operations. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could affect our current corporate structure and business operations.

As of the date of this prospectus, there are no laws, regulations or other rules requiring our China-based operating entities to obtain permission or approvals from Chinese authorities to offer securities to foreign investors or list on U.S. exchanges other than the filing and approval requirements under the New Overseas Listing Rules, and neither we nor our China-based operating entities have received or were denied such permission. However, there is a risk that we or our China-based operating entities will not receive or be denied permission from Chinese authorities to offer our securities to foreign investors or list on U.S. exchanges in the future, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our products, our profitability and results of operations may be affected.

In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. In addition, pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could affect our business and results of operations.

In October 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, effective on July 1, 2011 and amended and became effective on December 29, 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Funds, which was amended on March 24, 2002 and March 24, 2019 and came into effect on the same day. Companies registered and operating in China are required under the Social Insurance Law and the Regulations on the Administration of Housing Funds to apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and to pay for their employee’s different social insurance, including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. We could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders may further subject us to administrative fines.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related laws and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be involved in labor-law related disputes, required to provide additional compensation to our employees and our business, financial condition and results of operations will be affected.

Our corporate structure and being based in, or having the majority of our operations in, China poses risks to investors. Uncertainties and quick change regarding the enforcement of laws and that rules and regulations in the PRC with little advance notice and the Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material and negative impact our business operations, decrease the value of the securities we are registering for sale and limit the legal protections available to you and us. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Our corporate structure and being based in, or having the majority of our operations in, China poses risks to investors. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims.

Our WFOE is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules are subject to change from time to time. Uncertainties and quick change regarding the enforcement of laws and that rules and regulations in the PRC with little advance notice and the Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material and negative impact our business operations, decrease the value of the securities we are registering for sale and limit the legal protections available to you and us. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We may rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have. Any limitation on the ability of our WFOE to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity to be paid by our wholly-owned WFOE for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our operating entities may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at their discretion. Each of our PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE.

Any limitation on the ability of WFOE to pay dividends or make other distributions to us, could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental guidance of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which may affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our WFOE.

Any loans by us to our WFOE, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to WFOE to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. We may also decide to finance WFOE by means of capital contributions. These capital contributions must be filed with the PRC Ministry of Commerce or its local counterpart. With respect to the proceeds we expect to receive from this offering, they will be a capital contribution or a loan to our subsidiaries in China. If it is a capital contribution, the PRC subsidiaries would, within 30 days from the occurrence of the change in registered capital and total investment amount, fill in and submit online a “Filing Declaration Form for Change of Foreign Investment Enterprise” and related documents, and complete filing formalities for the change through the integrated management system. In addition, we will finance the activities of our operating subsidiaries with the proceeds from this offering in RMB.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not, in any case, be used to repay RMB loans if the proceeds of such loans have not been used. Such requirements are also known as the “payment-based foreign currency settlement system” established under the SAFE Circular 142. Violations of SAFE Circular 142 could result in severe monetary or other penalties. Furthermore, SAFE promulgated a circular on November 19, 2010, or Circular No. 59 and another supplemental circular on July 18, 2011, known as Circular No. 88, which tightens the examination on the authenticity of settlement of net proceeds from an offering and requires that the settlement of net proceeds shall be in accordance with the description in its prospectus.

On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or the SAFE Notice 13, which became effective on June 1, 2015. Pursuant to SAFE Notice 13, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations, or Foreign Direct Investment (“FDI”) registration, from qualified banks. The qualified banks, under the supervision of SAFE, will directly examine applications and manage registrations. For any entity that fails to comply with the FDI registration requirements of the SAFE Notice 13, the SAFE would conduct business guidance over the capital account information system of such entity, and banks would not carry out foreign exchange businesses under the capital account for such entity. After the non-compliant entity submitting the satisfied information and reasons to the SAFE as required, the SAFE would cancel business guidance. But the entity violating foreign exchange regulations would be subject to administrative punishment according to the SAFE Notice 13.

On March 30, 2015, SAFE issued the Circular on the Reform of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises (“SAFE Circular 19”), which became effective on June 1, 2015, and which abolished the application of SAFE Circular 142, Notice 13 and Circular No. 88 when it becomes effective. Pursuant to SAFE Circular 19, foreign-invested enterprises may either continue to follow the payment-based foreign currency settlement system or elect to follow the “conversion-at-will” of the foreign currency settlement system. Where a foreign-invested enterprise follows the conversion-at-will of the foreign currency settlement system, it may convert any or 100% amount of the foreign currency in its capital account into RMB at any time. The converted RMB will be kept in a designated account known as “Settled but Pending Payment Account,” and if the foreign-invested enterprise needs to make further payment from such designated account, it still needs to provide supporting documents and go through the review process with its bank. In addition, foreign-invested enterprises shall not use its capital and RMB obtained from foreign exchange settlement for purposes within the following negative list: (a) directly or indirectly for expenditures outside of its business scope or expenditures prohibited by national laws and regulations; (b) directly or indirectly for investment in securities, except as otherwise prescribed by applicable laws and regulations; (c) directly or indirectly for the disbursing RMB entrusted loans (other than as permitted in its business scope); (d) for repayment of inter-corporate borrowings (including money advanced by third parties) and the repayment of certain RMB bank loans that have been sub-lent to third parties; and (e) for the expenditures related to the purchase of real estate which is not for self-use, unless it is a foreign-invested real estate enterprise. On October 23, 2019, the SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering and the concurrent private placements to our Mainland PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 142 or SAFE Circular 19, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our WFOE or with respect to future capital contributions by us to our WFOE. As of the date of this prospectus, HengRong or WFOE has completed the process of the FDI registration. However, we cannot assure you WFOE will continuously comply with all requirements under FDI registration. Failure of WFOE’s FDI registration in the future may result in restrictions on the settlement of the foreign exchange of WFOE, and our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected.

We may not be able to obtain certain treaty benefits on dividends paid by our WFOE to us through our Hong Kong subsidiary.

Under the Enterprise Income Tax Law, dividends generated from retained earnings after January 1, 2008 from a PRC company to a foreign parent company are subject to a withholding tax rate of 10% unless the foreign parent’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, or the Hong Kong Tax Treaty, which became effective on December 8, 2006, as amended and the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the Circular 81, issued by the SAT in February 2009, a company incorporated in Hong Kong, such as HengHong HK, will be subject to withholding income tax at a rate of 5% on dividends it receives from its WFOE if it holds a 25% or more interest in that particular WFOE, or 10% if it holds less than a 25% interest in that subsidiary. However, based on the Circular 81, if the relevant PRC tax authority determines, in its discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authority may adjust the preferential tax treatment. On October 27, 2009, the SAT promulgated a tax notice or Circular 601, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance, and a beneficial ownership analysis will be used based on a “substance-over-the-form” principle to determine whether or not to grant tax treaty benefits. On June 29, 2012, the SAT further issued the Announcement of the State Administration of Taxation regarding Recognition of “Beneficial Owner” under Tax Treaties, or Announcement 30, which provides that a comprehensive analysis should be made when determining the beneficial owner status based on various factors that are supported by various types of documents including the Memorandum and Articles of Association of the Company, financial statements, records of cash movements, board meeting minutes, board resolutions, staffing and materials, relevant expenditures, functions and risk assumption as well as relevant contracts, patent and copyright certificates and other information. Furthermore, in October 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treaty Treatments, or Circular 35, which became effective on January 1, 2020. The Circular 35 abolished the record-filing procedure for justifying the tax treaty eligibility of taxpayers, and stipulates that non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism. Non-resident taxpayers can claim tax treaty benefits after self-assessment; provided that relevant supporting documents shall be collected and retained for post-filing inspection by the tax authorities. In addition, based on the Notice on Issues concerning Beneficial Owner in Tax Treaties, or Circular 9, issued on February 3, 2018, by the SAT, which became effective from April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of the applicant’s income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. As a result, although our WFOE is wholly owned by HengHong HK, we cannot assure you that we would be entitled to the tax treaty benefits and enjoy the favorable 5% rate applicable under the Hong Kong Tax Treaty on dividends payable by WFOE. If HengHong HK cannot be recognized as the beneficial owner of the dividends to be paid by our WFOE to us, such dividends will be subject to a normal withholding tax of 10% as provided by the Enterprise Income Tax Law.

Litigation and negative publicity surrounding China-based companies listed in the U.S. may result in increased regulatory scrutiny of us and negatively impact the trading price of our Ordinary Shares and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the U.S. have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of management resources and energy, potential costs to defend ourselves against rumours, decreases and volatility in the trading price of our Ordinary Shares, and increased directors and officers insurance premiums and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties. The related party transactions were made or entered into on bona fide terms in the best interests of the Company and not with the effect of constituting a fraud on the minority shareholders.

Transactions with related parties present potential for conflicts of interest, as the interests of related party may not align with the interests of our shareholders. Although we believe these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in an arms-length transaction. We may also engage in transactions with related parties in the future. Conflicts of interests arise when we transact business with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in change in our operations, hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Ordinary Shares to decline or be worthless.

The Chinese government has exercised and continues to exercise substantial guidance over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our business is subject to various government and regulatory interferences. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry, which could result in change in our operation and the value of our Ordinary Shares.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council of the PRC (the “State Council”) jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”) promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

On February 17, 2023, the CSRC released Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, five supporting guidelines, as well as Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises, which came into effect on March 31, 2023. According to the Administrative Measures and the Notice, overseas offering and listing refers to overseas offerings by domestic companies of equity shares, depository receipts, convertible corporate bonds, or other equity-like securities, and overseas listing of the securities for trading. Overseas offering and listing, which is specifically divided into direct overseas offerings and listing and indirect overseas offerings and listing, shall be filed in accordance with the Administrative Measures. According to the Notice, domestic companies that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Administrative Measures can reasonably arrange the timing of filing applications and should complete the filing before the overseas issuance and listing. Our submission of a listing application will fall into the scope of overseas offering and listing provisions in the Administrative Measures. After the effectiveness of the Administrative Measures, we will be required to file with the CSRC in accordance with the Administrative Measures and complete the filing before the overseas issuance and listing. As of the date of this prospectus, we have not submitted but will submit a report, other required materials, and additional materials as requested by the CSRC in connection with the CSRC filing. However, if our filing procedures were not completed according to the Administrative Measures or if our filing materials contain false records, misleading statements or material omissions, the CSRC may order rectify such non-compliance, issue a warning, and impose a fine of not less than RMB1 million and not more than RMB10 million. Unless we complete the filing procedures from the CSRC, we will not proceed with our initial public offering. We filed this offering with CSRC on December 30, 2024, responded to comments from CSRC in May 2025 and are waiting for further feedback from the CSRC. We cannot assure you that the PRC government will publish any further clarifications or detailed rules and regulations on overseas listing, or as to how such rules and regulations will be interpreted or implemented, and we cannot assure you that the PRC regulatory agencies will not adopt any new laws, regulations, rules, or detailed implementation and interpretation. These risks could completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, jointly with other relevant governmental authorities, issued the Confidentiality and Archives Management Provisions, which became effective on March 31, 2023. These provisions expanded the applicable scope of the regulation to indirect overseas offerings and listings by companies based in Mainland China and emphasized the confidentiality and archive management duties of such companies during the process of overseas offerings and listings.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”) and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures which became effective on February 15, 2022, and replaced the original Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to the Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. As of the date of this prospectus, we have not received any notice from or been informed by any PRC government agency that we are considered as a CIIO, and we possess personal information of less than one million users. Further, we have not been involved in any cybersecurity-related investigation initiated by the CAC or any other PRC government authority. We have not received any cybersecurity-related warning or sanction from the PRC government authorities, or any notice from relevant authorities requesting us to file for the cybersecurity review. Therefore, based on our understanding of the current PRC laws and regulations, as advised by AllBright Law Office, our PRC Counsel, we are of the view that we are unlikely to be subject to such cybersecurity review arising from our offerings and listing our securities on a U.S. stock exchange. We have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering. In addition, our HK subsidiary is a holding company and has no actual business and it does not collect and store any data from our clients. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, the laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). We do not currently expect the Cybersecurity Review Measures, the PRC Personal Information Protection Law, the PRC Data Security Law or anti-monopoly regulations of PRC will be applicable to our HK subsidiary or have impact on the Company’s ability to conduct its business, accept foreign investment or list on a U.S./foreign exchange. However, since these statements and regulatory actions are new, it is highly uncertain whether or when the legislative or administrative regulation-making bodies, including mainland or HK governmental authorities, will enact new laws or regulations and what existing laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such new or modified laws and regulations will have on our business operations, our ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations and whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our HK subsidiary in Hong Kong. In the event of a failure to comply, we may become subject to fines and other penalties that may have a material adverse effect on our business, operations, and financial condition and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and guidance over offerings that are conducted overseas, although we are currently not required to obtain permission from any of the PRC federal or local government and has not received any denial to list on the U.S. exchange, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are incorporated in the Cayman Islands and conduct our operations primarily in China. All of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, the majority of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in China. A potential consequence is that our ordinary shares may be delisted by the exchange. The delisting of our ordinary shares, or the threat of our ordinary shares being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in securities of any registrant on a national securities exchange or in the over-the-counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate the registrant’s auditor for three consecutive years beginning in 2021, and, as a result, an exchange may determine to delist the securities of such registrant. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted if our auditor is unable to meet the PCAOB inspection requirement. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

On November 5, 2021, the SEC adopted the PCAOB rule to implement HFCA Act, which provides a framework for the PCAOB to determine whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (the “Commission-Identified Issuers”). A Commission-Identified Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022.

On December 16, 2021, the PCAOB issued its determinations (the “Determination”) that they are unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong. The Determination includes lists of public accounting firms headquartered in mainland China and Hong Kong that the PCAOB is unable to inspect or investigate completely.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong.  On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

The enactment of the HFCA Act and related regulations and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could cause investors uncertainty for affected issuers and the market price of our ordinary shares could be adversely affected, and we could be delisted if our auditor is unable to meet the PCAOB inspection requirement.

The lack of access to PCAOB inspections prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China and Hong Kong makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures and quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections.

Our auditor, HTL International, LLC, an independent registered public accounting firm that is headquartered in the United States, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts inspections to assess its compliance with the applicable professional standards. Our auditor is not included in the PCAOB Determinations. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. If it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction or any other reasons, the lack of inspection could cause the trading in our securities to be prohibited under the Holding Foreign Companies Accountable Act, and as a result Nasdaq may delist our securities. If our securities are unable to be listed on another securities exchange, such a delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares. Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect the listing and trading our ordinary shares on Nasdaq, which could materially impair the market for and market price of our securities.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund, completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and RMB internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

Our revenue and costs are denominated in RMB. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of RMB may materially and adversely affect our results of operations and financial position reported in RMB when translated into U.S. dollars, and the value of, and any dividends payable in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have effect on the U.S. dollar amount.

Governmental control of guidance conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes guidance on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive principally all of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands will rely on dividend payments from our WFOE to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our business. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. As of the date of this prospectus, our Mainland PRC subsidiaries did not make adequate contributions to various employee benefit plans for their employees. With respect to the underpaid employee benefits, the PRC subsidiaries may be required to make up the contributions for these plans as well as to pay late fees and fines. For example, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue. If there is a failure to pay the full amount of housing provident fund as required, the housing provident fund management center may require payment of the outstanding amount within a prescribed period. If the payment is not made within such time limit, an application may be made to the PRC courts for compulsory enforcement. If we fail to make adequate payments in the future, we may be required to make up the contributions for these plans. In an extreme situation, where we failed to contribute social security premiums in full amount and do not a provide guarantee, the social security premiums collection agency may apply to a Chinese court for seizure, foreclosure or auction of our properties of value equivalent to the amount of social security premiums payable, and the proceeds from auction shall be used for contribution of social security premiums.

As of the date of this prospectus, we have not received any notice from the local authorities or court or any claim or request from these employees in this regard. If we are subject to deposit, seizure, foreclosure or auction in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. We cannot assure you that these employees will not complain to the relevant authorities regarding the basis of how our Mainland PRC subsidiaries had made the contribution for them, which may in turn result in the relevant authorities ordering our Mainland PRC subsidiaries to make supplemental contribution and/or imposing late fees or fines on our Mainland PRC subsidiaries, among other things. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The filing with the China Securities Regulatory Commission (“CSRC”) is required in connection with this offering under New Overseas Listing Rules, we cannot assure you that we will be able to receive approval from the CSRC for this offering. The approval, filing, and/or other administration requirements of the CSRC or other PRC governmental authorities may be required in connection with our future securities offerings under PRC law, and, if required, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file with the CSRC for such offerings.

On February 17, 2023, the CSRC released the New Overseas Listing Rules with five interpretive guidelines, which took effect on December 31, 2022. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as: a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. Pursuant to the New Overseas Listing Rules, domestic companies that seek initial public offering or listing securities overseas, both directly and indirectly, shall file with the CSRC within three working days after the submission of overseas offering/listing application. Furthermore, upon the occurrence of any of the material events specified below after an issuer has completed its offering and listed its securities on an overseas stock exchange, the issuer shall submit a report thereof to the CSRC within three working days after the occurrence and public disclosure of the event: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The New Overseas Listing Rules stipulate the legal consequences to the companies for breaches, including failure to fulfil filing obligations or filing documents having false statement or misleading information or material omissions, which may result in a fine ranging from RMB 1 million to RMB 10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market. We are subject to the relevant filing procedures of the CSRC in connection with our overseas offerings under the New Overseas Listing Rules, including the public offering pursuant to this registration statement. We filed this offering with CSRC on December 30, 2024, responded to comments from CSRC in May 2025 and are waiting for further feedback from the CSRC. Given the current PRC regulatory environment, it is uncertain when and whether we and our PRC subsidiaries will receive any further comments from CSRC on our filing or may be required to obtain other permissions or approvals from the PRC government to list on U.S. exchanges in the future, and even if and when such permissions or approvals are obtained, whether they will be denied or rescinded. If we or any of our PRC subsidiaries do not receive or maintain such permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless.

The M&A Rules and certain other PRC regulations establish detailed procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and detailed, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise and obtain. The M&A Rules require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Moreover, the Anti-Monopoly Law requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

We believe the CSRC’s approval under the M&A Rules is not required for this offering (including the offering of ordinary shares to U.S. investors) and the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that: (i) CSRC has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules. (ii) The CSRC already promulgated the New Overseas Listing Rules, which came into effect on March 31, 2023. The New Overseas Listing Rules will apply to overseas securities offerings and/or listings conducted by companies incorporated overseas which are normally treated as overseas special purpose vehicles with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies; and our company was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules. However, if CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC governmental authorities.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We are subject to a variety of laws and obligations regarding data security, cybersecurity, privacy and personal information protection, and any failure to comply with applicable laws and obligations could have effect on our business, financial condition, results of operations, our listing and the offering.

Our operations are located and conducted in China. As such we are subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These PRC laws apply not only to third-party transactions, but also to transfers of information between us, WFOE and its subsidiaries, and other parties with which we have commercial relations. These laws continue to develop, and the relevant PRC regulatory authorities may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the Cybersecurity Law of the PRC, which was promulgated by the SCNPC on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Pursuant to the Cybersecurity Review Measures (the “Cybersecurity Review Measures (2021)”), which was promulgated by the CAC and other relevant PRC governmental authorities on December 28, 2021 and took effect on February 15, 2022, replacing the original Cybersecurity Review Measures promulgated on April 13, 2020, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to the cybersecurity review. In addition, a network platform operator holding more than one million users’ personal information must go through the cybersecurity review if it seeks to list abroad.

Pursuant to the PRC Data Security Law, which was promulgated by the SCNPC on June 10, 2021 and took effect on September 1, 2021, data collection shall be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security, which puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. If our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits.

On August 20, 2021, the SCNPC approved the Personal Information Protection Law, which became effective on November 1, 2021. The Personal Information Protection Law regulates the processing of personal information, including the collection, storage, use, processing, transmission, provision, disclosure, deletion, etc. Companies in violation of the Personal Information Protection Law may be subject to warnings and admonishments, forced corrections, confiscation of corresponding income, suspension of related services, and fines. We had not collected identifiable or sensitive personal information of individual end-users, such as ID card numbers and real names. However, in the event we inadvertently access or become exposed to customers’ personal identifiable or sensitive information, then we may face heightened exposure to the Personal Information Protection Law.

On February 24, 2023, the CSRC, the MOF, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Confidentiality and Archives Administration Provisions, which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, overseas listed PRC domestic enterprises, as well as those to be listed, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals.

Although we have taken measures to comply with all applicable laws and regulations on privacy, data security, cybersecurity and data protection, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. Any failure to comply with these applicable laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities, which could affect our business, financial condition, results of operations and the value of our Ordinary Shares.

PRC regulations relating to offshore investment activities by PRC residents may limit our WFOE’s ability to increase its registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014, which requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. Thereafter, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015, which amends SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

If our shareholders who are PRC residents or entities do not complete their registration as required, our WFOE may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our WFOE.

Our major shareholders who are PRC residents have completed the registration process required under SAFE Circular 37. However, we cannot provide assurance of successful registration. Also, we may not be informed of the identities of all the PRC residents holding direct or indirect interests in our Company, and we cannot provide any assurance that these PRC residents will comply with our request to make or obtain any applicable registrations or continuously comply with all requirements under SAFE Circular 37 or other related rules. Failure or inability of the relevant shareholders and entities to comply with the registration procedures set forth in these regulations may subject us to fines and legal sanctions, such as restrictions on our cross-border investment activities, limitations on our ability to contribute additional capital to our WFOE and WFOE’s ability to distribute dividends and the proceeds from any reduction in capital, share transfer or liquidation to us. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. As a result, our business operations and our ability to distribute profits to you could be affected.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the WFOE of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year will be subject to these regulations when our Company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our WFOE and limit our WFOE’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation—People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our Ordinary Shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares.

In addition to the uncertainty as to the application of the “resident enterprise” classification, we cannot assure you that the PRC government will not amend or revise the taxation laws, rules and regulations to impose stricter tax requirements or higher tax rates. Any of such changes could affect our financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. In addition, a substantial amount of our assets are located in the PRC and all of our senior executive officers, including our chairman of the board of directors and all of our directors, reside within the PRC. As a result, it may be difficult for you to effect service of process upon us or those persons inside China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the PRC courts would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Mainland PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between Mainland China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Mainland China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a Mainland PRC court would enforce a judgment rendered by a court in the United States.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, the Company may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While the Company will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide products or services to us or with whom we associate, especially those entities located in China. Furthermore, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by the Company and its affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company’s equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfers of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the SAT promulgated the Bulletin of SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“Bulletin 37”), which became effective on December 1, 2017, and Circular 698 was then replaced effective December 1, 2017. Bulletin 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 7 and Bulletin 37, and may be required to expend valuable resources to comply with Circular 59, Circular 7 and Bulletin 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 7 and Bulletin 37 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 7 and Bulletin 37, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

In addition, in accordance with the Individual Income Tax Law promulgated by the Standing Committee of NPC, later amended on August 31, 2018 and effective January 1, 2019, where an individual carries out other arrangements without reasonable business purpose and obtains improper tax gains, the tax authorities shall have the right to make tax adjustments based on a reasonable method, and levy additional tax and collect interest if there is a need to levy additional tax after making tax adjustments. As a result, our beneficial owners, who are PRC residents, may be deemed to have carried out other arrangements without reasonable business purpose and obtained improper tax gains for such indirect transfer, and thus be levied tax.

Risk of potential impact on our business and operations in China due to tax compliance issues in equity transfers of our PRC subsidiaries.

Several of our PRC subsidiaries have undergone multiple equity transfers in the past. According to the Individual Income Tax Law of the People’s Republic of China (IIT Law, 2018 Amendment), where an individual undergoes modification registration for transfer of equities, the registration authority of the market participant shall verify the payment receipt of individual income tax related to the equity transaction. Since we have successfully completed the modification registration processes, taxes related to the previous equity transfers have been duly paid. However, as of the date of this prospectus, we are unable to provide tax certificates for all individual transferors involved in these transactions.

This lack of documentation could expose the company to potential risks, including tax investigations or penalties imposed by the tax authorities. If the tax authorities determine that the transferors did not fully comply with their tax obligations, our PRC subsidiaries or the company may be held liable for any unpaid taxes, penalties, or interest, which could have effect on our financial condition and results of operations. Additionally, the absence of such certificates may lead to further scrutiny by tax authorities, which could result in delays or additional costs in completing future transactions involving equity transfers.

We may not be able to use certain of our leased properties due to failure to comply with PRC laws and regulations on leased property, which may expose us to potential fines and affect our ability to use the properties we lease.

Pursuant to the Administrative Measures for Commodity Housing Leasing, parties to a lease agreement are required to file the lease agreements for registration and obtain property leasing filing certificates for their leases. Our leasehold interests in leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities. As of the date of this prospectus, we believe that failure to complete the lease registration will not affect the legal effectiveness of our lease agreements according to PRC law, but the real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time, and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each of such lease agreements. There can be no assurance that legal disputes or conflicts concerning such leases and tenancies will not arise in the future.

As of the date of this prospectus, our PRC subsidiaries have one lease and have not completed filings for the lease agreement. As of the date of this prospectus, we are not aware of any actions, claims or investigations threatened against us with respect to the defects in our leasehold interests. However, if any of our leases is terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices, warehouse and stores and incur additional expenses relating to such relocation. Any dispute or claim in relation to the titles of the properties that our PRC Subsidiaries occupy, including any litigation involving allegations of illegal or unauthorized use of these properties, could require us to relocate the business operations occupying these properties.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our Ordinary Shares prior to this offering, and if an active trading market does not develop you may not be able to resell our shares at or above the price you paid, or at all.

Prior to this public offering, there has been no public market for our Ordinary Shares. We will apply to have our Ordinary Shares listed on NASDAQ.  If an active trading market for our Ordinary Shares does not develop after this offering, the market price and liquidity of our Ordinary Shares will be materially adversely affected. The public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriters and may bear little or no relationship to the market price for our Ordinary Shares after the public offering. You may not be able to sell any Ordinary Shares that you purchase in the offering at or above the public offering price.  Accordingly, investors should be prepared to face a complete loss of their investment.

Our Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our Ordinary Shares begin trading on NASDAQ, our Ordinary Shares may be “thinly-traded”, meaning that the number of persons interested in purchasing our Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the share price. A broad or active public trading market for our Ordinary Shares may not develop or be sustained.

Our Chairman Mr. Weixiong Tan will be able to control and exert significant influence over our company following this offering, and his interest may be different from or conflict with that of the other holders of our Ordinary Shares.

Our Chairman of the board of directors, Mr. Weixiong Tan will control more than 50% of the voting power of our Company after the offering. As a major shareholder of the Company, Mr. Tan is and will continue to be able to exert a significant degree of influence or actual control over the elections of our directors, other management and affairs and control matters requiring an approval from a majority of shareholders, including the merger, consolidation or sale of all or substantially all of our assets, and any other significant transaction. Mr. Tan’s interest might not always be aligned with the interests of our other shareholders.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

Any trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price for our Ordinary Shares may be volatile.

The trading price of our Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Ordinary Shares, regardless of our actual operating performance.

The market price for our Ordinary Shares may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	conditions in distributors of traditional Chinese medical and health products related markets in China;

●	our capability to catch up with the technology development and innovations in the industry;

●	changes in the economic performance or market valuations of other medical products distribution companies;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	Outbreak of COVID-19 or other pandemic in China or worldwide;

●	fluctuations of exchange rates between RMB and the U.S. dollar; and

●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our Ordinary Shares.

Because our initial public offering price is substantially higher than our pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid by existing shareholders for their Ordinary Shares on a per Ordinary Share basis. As a result, you will experience immediate and substantial dilution of $5.26 per Ordinary Share, representing the difference between (i) our as adjusted net tangible book value per Ordinary Share of $1.24 as of December 31, 2025, after giving effect to this offering, and (ii) the assumed initial public offering price per share of $6.50 per Ordinary Share, the mid-point of the estimated public offering price range shown on the cover page of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our Ordinary Shares will be diluted upon the completion of this offering.

Volatility in our Ordinary Share price may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

In order to raise sufficient funds to enhance operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current shareholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of Ordinary Shares outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our Ordinary Shares. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in our operations and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from WFOE. WFOE may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency, and other regulatory restrictions.

You may face difficulties in protecting your interests as a shareholder, as the Cayman Islands law provides substantially less protection when compared to the laws of the United States and it may be difficult for a shareholder of ours to effect service of process or to enforce judgements obtained in the United States courts.

Our corporate affairs are governed by our Memorandum and Articles of Association and by the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, decisions of whose courts are persuasive authority. but are not binding on the courts of the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts.

Currently, all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	our principal shareholders are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and our officers and directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to file reports on Form 6-K as a foreign private issuer. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.  As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Because we are a foreign private issuer and are exempt from certain NASDAQ corporate governance standards applicable to U.S. issuers, you may have less protection than you would have if we were a domestic issuer.

The Nasdaq Listing Rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to follow home country practice in lieu of the above requirements. The Company currently intends to follow the requirements of the Nasdaq Listing Rules without relying on the exemption provided for foreign private issuers under Marketplace Rule 5615(a)(3). However, we may choose to rely on such exemption to follow certain corporate governance practices of our home country practice in the future. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. In addition, the Nasdaq Listing Rules also requires U.S. domestic issuers to have a compensation committee of at least two members and each committee member must be an independent director. We, as a foreign private issuer, are not subject to such requirement. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans for certain ordinary share issuances. We intend to comply with the requirements of the Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under the Nasdaq Listing Rules with respect to certain corporate governance standards in the future which may afford less protection to investors.

Although as a foreign private issuer we are exempt from certain corporate governance standards applicable to U.S. domestic issuers, if we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We are seeking to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Shares is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an “emerging growth company” under applicable law, we will be subject to reduced disclosure requirements. Such reduced disclosures may make our Ordinary Shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  Because of these reduced regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a result, we may rely on exemptions from certain corporate governance requirements and holders of our Ordinary Shares may not have the same protections generally available to shareholders of other companies listed on stock exchanges in the United States.

Because more than 50% of the voting power for the election of our directors will be controlled by our chairman of the board of directors, Mr. Weixiong Tan following the completion of this offering, we will be a “controlled company” as defined under Rule 5615(c)(1) of the Nasdaq Listing Rules. Mr. Tan will be able to control all matters requiring shareholder approval. As a “controlled company”, we qualify for, exemptions from several of Nasdaq’s corporate governance requirements, including requirements that:

●	a majority of the board of directors consist of independent directors;

●	compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

●	director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

We currently do not intend to rely on the corporate governance exemptions available to “controlled companies”, however, we may choose to rely on such exemptions in the future. Accordingly, to the extent that we may choose to rely on one or more of these exemptions, our shareholders would not be afforded the same protections generally as shareholders of other Nasdaq-listed companies as long as Mr. Weixiong Tan controls more than 50% of the voting power of our Company and our board determines to rely upon one or more of such exemptions.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, at least 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

Our board of directors may refuse or delay the registration of the transfer of Ordinary Shares in certain circumstances.

Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which our Ordinary Shares are listed or traded from time to time, our board of directors may resolve to refuse or delay the registration of the transfer of our Ordinary Shares. Where our directors do so, they must specify the reason(s) for this refusal or delay in a resolution of the board of directors. Our directors may also refuse or delay the registration of any transfer of Ordinary Shares if the transferor has failed to pay an amount due in respect to those Ordinary Shares. If our directors refuse to register a transfer, they shall, as soon as reasonably practicable, send the transferor and the transferee a notice of the refusal or delay in the approved form.

This, however, will not affect market transactions of the Ordinary Shares purchased by investors in the public offering. Where the Ordinary Shares are listed on a stock exchange, the Ordinary Shares may be transferred without the need for a written instrument of transfer, if the transfer is carried out in accordance with the rules of the stock exchange and other requirements applicable to the Ordinary Shares listed on the stock exchange.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.  An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We will incur additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our Company and, as a result, the value of our Ordinary Shares.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

Upon completion of this offering, we will become a public company in the United States subject to Section 404 of the Sarbanes-Oxley Act of 2002 which requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2027. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, and if the value of our non-affiliated float of our common stock exceeds certain amounts, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation, testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Ordinary Shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 unrestricted round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) and at least 50% of the minimum required number of round lot holders must each hold unrestricted shares with a minimum market value of $2,500 in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

Nasdaq’s enhanced listing standards for companies principally operating in China may restrict or delay our ability to list on the Nasdaq Capital Market.

On May 14, 2026, the U.S. Securities and Exchange Commission approved Nasdaq’s proposed rule change to its initial listing standards, which will require companies primarily operating in China, including Hong Kong and Macau, to raise at least $25 million in IPO proceeds to qualify for listing on Nasdaq.

We have substantial operations in China, and Nasdaq will determine that we are a company “principally operating in China.” Therefore, we will be required to satisfy the $25 million minimum IPO proceeds threshold (and any related China-specific initial listing conditions) in order to list our ordinary shares on Nasdaq. There can be no assurance that we would be able to raise at least $25 million in our offering on terms acceptable to us, or at all. Failure to meet the new threshold could prevent us from listing on the Nasdaq Capital Market, require us to pursue a different listing venue, or delay our planned listing until we could satisfy the enhanced criteria. Any such limitation, delay, or alternative listing could reduce the liquidity of our securities, limit our access to the U.S. capital markets, increase our cost of capital, and materially and adversely affect the market price of our securities and our business, financial condition, and results of operations.

In addition, Nasdaq’s new rule reflects heightened regulatory focus on the trading risks and volatility associated with smaller China-based listings. Although we believe we can meet the enhanced initial listing standards, increased regulatory scrutiny or evolving listing policies applicable to China-based issuers could result in additional compliance burdens, reduce investor demand for our securities, or increase the risk that Nasdaq would impose further conditions on our listing in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial conditions and results of operations;

●	the expected growth of the medical and health products marketplace in China;

●	fluctuations in interest rates;

●	our expectations as to increase of customers and users of our products;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with suppliers and logistic companies;

●	competition in our industry;

●	relevant government policies and regulations relating to our products and industry; and

●	impact of COVID-19 on our business and financial conditions.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the medical and health products markets results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

Based upon an initial public offering price of $6.50 per Ordinary Share, the mid-point of the estimated public offering price range shown on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, underwriter non-accountable expense allowance, and the estimated offering expenses payable by us, of $28,561,051 if the Underwriter does not exercise its over-allotment option, and $33,046,051 if the Underwriter exercises its over-allotment  option in full.

We plan to use the net proceeds of this issue as follows: (1) Approximately 45% for strategic acquisitions and investments in GMP-certified pharmaceutical manufacturing assets, including pharmaceutical production facilities, finished dosage form and API manufacturing capabilities, although we currently don’t have any targeted companies yet and will seek such targets after the completion of public offering; (2) Approximately 25% for the expansion of our national pharmaceutical distribution network and international market development; and (3) the remaining funds will be used for the Company’s working capital and daily operating purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to our Ordinary Shares and this Offering and —You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our Ordinary Shares.”

In utilizing the proceeds of this issue, according to Chinese laws and regulations, we can only provide funds to our Chinese subsidiaries through loans or investment. On the premise of meeting the applicable requirements for government registration and approval, we can provide inter-company loans to our Chinese subsidiary within the statutory limit or provide additional capital contributions to our Chinese subsidiaries to finance their capital expenditure or working capital. We cannot assure you that if we do, we will be able to obtain the government registration or approval in time. See “Risk Factors - Risks Related to Doing Business in China - PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business.”

We plan to use approximately $[     ] million out of the proceeds to pay the costs and expenses associated with being a public company. This portion of the offering proceeds will be immediately available to us following the closing of the offering as it will not be remitted to China.

Approximately $[       ] million of the proceeds will be immediately remitted to China following the completion of this Offering to fund the registered capital of the WFOE. Under PRC laws and regulations, as an offshore holding company we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to our Mainland PRC subsidiaries. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may extend inter-company loans or make additional capital contributions to our Mainland PRC subsidiaries to fund their capital expenditures or working capital requirements.

Any capital contributions we make to our Mainland PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the MOFCOM or its local counterparts. We are then required to complete a foreign exchange registration change at qualified banks. There is no upper limit as to the registered capital of our Mainland PRC subsidiaries under Mainland PRC laws and regulations, and we may contribute to our Mainland PRC subsidiaries through capital contributions as long as the amount contributed stays within the capital registered. Any loans to our Mainland PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the SAFE or its local counterparts. We plan to contribute proceeds from this offering and any future financings to our Mainland PRC subsidiaries through capital contributions.

For an increase of registered capital of our WFOE, we need to file with MOFCOM or its local counterparts. If we provide funding to our WFOE through loans, the total amount of such loans may not exceed the amount that equals to 2.5 times of the shareholders equity of the borrower. Such loans must be registered with SAFE or its local branches, which usually takes up to 20 working days to complete. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Other than the dividends already been paid by HengCheng to GDHC, the former 100% shareholder of HengCheng, for profits earned by HengCheng before the completion of the Reorganization, we intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our WFOE.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to HengHong HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiaries in the PRC are required to set aside at least 10% of their respective after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their respective registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in complying with the administrative requirements necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiary are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. HengHong HK may be considered a non-resident enterprise for tax purposes, so that any dividends our WFOE pays to HengHong HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made by our operating subsidiaries, and the distribution of such payments to HengHong Technology from HengHong HK as dividends from WFOE. If our operating subsidiaries in China incur debt in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement and other applicable PRC laws, the 10% withholding tax rate may be lowered to 5% if the recipient of the relevant dividends qualifies certain necessary requirements, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. The 5% withholding tax rate, however, does not automatically apply and in general, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by our WFOE to its immediate holding company, HengHong HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HengHong HK intends to apply for the tax resident certificate if and when WFOE plans to declare and pay dividends to HengHong HK. See “Risk Factors—Risks Relating to Doing Business in China— We rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to make payments to us could have a material adverse effect on our ability to conduct our business.”

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma as adjusted basis to reflect the issuance and sale of the 5,000,000 Ordinary Shares by us in this offering at the assumed initial public offering price of $6.50 per share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2025 Adjusted
	Actual	Actual	Adjusted
	RMB	US$	US$
Shareholders’ equity
Ordinary shares (par value of US$0.00005 per share; 900,000,000* shares authorized, 20,000,000* issued and outstanding on an actual basis and 25,000,000* shares issued and outstanding on an adjusted basis (assuming 5,000,000 shares to be issued in this offering))	7,199	1,000	1,250
Additional paid-in capital	-	-	28,560,801
Share subscription receivable	(7,199)	(1,000)	(1,000)
Statutory reserves	5,133,194	734,037	734,037
Retained earnings	12,630,969	1,806,207	1,806,207
Total shareholders’ equity	17,764,163	2,540,244	31,101,295
Bank borrowings	23,035,400	3,294,018	3,294,018
Total Capitalization	40,799,563	5,834,262	34,395,313

*	Shares and per share data are retroactively restated for effect of reorganization completed on September 30, 2024 and the 2-for-1 forward share split effected in June 2026.

If the Underwriter’s over-allotment option to purchase additional shares from us was exercised in full, pro forma (i) Ordinary Shares would be 25,750,000 shares, (ii) additional paid-in capital would be $33,045,763 (iii) total shareholders’ equity would be $35,586,295 and (iv) total capitalization would be $38,880,313.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of December 31, 2025, was RMB11,733,268 ($1,677,837), or $0.08 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and offering costs. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us.

Dilution to New Investors if the Offering Amount is Sold without Exercise of the Over-allotment Option

After giving effect to our sale of 5,000,000 Ordinary Shares offered in this offering based on the assumed initial public offering price of $6.50 per Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deduction of the underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2025, would have been $31,101,295, or $1.24 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $1.11 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $5.26 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates this per share dilution:

No Exercise of Over- Allotment Option
Assumed Initial public offering price per Ordinary Share	$6.50
Net tangible book value per Ordinary Share as of December 31, 2025	0.08
Increase in net tangible book value per Ordinary Share attributable to payments by new investors	1.13
Pro forma net tangible book value per Ordinary Share immediately after this offering	1.21
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$5.29

A $1.00 increase (decrease) in the assumed public offering price of $6.50 per Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by $5 million, the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by $0.18 per Ordinary Share, and the dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this offering by Ordinary Shares $0.82 per Ordinary Share, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses.

The following table sets forth, on an as adjusted basis as of December 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share paid before deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses.

	Ordinary Shares purchased			Total consideration			Average price per Ordinary
Over-allotment option not exercised	Number	Percent		Amount	Percent		Share
($ in thousands)
Existing shareholders			%	$		%	$
New investors
Total

Dilution to New Investors if the Offering Amount is Sold with Full Exercise of the Over-allotment Option

After giving effect to our sale of 5,750,000 Ordinary Shares offered in this offering based on the assumed initial public offering price of $6.50 per Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deduction of the underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2025, would have been $34,723,437, or $1.35 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $1.27 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $5.15 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates this per share dilution:

Full Exercise of Over- Allotment Option
Assumed Initial public offering price per Ordinary Share	$6.50
Net tangible book value per Ordinary Share as of December 31, 2025	0.08
Increase in net tangible book value per Ordinary Share attributable to payments by new investors	1.27
Pro forma net tangible book value per Ordinary Share immediately after this offering	1.35
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$5.15

A $1.00 increase (decrease) in the assumed public offering price of $6.50 per Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by $5.75 million the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by $0.21 per Ordinary Share, and the dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this offering by Ordinary Shares $0.79 per Ordinary Share, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses.

The following table sets forth, on an as adjusted basis as of December 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share paid before deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses.

	Ordinary Shares purchased			Total consideration			Average price per Ordinary
Over-allotment option exercised in full	Number	Percent		Amount	Percent		Share
($ in thousands)
Existing shareholders			%	$		%	$
New investors
Total

EXCHANGE RATE INFORMATION

The Company’s reporting currency is RMB. This prospectus contains translations of RMB into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were calculated at the noon buying rate of US$1 = RMB6.9931 on December 31, 2025 as published in H.10 statistical release of the United States Federal Reserve Board. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

As of July 31, 2026, the exchange rate was US$1 = RMB6.7509.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. Mr. Wei Zhao, Mr. Weixiong Tan and Mr. Wei Tang are Chinese citizens located in China. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Ogier, our counsel as to Cayman Islands and AllBright Law Offices, our counsel as to PRC law have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Cayman Islands

We have been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgements), a judgment obtained in any federal or state court in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the matters adjudicated upon, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, (v) has not been obtained by fraud; and (vi) has not been obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

PRC

AllBright Law Offices has further advised us that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. In China, there are significant legal and other obstacles to obtain information needed for investigations or litigation originated outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Although in 2017 an intermediate court of Wuhan, Hubei Province recognized and enforced the judgment from a Los Angeles Court, based on reciprocal treatment because a California court recognized and enforced a judgment of Hubei Province, China, in 2009, such recognition and enforcement is case specific and did not set as a binding precedent. There is no guarantee for further recognition and enforcement in the future. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC   court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

CORPORATE HISTORY AND STRUCTURE

HengHong Technology Inc. (“HengHong Technology” or the “Company”) is an exempted company incorporated in the Cayman Islands with limited liability on March 21, 2024 as a holding company. The Company, through its operating subsidiary in China distributes and sells medical and health products in the PRC.

HengHong Technology Inc. established its directly wholly owned subsidiary China HengHong Group Limited in Hong Kong on April 22, 2024. China HengHong Group Limited established its directly wholly owned subsidiary Hainan HengRong Health Industrial Co., Ltd. in China on July 2, 2024. Hainan Hengxiong Health Technology Co., Ltd. was incorporated on February 6, 2024, and is a wholly-owned subsidiary of Hainan HengRong Health Industrial Co., Ltd. Hainan Hengcheng Health Industrial Co., Ltd. was incorporated on December 31, 2008, and is a wholly-owned subsidiary of Hainan Hengxiong Health Technology Co., Ltd. Hainan Hengcheng Health Industrial Co., Ltd. is the principal operating company for the Company in China. HengHong Technology Inc. is a holding company and has no material operations. In anticipation of this offering, we completed a reorganization of the Company and its subsidiaries on September 30, 2024.

Upon the Reorganization, the Company has subsidiaries in countries and jurisdictions including PRC, Hong Kong. Details of the subsidiaries of the Company are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
HengHong HK	4/22/2024	Hong Kong	100	Holding Company
HengRong	7/2/2024	China	100	Holding Company
HengXiong	2/6/2024	China	100	Holding Company
HengCheng	12/31/2008	China	100	Distribute and sell medical products and provide promotion and marketing services

The following diagram illustrates our corporate structure, including our subsidiaries and consolidated affiliated entities, as of the date of this prospectus and immediately upon the completion of this offering, assuming no exercise of the over-allotment option by the Underwriter:

For details of each principal shareholder’s ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

On June 30, 2026, the board of directors of the Company approved a 2-for-1 forward share split of issued and unissued the Ordinary Shares of the Company (“Share Split”). On June 30, 2026, the shareholders of the Company approved the Share Split and adopted the Amended and Restated Articles of Association to effect the 2-for-1 forward share split of the total authorized and issued and outstanding ordinary shares of the Company. As a result of the 2-for-1 forward share split, our total authorized shares are 1,000,000,000 Ordinary Shares of a nominal or par value of $0.00005 each, and our issued and outstanding Ordinary Shares increased from 10,000,000 shares to 20,000,000 shares, par value of $0.00005.

On June 30, 2026, the board of directors and shareholders of the Company approved to redesignate and reclassify our capital stock so that our authorized share capital is $50,000, consists of 900,000,000 Ordinary Shares and 100,000,000 Preferred Shares of a nominal or par value of $0.00005 each after the redesignation, and no preferred shares are issued and outstanding as of the date of this prospectus.

Corporate Information

Our principal executive offices are located at 3rd Floor, A-24 Building, Hainan Eco-Software Park, Old town development Zone, Chengmai County, Hainan Province, China 571900. Our telephone number at this address is +86 898-67488011. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.[     ].com. The information contained on our website is not a part of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Company overview

We are a company engaged in marketing, distributing, selling medicine product and providing relates services. Our medicine sales consist primarily of Traditional Chinese Medicines (“TCMD”), including those over the counter products (“OTC”) for common illness with strong self-diagnosis and treatment attributes and tonics medicines for prevention and recuperation. As of the date of this prospectus, we have sold TCMD with more than 100 product specifications in 200 cities of 22 provinces and autonomous region in China. In addition, we also sell chemical medicine and Chinese medicinal materials.

Our major customers are pharmaceutical distributors, hospitals, clinics and chain pharmacies, mainly in Guangdong Province, Guangxi Province, Yunnan Province, Sichuan Province and Hunan Province in China. HengCheng, our wholly owned subsidiary, was incorporated in 2008 and has maintained profitability since it started operating in 2020. Underpinned by the rapid growth of the Chinese medicine market, our strong channel management and terminal coverage advantages, our business development continued in a good positive way in recent year.

Organizational structure

HengHong Technology was incorporated in accordance with the laws of the Cayman Islands on March 21, 2024, and owns 100% of equity in HengHong HK. HengHong HK was incorporated in accordance with the laws and regulations of Hong Kong on April 22, 2024, holding 100% of the equity in HengRong which is a wholly foreign-owned enterprise established in China on July 2, 2024. HengXiong was established in China on February 6, 2024, as a wholly owned subsidiary of HengRong.

HengHong Technology, HengHong HK, HengRong and HengXiong are solely holding companies with no business operations yet.

HengCheng is a company engaging in marketing, distributing, selling medicine products and providing relates services.

Restructuring

Our Reorganization completed on September 30, 2024, involving the formation of HengHong Technology, HengHong HK, HengRong and HengXiong, the transfer of 100% of the shares of HengCheng from Guangdong HengCheng Pharmaceutical Co., Ltd. (“GDHC”) to HengXiong in June 2024; and the transfer the 100% shares of HengXiong to HengRong in August 2024. As a result, HengHong Technology directly controls HengCheng through its subsidiary HengHong HK, and became the ultimate holding company of all aforementioned entities.

The restructuring is deemed as a recapitalization among entities under common control, which are controlled by the same controlling shareholder before and after the restructuring. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. The business performance in the reported periods represents the consolidated performance of the former standalone entities, excluding the impact of internal transactions among these entities.

Our revenue is comprised of the sales of pharmaceutical products and providing promotion and marketing services.

Our revenue increased by RMB 14,365,498 or 7.2%, from RMB 200,359,043 for the year ended December 31, 2024 to RMB 214,724,541 (US$ 30,705,201) for the year ended December 31, 2025.

The following table illustrates the amount and percentage of our revenue derived from our business:

	For the year ended December 31,
	2024		2025
	RMB	%	RMB	US$	%
Sales of pharmaceutical products	188,598,748	94.1%	209,035,365	29,891,660	97.4%
- Sales of TCMD	148,776,992	74.3%	174,291,956	24,923,418	81.2%
- Sales of chemical medicines	34,891,384	17.4%	30,104,532	4,304,891	14.0%
- Sales of TCMD raw materials	4,930,372	2.4%	4,638,877	663,351	2.2%
Promotion and marketing services	11,760,295	5.9%	5,689,176	813,541	2.6%
Total revenues	200,359,043	100.0%	214,724,541	30,705,201	100.0%

Key Factors that Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

Stable and mature marketing team

Our professional marketing team with rich experience and a stable structure is the cornerstone for the Company to achieve its strategic development and revenue growth goals. As of the date of this prospectus, the marketing team has 91 employees, most of whom have more than 10 years of experience in pharmaceutical sales and have served in the Company for more than 5 years. They have extensive practical experience in marketing strategy, market development and promotion, excelling in channel construction management and terminal customer expansion and maintenance. Adhering to the working concept of “fast performance and considerate service”, the Company has accumulated a good reputation in the industry a broad customer base with high customer stickiness.

Well-developed channel construction and complete terminal coverage

The Company has built a multi-channel system including offline and online distribution systems, of which the offline distribution channel is the ultimate and major marketing channel of the Company currently. The Company has business in 22 provinces and autonomous regions in China, and has established good business relationship with premium distributors and chain pharmacies. In each area we conduct our business, we select two or three local leading distributors as the first-tier distributors that purchase products from us and resell them to local retailers and pharmacies. Our selection is based on their reputation, distribution capacities and local network resources. We also have established business relations with well-known large chain pharmacies in China, such as Yifeng Pharmacy Chain Co., Ltd (益丰大药房) and has continuously been optimizing distribution channels, which are covering pharmacies with nationwide locations. With the implementation of new regulations on online medicine sales in China in 2022, we have been actively responding to changing market caused by the changes of regulations of online marketing and distribution for medical products, carrying out more online marketing activities, improving online market sales, establishing business relationship with online pharmacies and other key players in this market, and actively expanding in the field of pharmaceutical e-commerce.

Strong product marketing capability

Our products covering drugs for treatment of respiratory illness, heart and brain diseases, digestive diseases and other illness, with 34 types of products in constant demand and 106 product specifications. Our marketing team carries out multidimensional marketing activities in distribution, wholesale, hospitals, retail pharmacies and community clinics, and assists distributors in product distribution, so as to achieve final sales. We achieve high-quality final sales of products through refined management and operation of distribution channels and terminal retail, precision market insights, quick response to market information, timely launch of market-driven products, and flexible and effective marketing policy.

Focus of marketing and sales of traditional Chinese medicine

Traditional Chinese medicine is a great innovation and the treasure of Chinese civilization, with a long history and unique theories and treatments. It is an important means for treatment, physical enhancement and longevity. Chinese government has stepped up on efforts to promote the high-quality development of traditional Chinese medicine, to introduce supporting policies such as the “Healthy China 2030” Planning Outline, the Strategic Planning Outline for Traditional Chinese Medicine Development (2016-2030), the 14th Five-Year Plan for the Development of Traditional Chinese Medicine, as well as the Implementation Plan for the Major Project of Revitalization and Development of Traditional Chinese Medicine. With these efforts, traditional Chinese medicine will have a wide-open market and more development opportunities.

Traditional Chinese medicines are produced from nature such as herbs, animals and minerals after certain physical processes such as preparation, extraction and drying. It is easy to be absorbed and metabolized by the human body, making it more suitable for the elderly, children, pregnant and lactating women, with the safety and effectiveness of drugs being proved for thousands of years. Attributable to the supportive policies for traditional Chinese medicine industry, improving awareness and acceptability of the effects of traditional Chinese medicine by patients, increase of aging population and health consciousness, the significant role of traditional Chinese medicine in the entire cycle of prevention, health care, treatment and recovery of diseases is constantly highlighted, the consumer base of traditional Chinese medicine and nourishing and health-boosting products is expanding, resulting in the growth in traditional Chinese medicine market.

Effective operation management

We apply a light asset business model and strategy, with funds mainly invested in product selection, distributor selection, distribution channel development and market promotion. To increase capital usage efficiency, we adopt sales-based procurement to reduce the capital occupation for inventory, lower storage costs and improve inventory turnover. We also set the payment collection as one of the performance indicators, strictly manage the aging of accounts receivable, and establish a system for regular reconciliation. With these efforts, we have a low bad debt ratio that is far below the industry level.

Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including principal growth in net revenues and gross profit, our ability to control costs and operating expenses to improve our operating efficiency and net income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”.

Net Revenues from our business

Our net revenues are mainly attributable to gross sales of pharmaceutical products minus discounts, sales rebates, and estimated sales returns that we offer to our customers, which are offset to gross sales; and promotion and marketing services revenues render to a related party - Shaanxi Hengcheng Pharmaceutical Co., Ltd. (“SXHC”) for its pharmaceutical products by leveraging the sales and distribution network of the Company. Our net revenues are driven by changes in sales volume, selling price, and mix of products sold.

	For the year ended December 31,
	2024	2025		Variance
	RMB	RMB	US$	%
Sales of TCMD	148,776,992	174,291,956	24,923,418	17.1%
Sales of chemical medicines	34,891,384	30,104,532	4,304,891	(13.7)%
Sales of TCMD raw materials	4,930,372	4,638,877	663,351	(5.9)%
Sales of Pharmaceutical products	188,598,748	209,035,365	29,891,660	10.8%
Promotion and marketing services	11,760,295	5,689,176	813,541	(51.6)%
Total Revenues	200,359,043	214,724,541	30,705,201	7.2%

Sales of pharmaceutical products for the years ended December 31, 2024 and 2025

Our total revenues increased by 7.2% for the year ended December 31, 2025 compared with that of 2024, mainly attributable to increase of sales of pharmaceutical products, which consistently accounted for more than 90% of our total revenues for both years indicated.

Sales of TCMD increased due to rise of sales volume as a result of the Company’s strategy to expand the market share of TCMD with more sales resources and favorable rebate policies to customers in 2025. Average selling price of TCMD slightly increased in 2025 due to increase of purchase cost, resulting in the revenue increase for this category.

Revenue from chemical medicines decreased owing to the Company’s product strategy focusing on TCDM due to marketing demand, while less marketing activities were given to Anlong in 2025, with decreased in sales volume and slight decrease in average selling price for the year ended December 31, 2025.

Starting from 2024, the Company also started the procurement and sales of TCMD raw materials to improve its bargaining power and to build up a whole- industry upstream supply chain of marketing and sales of TCMD. Sales of TCMD raw materials are stable for the past two years as it was still in an early stage.

Promotion and marketing services

Our revenue from promotion and marketing services is result-driven and the Company is entitled to receive a percentage of the sales realized as service fee, from the customer’s products which the Company provides promotion and marketing services. Starting from 2025, the Company has decreased the services provided to SXHC due to decrease of sales of SXHC’s product through the Company’s sales channel.

Cost of revenues and gross profit

	For the year ended December 31,
	2024	2025		Variance
	RMB	RMB	US$	%
Purchase cost - TCMD	135,257,300	158,991,173	22,735,435	17.5%
Purchase cost - chemical medicine	11,927,937	10,488,207	1,499,794	(12.1)%
Product delivery cost	3,923,348	4,006,611	572,938	2.1%
Purchase cost of TCMD raw materials	4,652,683	4,386,842	627,310	(5.7)%
Total cost of revenues	155,761,268	177,872,833	25,435,477	14.2%

Total gross profit	44,597,775	36,851,708	5,269,724	(17.4)%
Total gross profit margin	22.3%	17.2%	17.2%

Cost of revenues mainly comprised purchase costs of products sold and delivery costs, of which purchase costs were the most prominent cost driver.

For the year ended December 31, 2025, our total cost of revenues increased 14.2%, among which purchase cost of TCMD increased due to the sales volume increased approximately 13.3% and 3.8% increase of the average purchase costs due to higher purchase cost of TCMD raw materials. Purchase cost of chemical medicines continues to decrease due to decreased sales volume approximately 12.8% in 2025 due to the Company’s product and market strategy.

For the years ended December 31, 2024 and 2025, the total gross profits decreased 17.4% and the total gross profit margins are 22.3% and 17.2%, respectively, mainly owing to the following reasons: increase of sales of TCMD but with lower gross profit margin in 2025; decrease of sales of chemical medicines with stable but much higher gross profit margin in both 2024 and 2025 and decrease of revenues from promotion and marketing services.

Operating expenses

Operating expenses include selling and marketing expenses, general and administrative expenses.

Our selling and marketing expenses mainly consist of (i) promotion service fee charged by third parties online platform, and (ii) staff costs, travelling expenses and business entertainment expenses related to selling and marketing functions. Our selling and marketing expenses accounted for 14.0% and 9.0% of our total revenues for the years ended December 31, 2024 and 2025, respectively. The Company carefully monitored, controlled and invested resources into its marketing activities to make sure the selling and marketing expenses were in line with the sales amount it achieved. The decrease of selling and marketing expenses are attributable to less marketing and promotion activities due to less services provided to SXHC and stable market for product sold by the Company in 2025. The Company also expects overall selling expenses will increase in the foreseeable future in line with continued business expansion and promotion of products to customers in more regions, and will contribute to the Company’s business growth.

Our general and administrative expenses mainly consist of (i) staff costs, rental and depreciation, (ii) professional service fees; and (iii) other corporate expenses. General and administrative expenses accounted for 1.2% and 1.6% of our total revenues for the years ended December 31, 2024 and 2025, respectively.

Results of Operation

Comparison of Results of Operations for the years ended December 31, 2024 and 2025.

The following table summarizes the consolidated results of our operations during the years indicated, and provides information regarding the absolute amount and percentage increase or (decrease) during such years.

	For the year ended December 31,
	2024	2025
	RMB	RMB	US$
Net revenues:
Sales of pharmaceutical products	188,598,748	209,035,365	29,891,660
Promotion and marketing services - related party	11,760,295	5,689,176	813,541
Total revenues	200,359,043	214,724,541	30,705,201
Cost of revenues - related party	(147,185,237)	(169,550,193)	(24,245,355)
Cost of revenues - third parties	(8,576,031)	(8,322,640)	(1,190,122)
Total cost of revenues	(155,761,268)	(177,872,833)	(25,435,477)
Gross profit	44,597,775	36,851,708	5,269,724

Operating expenses:
Selling and marketing expenses	(28,065,024)	(19,278,066)	(2,756,727)
General and administrative expenses	(2,416,463)	(3,347,884)	(478,741)
Total operating expenses	(30,481,487)	(22,625,950)	(3,235,468)

Income from operation	14,116,288	14,225,758	2,034,256

Other income (expenses):
Interest income	10,686	2,429	347
Interest expenses	(1,254,026)	(890,524)	(127,343)
Government subsidies	5,020,045	1,000,000	142,998
Other income, net	60,859	4,814	688
Total other (expenses) income, net	3,837,564	116,719	16,690

Income before income tax expense	17,953,852	14,342,477	2,050,946
Income tax expenses	(2,713,496)	(2,382,108)	(340,637)
Net income	15,240,356	11,960,369	1,710,309

Total comprehensive income	15,240,356	11,960,369	1,710,309

Net revenues

Our net revenues from sales of pharmaceutical products increased by RMB 20,436,617, or 10.8%, from RMB 188,598,748 for the year ended December 31, 2024 to RMB 209,035,365 (US$ 29,891,660) for the year ended December 31, 2025, mainly attributable to increase of sales volume of pharmaceutical products.

Sales of TCMD increased due to increased sales volume from 29,952,386 units for the year ended December 31, 2024 to 33,929,660 units for the year ended December 31, 2025 as a result of product and market strategy. Average selling price of TCMD slighted increased due to purchase cost increase in 2025, from RMB 4.97/unit in 2024 to RMB 5.14/unit (US$ 0.73/unit) with 3.4% increase, resulting in the revenue increase for the sales of TCMD from RMB 148,776,992 for the year ended December 31, 2024 to RMB 174,291,956 for the year ended December 31, 2025, representing an increase of RMB 25,514,964, or 17.1% in 2025.

Revenue from chemical medicines decreased owing to the sales volume decreased by 12.8% from 4,356,873 units in 2024 to 3,798,361 units in 2025, whilst the average selling price slightly decreased from RMB 8.01/unit in 2024 to RMB 7.93/unit (US$ 1.13/unit) in 2025, resulting in 13.7% of revenue decrease for the sales of chemical medicines from RMB 34,891,384, accounted for 17.4% of total revenue for the year ended December 31, 2024, to RMB 30,104,532, accounted for 14.0% of total revenues for the year ended December 31, 2025.

Cost of revenues

Our cost of revenues comprised of those from related party, including purchase cost of TCMD and chemical medicines, and cost of revenues from third parties, including purchase cost of TCMD raw materials and product delivery cost.

Our cost of revenues -related party increased RMB 22,364,956, or 15.2%, from RMB 147,185,237 for year ended December 31, 2024 to RMB 169,550,193 (US$ 24,245,355) for the year ended December 31, 2025, among which purchase cost of TCMD increased due to the sales volume increased more than 13.3% and the average purchase costs are RMB 4.69/unit (US$ 0.67/unit) in 2025 with slightly increase compared with RMB 4.52/unit in 2024 due to increase of purchase cost of TCMD raw materials of our products manufacturer.

Purchase cost of chemical medicines decrease from RMB 11,927,937 for year ended December 31, 2024 to RMB 10,488,207 (US$ 1,499,794) for the year ended December 31, 2025, or 12.1% decrease, due to decline of sales volume due to the Company’s product and market strategy and slightly increase of average purchase cost from RMB 2.74/unit in 2024 to RMB 2.76/unit (US$ 0.39/unit) in 2025.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the years ended December 31, 2024 and 2025:

Selling and marketing expenses

	For the year ended December 31,
	2024	2025		Variance	%
	RMB	RMB	US$	RMB
Staff costs	13,341,702	11,088,786	1,585,675	(2,252,916)	(16.9)%
Promotion and marketing expenses	12,588,193	6,321,165	903,915	(6,267,028)	(49.8)%
Business travel expense	1,749,659	1,710,417	244,586	(39,242)	(2.2)%
Business entertainment fee	116,924	95,395	13,641	(21,529)	(18.4)%
Conference fee	104,979	2,000	286	(102,979)	(98.1)%
Others	163,567	60,302	8,623	(103,263)	(63.1)%
Total selling and marketing expenses	28,065,024	19,278,066	2,756,727	(8,786,958)	(31.3)%

Our selling and marketing expenses mainly consisted of staff costs to sales personnel, promotion and marketing expenses, business travel expenses, conference fee, business entertainment fee for sales and marketing activities. Selling expenses decreased to RMB 19,278,066 (US$ 2,756,727) for the year ended December 31, 2025 from RMB 28,065,024 for the year ended December 31, 2024, with a decrease of RMB 8,786,958, or 31.3%, attributable to decrease of promotion and marketing expenses due to less investment in marketing activities required under current stable market for the product sold by the Company. Other selling and marketing expenses have decreased due to the less margin and profit generated from sales of pharmaceutical products.

General and administrative expenses

	For the year ended December 31,
	2024	2025		Variance	%
	RMB	RMB	US$	RMB
Staff costs	1,067,988	1,039,110	148,591	(28,878)	(2.7)%
Professional fee	530,161	1,410,275	201,667	880,114	166.0%
Business entertainment fee	180,427	97,039	13,876	(83,388)	(46.2)%
Operating lease costs	184,034	184,034	26,317	-	-%
Employment fund for the disabled	173,360	167,376	23,934	(5,983)	(3.5)%
Office expenses	146,542	78,988	11,295	(67,554)	(46.1)%
Short-term rental expenses	28,302	-	-	(28,302)	(100.0)%
Credit impairment losses	(48,736)	166,957	23,875	215,693	(442.6)%
Others	154,385	204,105	29,186	49,719	32.2%
Total general and administrative expenses	2,416,463	3,347,884	478,741	931,421	38.5%

Our general and administrative expenses mainly comprised staff costs for administrative personnel, professional fee, business entertainment fee, operating leases cost, employment fund for disabled, office expenses, short-term rental expenses, credit impairment losses, etc. General and administrative expenses increased 38.5% for the year ended December 31, 2025 compared with those in 2024, mainly due to increase in professional fees incurred associated with the initial public offering.

Other income (expenses)

Our other income (expenses) primarily included interest expenses incurred on our bank borrowings and government subsidies.

Interest expenses were RMB 1,254,026 and RMB 890,524 (US$ 127,343) for the years ended December 31, 2024 and 2025, respectively. The decrease was primarily attributable to reduced use of bank acceptance notes financing arrangements by customers during the year, resulting in lower interest costs incurred by the Company.

Government subsidies were RMB 5,020,045 and RMB 1,000,000 (US$ 142,998) for the years ended December 31, 2024 and 2025, respectively. Government subsidies are recognized as other income when the underlying conditions for receipt have been substantially met and the amounts are realizable. Hence, such subsidies are generally not recognized until the related amounts are received or become determinable. The decrease in government subsidies in 2025 was primarily attributable to timing differences, as the amount recognized in 2024 included subsidies relating to multiple periods, including refunds of taxes paid in prior years. In contrast, subsidies recognized in 2025 mainly relate to the current period, resulting in a lower overall amount.

Provision for income tax expenses

Our provision for income taxes represents current profit tax recorded in the Company’s PRC subsidiaries, HengCheng and HengXiong. There is no business operation for the Company and its Hong Kong and Chinese subsidiaries other than HengCheng.

Current income tax arose from the operation of HengCheng, which was a decrease of RMB 331,388 or 12.2% from RMB 2,713,496 for the year ended December 31, 2024 to RMB 2,382,108 (US$ 340,637) for the year ended December 31, 2025 due to our decreased in taxable income.

Net income

Our net profit amounted to RMB 15,240,356 and RMB 11,960,369 (US$ 1,710,309) for the year ended December 31, 2024 and 2025, respectively, represents decrease of RMB 3,279,987, or 21.5%, mainly attributed to decrease in the total revenues and reasons discussed above.

LIQUIDITY AND CAPTIAL RESOURCES

The following table sets forth a breakdown of our current assets and liabilities as of the dates indicated.

	As of December 31,
	2024	2025
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	7,272,090	7,048,571	1,007,932
Accounts receivable, net	32,802,658	55,045,589	7,871,415
Accounts receivable – related party	2,552,961	1,274,517	182,254
Notes receivable, net	10,366,967	11,381,892	1,627,589
Inventories	1,019,188	212,606	30,402
Other receivables and other current assets, net	369,207	334,072	47,772
Advances to supplier – related party	3,984,183	-	-
Amount due from a related party	458,975	-	-
Total current assets	58,826,229	75,297,247	10,767,364

Current liabilities:
Short-term borrowings	16,175,932	23,035,400	3,294,018
Accounts payable	1,884,324	-	-
Accrued payroll payables	6,627,721	6,942,350	992,743
Operating lease liabilities, current	180,126	170,813	24,426
Amounts due to related parties	10,502,193	12,826,814	1,834,210
Income tax payable	1,084,315	1,711,171	244,694
Other taxes payables	2,242,897	4,529,530	647,714
Dividends payable	-	-	-
Contract liabilities	14,333,032	15,427,821	2,206,149
Accrued expenses and other current liabilities	4,410,125	1,882,885	269,249
Total current liabilities	57,440,665	66,526,784	9,513,203
Non-current liabilities:
Deferred tax liabilities	318	-	-
Operating lease liabilities, non-current	-	88,700	12,684
Total non-current liabilities	318	88,700	12,684

Accounts and notes receivable, net

Accounts and notes receivable represent the amounts from our customers arising from our sales of pharmaceutical products. We generally grant our customer a credit period ranging from 30-60 days, depending on their reputation, transaction history and the products purchased. Accounts receivable – related party represents the amount from related party customer – SXHC, arising from promotion and marketing services we provided. Accounts and notes receivable, net and accounts receivable – related party together accounted for 77.7% and 89.8% of the total current assets as of December 31, 2024, and 2025, respectively.

Our accounts receivable increased by 67.8% to RMB 55,045,589 (US$ 7,871,415) as of December 31, 2025 from RMB 32,802,658 as of December 31, 2024, which was mainly due to increase in sales and uncollected amount due from customers.

Accounts receivable from related party decreased by 50.1% to RMB 1,274,517 (US$ 182,254) as of December 31, 2025 from RMB 2,552,961 as of December 31, 2024, which was attributable to decrease in revenue from promotion and marketing services.

Notes receivable increased by 9.8% to RMB 11,381,892 (US$ 1,627,589) as of December 31, 2025 from RMB 10,366,967 as of December 31, 2024 mainly due to increase in sales from customers.

Our management reviews the accounts and notes receivable on a periodic basis to determine if the allowance of credit losses is adequate. The management usually determines the adequacy of reserves for credit losses based on individual account analysis and historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial condition of the customers.

The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is remote.

Inventories

Our inventories mainly represent pharmaceutical products purchased for sales. Since we do not own any manufacturing business, we manage our inventory in agile and efficient model mainly based on the demand from our customers. As of each balance date, the inventory balance mainly consisted goods in stock and goods in transit. The decrease of inventory from RMB 1,019,188 as of December 31, 2024 to RMB 212,606 (US$ 30,402) as of December 31, 2025 mainly due to decrease of goods in transit by end of 2025.

Advance payment to supplier - related party

Our advance payment to supplier mainly represents amount prepaid to related party GDHC for purchased of inventory required by our customers. Advance payment to supplier decreased to nil as of December 31, 2025 from RMB 3,984,183 as of December 31, 2024 due to decrease of prepayment to GDHC as we optimized our procurement process.

Short-term bank borrowings

The following table sets forth a breakdown of our short-term bank borrowings as of the dates indicated.

	As of December 31,
	2024	2025
	RMB	RMB	US$
Borrowings on factored notes receivable	4,175,932	11,035,400	1,578,041
Bank borrowings	12,000,000	12,000,000	1,715,977
Total short-term bank borrowings	16,175,932	23,035,400	3,294,018

Our short-term bank borrowings increased 42.4% from RMB 16,175,932 as of December 31, 2024 to RMB 23,035,400 (US$ 3,294,018) mainly due to more factoring notes receivable from customers by end of 2025 than 2024. For details of short-term bank borrowings, please refer to disclosures notes in our financial statements.

Accounts payable

Our accounts payable mainly represent payable to third party suppliers due to purchase of TCMD raw materials and to related party supplier for purchase of products.

Contract liabilities

Our contract liabilities mainly represent amount prepaid by our customers for future purchase of goods. Contract liabilities increased 7.6% to RMB 15,427,821 (US$ 2,206,149) as of December 31, 2025 from RMB 14,333,032 as of December 31, 2024 mainly due to increase of advance payments from customers.

Accrued expenses and other current liabilities

Our accrued expenses and other current liabilities mainly represent distributor security deposits, refund liability on sales return, accrued expenses and others which are set forth in below table in details:

	As of December 31,
	2024	2025
	RMB	RMB	US$
Distributor security deposits	1,588,856	708,829	101,361
Refund liability on sales return	246,081	189,495	27,097
Accrued expenses	2,397,193	714,343	102,150
Others	177,995	270,218	38,642
Total Accrued expenses and other current liabilities	4,410,125	1,882,885	269,249

Operating lease liabilities

Our operating lease liabilities mainly related to our office lease to conduct business. The current portion of our operating lease liabilities were RMB 180,126 and RMB 170,813 (US$ 24,426) as of December 31, 2024 and 2025, respectively, due to current leasing contract expired ceased by end of 2025 and has extended the leasing term under the contract to December 31, 2027.

Income tax payable

Our income tax payable related to our PRC Enterprise Income Tax (EIT) payable, which increased from RMB 1,084,315 as of December 31, 2024 to RMB 1,711,171 (US$ 244,694) mainly attributed to EIT not paid by end of 2025.

Cash flow

	As of December 31,
	2024	2025
	RMB	RMB	US$
Cash and cash equivalents, at the beginning of year	5,172,306	7,272,090	1,039,895
Net cash provided by operating activities	34,976,745	4,304,178	615,489
Net cash used in investing activities	(5,119)	(2,083)	(298)
Net cash used in financing activities	(32,871,842)	(4,525,614)	(647,154)
Effect of exchange rate changes on cash	-	-	-
Cash and cash equivalents, at the end of year	7,272,090	7,048,571	1,007,932

Net cash provided by /(used in) operating activities

Our cash flow from operating activities was principally from receipt of sales. Our cash outflow used in operating activities was principally for payment of purchase of products, staff costs and other operating costs.

For the year ended December 31, 2024, we had net cash provided by operating activities of RMB 34,976,745 mainly arising from net income from our operation of RMB 15,240,356 and changes in operating assets and liabilities. Non-cash adjustment mainly had no significant impact on the net cash provided by operating activities. Change in operating assets and liabilities mainly include (i) decrease of accounts receivables of RMB 2,719,585 due to collection of receivables; (ii) decrease of inventory of RMB 19,959,664 due to sales of our products; (iii) increase of advances payment to related party supplier of RMB 2,879,655 due to secure products client need; (iv) increase of amount due to related parties of 4,393,932 attributable to fund the Company’s working capital needs; and (v) decrease of contract liabilities for RMB 4,901,834 due to sales returning to normal after COVID-19.

For the year ended December 31, 2025, we had net cash provided by operating activities of RMB 4,304,178 (US$ 615,489) mainly arising from net income from our operation of RMB 11,960,369 (US$ 1,710,309) and changes in operating assets and liabilities. Non-cash adjustment mainly had no significant impact on the net cash provided by operating activities. Change in operating assets and liabilities mainly include (i) increase of accounts receivables of RMB 22,468,924 (US$ 3,213,013) due to increase of uncollected client purchase of products; (ii) decrease of advances payment to a related party supplier of RMB 3,984,183 (US$ 569,731) due to decrease of prepayment to GDHC; (iii) increase of amount due to related parties of 2,783,596 (US$ 398,049) attributable to fund the Company’s working capital needs; and (iv) decrease of accrued expense and other current liabilities for RMB 2,527,239 (US$ 361,390) due to payment of expenses relating to initial public offering.

Net cash used in investing activities

We are operating in a light assets business model thus we do not have significant investment activities.

Net cash (used in)/from financing activities

For the year ended December 31, 2024, net cash used in financing activities of RMB 32,871,842 consisted of (i) payment of IPO related expenses of RMB 3,874,755 ; and (ii) distribution of dividends to GDHC of RMB 28,997,087.

For the year ended December 31, 2025, net cash used in financing activities of RMB 4,525,614 (US$ 647,154) consisted of (i) payment of IPO related expenses of RMB 1,026,210 (US$ 146,746); and (ii) distribution of dividends to GDHC of RMB 3,499,404 (US$ 500,408).

Capital Expenditure

We are operating in a light assets business model thus we do not have significant capital expenditure for our business.

Contractual Obligation

The following summarized our undiscounted contractual obligation as of December 31, 2025:

Description	Amount RMB
2026	181,915
2027	90,958
Total lease payments	272,873
Less: imputed interest	(13,360)
Total operating lease liabilities	259,513
Less: current operating lease liabilities	170,813
Long-term lease liabilities	88,700

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of December 31, 2025, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefit.

Quantitative and Qualitative Disclosure About Market Risk

Credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalent and accounts receivable. As of December 31, 2024, and 2025, the amounts of cash and cash equivalent of RMB 7,272,090 and RMB 7,048,571 (US$ 1,007,932), respectively, were held at major financial institutions located in the mainland China. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

We have designed credit policies with an objective to minimize their exposure to credit risk. Our accounts receivable is short term in nature and the associated risk is minimal. We conduct credit evaluations on our clients and generally do not require collateral or other security from such clients. We periodically evaluate the creditworthiness of the existing clients in determining an allowance for doubtful accounts/expected credit loss primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

Vendor concentration risk

For the years ended December 31, 2024 and 2025, 96.5% and 93.6% of the products sold by the Company sold are purchased from one supplier - GDHC.

As of December 31, 2024 one third party supplier accounted for 100% of the Company’s total balance of accounts payable.  As of December 31, 2025, the Company has no third party accounts payable.

Interest rate risk

Our exposure on fair value interest rate risk mainly arising from our fixed deposit with bank. We also have exposure on cash flow interest risk which mainly arising from our deposits with banks and bank and other borrowings.

In respect to the exposure to cash flow interest rate risk arising from floating rate non-derivative financial instruments held by us, such as cash deposit and bank and other borrowings, at the end of the reporting period, we are not exposed to significant risk as the interest rates are not expected to change significantly.

INDUSTRY OVERVIEW

The Company operates within the broader China domestic economy within a defined consumer products segment for sales and distribution of medical and health products, particularly products based on traditional Chinese medicine. It leverages its distribution presence to also sell and distribute comparable imported international branded products.

Overview of China’s Macro Economy

With the rapid growth of the aging population in China and the gradual rise in chronic diseases, companies engaged in traditional Chinese medicine enjoy substantial development opportunities.

In recent years, China’s population aging trend has accelerated noticeably. By the end of 2025, China’s population aged 65 and above reached 223.09 million, accounting for 15.87% of the total national population. Factors including continuous growth in average life expectancy across China and the long-term structural demographic impact of the one-child family planning policy rolled out in the 1980s have jointly accelerated population aging. From 2019 to 2025, the compound annual growth rate of the population aged 65 and above stood at 3.87%. This growth rate is projected to moderate to 4.0% during the 2025–2032 forecast period. Per the medium UN demographic forecast, the population aged 65 and above will represent 20.0% of the country’s total population by the end of 2032; based on consolidated demographic projections built upon public historical data released by the National Bureau of Statistics of China and UN Population Division.this group is expected to reach 278 million.  All absolute forward-looking population figures are third-party-derived industry estimates and may differ materially from official UN forecasts.

Due to the aging population and the increase of chronic diseases such as arthritis, asthma and diabetes, traditional Chinese medicines have unique advantages in the treatment and rehabilitation, and are more relied on by Chinese consumers. As mentioned in the Report on Chinese Residents’ Nutrition and Chronic Disease Status (2020), the proportion of sub healthy people in China has reached 70%, and the proportion of people in illness 15%, of which the number of deaths from chronic diseases accounts for about 88.5% of the total number of deaths. Such sub-health and illness proportion data are from non-official industry research surveys instead of national official health statistics. Existing “single treatment” from western medicines cannot meet people’s diversified health needs. The integration of the general health industry of “prevention, treatment and maintenance” came into being, with traditional Chinese medicine being an indispensable part.

Source: Ministry of Civil Affairs, National Office for the Aged, National Bureau of Statistics, Economist Intelligence Unit of China

Data Source: Historical population data (2018-2025) from National Bureau of Statistics of China; 2025–2032E absolute population forecast figures derived from consolidated projections built on open demographic data from the UN Population Division and National Bureau of Statistics of China; the 20.0% projected elderly population proportion for 2032 is sourced from medium UN demographic forecast. Note: "E" stands for estimated data. The red line indicates the year-on-year growth rate of population aged 65 and above. Forward-looking forecasts are influenced by demographic policies, average life expectancy and other macroeconomic factors. Actual future population data may differ materially from these projections.

The steady increase of China’s per capita disposable income and per capita consumption expenditure will promote the growth of the demand of medical consumption, and the Chinese traditional medicine industry is expected to usher in a broader market opportunity.

China’s per capita disposable income and per capita consumption expenditure rose steadily. In recent years, the per capita disposable income of Chinese residents has increased year by year, from RMB32,189 in 2020 to RMB43,377 in 2025, and the compound annual growth rate from 2020 to 2025 is about 6.2%. The per capita consumption expenditure of residents also grew steadily. According to the statistics of the National Bureau of Statistics, the per capita consumption expenditure of Chinese residents reached RMB29,476 in 2025, a nominal increase of 4.4% over the previous year.

The domestic economic development has led to the increase of residents’ consumption expenditure, which has stimulated the growth of demand of Traditional Chinese medicine consumption. Traditional Chinese medicine has significant advantages in the treatment of chronic complex multifactorial diseases. With the recovery of residents’ income, it has stimulated the growth of medical consumption demand of traditional Chinese medicine, and promoted the quality improvement and modernization of traditional Chinese medicine.

The rising prevalence of influenza has lifted public awareness of traditional Chinese medicine (TCM), driving growing market adoption of TCM products within the healthcare sector.

Traditional Chinese medicine health care and improved awareness

According to the data of the State Administration of Traditional Chinese Medicine, the level of Chinese citizens’ health and cultural knowledge in traditional Chinese medicine will continue to improve, with 22.56% of the citizens with knowledge in 2022, an increase of 1.3% over 2021; 24.62% in 2023, up 2.06% from 2022, further rising to 26.5% in 2024 and projected to reach 28.5% in 2025.According to the survey results, the number of people aged between 15 and 69 who have health and cultural knowledge in traditional Chinese medicine is about 256 million.

The people’s sense of participation, ownership and identity in the culture of traditional Chinese medicine continues to increase, and the influence of traditional Chinese medicine culture is further enhanced. The five dimensions of literacy, namely, the ability to understand Chinese medicine information, common sense of Chinese medicine culture, basic concepts of Chinese medicine, healthy lifestyle of Chinese medicine, and suitable methods for the public of Chinese medicine, have increased on average, reflecting the continuous deepening of people’s understanding of Chinese medicine health culture knowledge, and the continuous penetration of Chinese medicine health concepts.

Influenza is the most common and high prevalence disease. In 2019, China experienced a large-scale influenza attack, and the number of influenza cases increased to 3.51 million. Since 2020, affected by the COVID-19 pandemic, residents have paid more attention to prevention. Wearing masks for a long time has reduced the number of people suffering from influenza. However, with the improvement of the pandemic situation, the number of people suffering from influenza has increased sharply, reaching the peak in recent years. In 2023, the number of people suffering from influenza in China reached to 12.53 million as the control measure lifted for the COVID-19. The upward trend continued, with 8.42 million cases reported in 2024 and approximately 17.18 million in 2025.

In 2015, the “anesthesia restriction order” was escalated to prohibit advertising in the mass media, which reduced the sales of western cold and cough medicines. At the same time, the outbreak of COVID-19 at the beginning of 2020 made Chinese medicine once again come into people’s sight, and the effectiveness of traditional Chinese medicine was tested, such as “No.1 pneumonia formula”. The advantages of traditional Chinese medicine, such as convenience and safety, are prominent, and traditional Chinese cold and cough medicine will be more trusted by the public in the future.

Market Analysis of Chinese Traditional Medicine

According to the degree of processing, Chinese medicine products are mainly divided into five categories namely Chinese herbal medicine, Chinese medicine decoction pieces, Chinese medicine formula granules, Chinese patent medicine and Chinese medicine injections.

Source: Chinese Pharmacopoeia, public information

The upstream of the traditional Chinese medicine industry chain is the planting of Chinese medicinal raw materials, the middle stream is the intensive processing of Chinese medicinal raw materials, and the downstream is the distribution and service of medicines.

Source: public information

The composition of the Chinese medicine industry chain is relatively clear, and the upstream includes mainly the supply of Chinese medicine raw materials (including the early mineral collection, animal breeding and Chinese medicine planting); The middle steam are the processing of Chinese patent medicines; The downstream is widely uses and sales in hospitals, pharmacies, supermarkets, e-commerce, etc. From the perspective of the ecological map of the industrial chain, the representative enterprises of upstream Chinese herbal medicine planting include Shenxianyuan, Jingmao Agriculture, etc., Chinese herbal medicine includes Tianshili, etc. Middle stream Chinese patent medicine processing enterprises include Hengcheng Pharmaceutical, Tongrentang, Yunnan Baiyao and other Chinese patent medicine processing and manufacturing enterprises. Downstream are use, sales and operation terminals, including online e-commerce platforms represented by Alibaba Health and JD Health; Offline pharmacies such as Yifeng Pharmacy, medical institutions and medical service institutions.

Affected by fluctuations in industrial output and centralized procurement policies, the overall traditional Chinese medicine market saw intermittent declines between 2018 and 2022. After staging a notable rebound in 2021, the market edged down moderately in 2022. Driven by rising average selling prices of products and the industry-wide phase-out of low-margin, low-value medicinal varieties, the sector posted three consecutive years of steady growth from 2023 to 2025.

In recent years, the overall production output of Chinese patent medicines has maintained a downward trend. After 2018, policies including medical insurance expenditure control, auxiliary drug key monitoring, transportation and storage restrictions, and strict new drug approval standards have jointly driven a continuous decline in China’s total output of Chinese patent medicines. In 2023, the output of Chinese patent medicines reached 2.11 million tons (figures sourced from official annual statistics published by the National Bureau of Statistics of China).Affected by industry-wide capacity optimization and the continuous expansion of centralized volume-based procurement, output dropped further to 1.953 million tons in 2024, and is projected to decline to 1.814 million tons in 2025. The 2024 actual output and 2025 forecast figures are derived from publicly released official industrial statistics published by the National Bureau of Statistics of China.

Similar to the production output trend, the overall market scale of China’s traditional Chinese medicine sector declined after 2017 and has seen marginal recovery over the past two years. Backed by the rapid expansion of national medical insurance coverage before 2016, the industry market size hit a historical peak of approximately RMB 669.7 billion, before falling to around RMB 492.2 billion in 2023 (2016 and 2023 market data sourced from public industry statistics compiled by China Business Industry Research Institute). There are two core reasons for the divergence between falling output volume and rising sales revenue in 2023: 1) broad price increases of mainstream Chinese patent medicine varieties; 2) market clearance of low-margin, low-price generic products.After hitting the cyclical trough, the terminal market has shown steady recovery momentum. The actual market scale reached roughly RMB 480.5 billion in 2024, and is forecast to expand to RMB 506.1 billion. These 2024–2025 market projections are derived from industry analysis published by China Business Industry Research Institute.

Factors such as the increase in the acceptance of traditional Chinese medicine, the increase in per capita income of residents, and favorable policies have boosted the development of the industry.

Residents’ income increased, health care awareness increased, and medical expenditure increased. According to the statistics of the National Bureau of Statistics, China’s per capita disposable income and per capita consumption expenditure show a gradual growth trend, and the demand for high-end traditional Chinese medicine products is increasing. At the same time, the proportion of per capita medical expenditure in per capita expenditure is rising steadily, indicating that Chinese residents’ health care awareness is changing actively. Traditional Chinese medicine has the efficacy of treatment and health care. Compared with western medicine, it is relatively mild. Chinese people have a high degree of acceptance of traditional Chinese medicine. Therefore, the scale of the Chinese medicine market will continue to expand under the background of the continuous strengthening of residents’ ability to pay and willingness to pay in the medical care field.

The expansion of catalogue of medical insurance reduces the burden of residents’ medical payment. In 2023, the National Health Insurance Bureau announced the Catalogue of Medicines for National Basic Medical Insurance, Work Injury Insurance and Maternity Insurance (2023 Edition). The number of traditional Chinese medicines in the basic medical insurance catalogue reached 1,323, accounting for nearly 50% of the total number of the catalogue, a sharp increase over the previous one. The variety and quantity of Chinese patent medicines included in medical insurance have increased, expanding the scope of clinical application of Chinese patent medicines, which can effectively reduce the cost burden of patients to purchase Chinese medicine, enhance the willingness of patients to purchase Chinese medicine, and drive the market demand for Chinese patent medicines and Chinese herbal pieces.

Favourable policies to protect traditional Chinese medicines promote the development of the industry. The report of the Twentieth National Congress of the Communist Party of China clearly proposed “promoting the inheritance, innovation and development of traditional Chinese medicine”. In April 2024, the State Administration of Traditional Chinese Medicine issued the Notice of the State Administration of Traditional Chinese Medicine on Approving 54 places including Dongcheng District of Beijing to build a national experimental area for the inheritance, innovation and development of traditional Chinese medicine, which foreshadowed the huge benefits of the development of the traditional Chinese medicine industry.

Going forward, the development of traditional Chinese medicine (TCM) will advance along four core dimensions: expanded grassroots medical coverage, breakthroughs in TCM innovation, deepened standardization and internationalization, and industry leadership in the broader general healthcare sector.

In March 2022, the State Administration of Traditional Chinese Medicine issued the “Fourteenth Five Year” Action Plan of the Primary Level TCM Service Capacity Improvement Project, which aims to achieve five “full coverage” of primary level TCM by 2025. These goals include: improving the level of county-level TCM hospitals (more than 80% of county-level TCM hospitals will reach the level of “second-class & first-class TCM hospitals”, significantly improving the primary level of TCM medical care), building the service connotation of TCM hospitals promotion of appropriate technologies of traditional Chinese medicine, increase in the proportion of doctors of traditional Chinese medicine, and popularization of health education of traditional Chinese medicine. In addition, it is expected that the Chinese medicine diagnosis and treatment rate of non TCM medical institutions will increase from less than 10% in 2021 to 30% in 2025, and the influence of TCM in the primary medical system will further expand.

Traditional Chinese medicine innovation is one of the keys to promote high-quality development of TCM industry. China has made certain achievements in basic research of traditional Chinese medicine, resources and sustainable utilization of traditional Chinese medicine, standardization and industrialization of traditional Chinese medicine, research and development of new medicines, and “going global” of traditional Chinese medicine. At present, the domestic innovative medicines of traditional Chinese medicine are still in the initial stage, and the future research and development directions include: 1) the discovery of new molecules, new components, and new compounds; 2) Application of modern technology and synthetic biology; 3) Research and development of substitutes for endangered or rare medicinal materials; 4) Development of new auxiliary materials; 5) Development of new dosage forms and new routes of administration; 6) New mode of R&D and registration of series of prescriptions.

Guided by the TCM philosophy of “preventive treatment of disease”, coordinated by clinical intervention and centered on rehabilitation, TCM will emerge as a mainstream solution within the general healthcare sector. TCM wellness regimens including dietary conditioning and therapeutic exercise can prevent disease onset and slow disease progression. Medicinal and edible homologous ingredients, which carry both food and medicinal properties for long-term daily consumption, are widely popular among sub-healthy populations. The Food Safety Law of the People’s Republic of China prohibits the addition of pharmaceutical ingredients into commercial food products, with an exception for ingredients classified as dual-purpose food and TCM raw materials. In addition, TCM therapies such as acupuncture and tuina massage support patients’ physical and mental rehabilitation.

Competitive Landscape of Chinese Traditional Medicine Market

The market concentration of the traditional Chinese medicine production and the pharmaceutical distribution is increasing, and the existing players will be more competitive in the future with their rich portfolio of products and wide channel coverage.

The industry concentration of China’s retail pharmacy market remains relatively low. Each leading pharmacy chain operates approximately 7,000 to 8,300 physical stores and mainly concentrates on its core regional markets, with no fully nationwide dominant national chain brand across the country.

Information Source: Public industry research reports, listed firms’ annual disclosure filings and official market statistics for China’s retail pharmacy industry.

Chinese medicine market participants in the Chinese market need to obtain production license issued by the National Medical Products Administration. Only after checking and confirming that the company’s relevant production facilities meet or exceed the applicable standards of sanitary conditions, quality assurance system, management structure and equipment standards will the license be issued. At the same time, the manufacturer must produce in accordance with the Good Manufacturing Practice under the State Council and obtain a GMP certificate.

Chinese traditional medicine enterprises rely heavily on qualified and experienced talents, because their professional knowledge and experience will directly affect the R&D, planting, manufacturing and distribution activities of market participants. Mature market participants with good industry reputation and good track record are more likely to attract professionals. New market entrants may not be able to recruit enough qualified workers to establish business in the Chinese medicine market.

For Chinese medicine market participants, it is essential to have sufficient funds for the research and development of new products, manufacturing, and maintenance and upgrading of production facilities. Mature market participants have good performance records and industrial reputation, and can raise external funds. New market entrants may have difficulty in raising enough initial capital investment to enter the Chinese traditional medicine market.

The scale of peer enterprises is small and the market share is low. At present, more than 80% of Chinese patent medicine enterprises in China belong to small and medium-sized enterprises. There are a large number of enterprises, small scale, single product, lack of their own characteristics, low added value, and even more family workshops. Leading enterprises with international competitiveness are still very scarce. Most of participants are, lacking variety innovation and technical innovation, low degree of specialization, poor collaboration, and intensified market homogenization competition.

Market Condition of Chemical Dermatology Medicines and Health Products

Chemical medicine market is growing steadily in China, with a significant increase in the use of dermatology medicines.  China has become the world’s largest market for the production and consumption of chemical medicines. The rapid growth in recent years can be attributed to the following factors:

●	Increased resident income and an aging population.

●	Improvements in the medical insurance system and increased government spending on pharmaceuticals and health.

●	Policy support and market competition in the field of innovative drugs.

●	Environmental policies and supply-side structural reforms, leading to increased concentration.

●	Improved technological levels and international registration and filing standards, consolidating China’s global position.

The growth rate of dermatological drugs has been very fast in recent years. The acceleration of life pace and the intensification of environmental pollution have led to a continuous increase in the incidence of skin diseases in China, with the affected population becoming increasingly younger. Non-prescription OTC (Over-The-Counter) drugs account for a large share in the dermatological drug market, usually chosen by patients themselves, and the market is relatively less affected by policies. The development of the internet has made online pharmacies an important part of the dermatological drug market. Most companies have cooperated with e-commerce platforms such as Alibaba Health and Pinduoduo, which has improved the coverage and accessibility of their products.

Beyond dermatological pharmaceuticals, China’s health product sector also maintains robust long-term growth momentum, supported by overlapping favorable drivers including population aging, rising household disposable income, supportive industrial policies, growing public health awareness and the booming development of online sales platforms consistent with the digital channel expansion seen in the dermatology drug space. Per data from Euromonitor International and China Insights Consultancy, China’s health product market recorded a 6.3% CAGR from 2018 to 2025, hitting CNY 293.0 billion in 2025. It is expected to grow at a 6.0% annual compound rate through 2032, with the market size projected to reach CNY 441.0 billion by 2032.

 Information Source: Historical market data compiled based on public research reports from Euromonitor International and China Insights Consultancy; 2025–2032E forecasts derived from comprehensive public industry research.

OUR Business

Since our establishment, we have been focusing on the promotion and marketing of treatment and tonic traditional Chinese medicines. At present, treatment Chinese medicines are our major products, including mostly for cold and cough treatment, e.g. Ganmao Qingre Granules (感冒清热颗粒), Fenghan Ganmao Granules (风寒感冒颗粒), Yinqiao Jiedu Granules (银翘解毒颗粒), etc. Tonic medicines mainly include invigorating spleen granules for nourishing blood and tranquilizing nerves, pulse activating granules for nourishing yin and fluid, qi and blood nourishing, Shouwu Bushen tonic for tonifying kidney and essence, and Zhuangyao Jianshen pills for strengthening waist and kidney. In the future, we plan to increase our depth and strength in the promotion and marketing of tonic products, exploit the market potential of tonic products such as Zhuangyao Jianshen Pill, Suoxian Bushen Oral Liquid, Qizi Tianjing Oral Liquid, and build a series of medicinal liquor products, including Shouwu Bushen liquor, Morinda Officinal tonic liquor, Maoji Blood Tonic liquor, and Huichun tonic liquor. The main products that we sell are Chinese medicines for cold, flu and cough medicines, normally the demand is slightly higher during the flu season which is in winter and early spring.

According to the data of Menet, the medical and health information online platform sponsored and managed by Guangzhou Biaodian Medical Information Co., Ltd. affiliated to the Southern Medical Economy Research Institute of the National Medical Products Administration, the overall sales of all traditional Chinese medicines in 2023 through the three major channels (public hospitals, primary clinics and retail pharmacies) in China were estimated at RMB 397.39 billion (approximately US$52.99 billion), representing a year-on-year growth of 5.69%. From 2020 to 2023, total sales of all traditional Chinese medicines across these three channels saw steady growth, and this trend is projected to persist in the coming years. This upward trajectory is expected to continue. For the 55 respiratory Chinese patent medicines recommended by multiple provincial medical authorities alone, their aggregate sales volume hit RMB 41.0 billion in 2024, and no authoritative forecast data for this specific product group’s 2025 sales volume is publicly available.

With the increasing awareness of personal health conditions among the general population, compared with the treatment after suffering from disease, we believe the concept of “preventative treatment” is gradually emerging, and the consumers for traditional Chinese medicine related nutritional supplements and health products are expanding every year.

Our clients

Our revenue is mainly from the sales of pharmaceutical products, accounting for approximately 95% of our total revenue. We have distribution network in 22 provinces and autonomous regions in China and have established good business relationship with the premium distributors and chain pharmacies in China. In each area we conduct our business, we select two or three local leading distributors as the first-tier distributors that purchase products from us and resell them to local retailers and pharmacies. Our selection is based on their reputation, distribution capacities and local network resources. We also have established business relations with well-known large chain pharmacies in China, such as Yifeng Pharmacy Chain Co., Ltd (益丰大药房) and have continuously been optimizing distribution channels, which are covering pharmacies with nationwide locations. With the implementation of new regulations on online medicine sales in China, we have been actively responding to the changing market due to the changes of regulations, carrying out more online marketing activities, improving online market sales, establishing business relationship with online pharmacies and other key players in this market, and actively expanding in the field of pharmaceutical e-commerce.

In addition, we provide marketing services to a related party, Shaanxi Hengcheng Pharmaceutical Co., Ltd., and the revenue from marketing services accounted for about 5% of the total revenue of the Company before 2025, and gradually decreased to 2.6% for the year end December 31, 2025 due to change of business strategy of the Company.

Our suppliers

We mainly purchase and sell traditional Chinese medicine, related nutritional supplements and health products produced by Guangdong Hengcheng Pharmaceutical Co., Ltd., a related party of the Company as well as certain chemical medical products. We sell 34 popular products with a total of 106 specifications, covering respiratory, cardio cerebral, digestive, and other treatment fields. As of December 31, 2025, approximately 81% of our total revenues are from traditional Chinese medicine. The main products include Ganmao Qingre Granules, Fenghan Ganmao Granules, Yinqiao Jiedu Granules, etc. Sales of chemical medicine accounted for 14% of our total revenue as of December 31, 2025. The sales of chemical medicine are mainly from the product Compound Triamcinolone Acetonide Acetate Solution (brand name: Anlong) purchased from Guangdong HengCheng Pharmaceutical Co., Ltd, which is used to treat skin diseases.

Marketing and Selling

In the next few years, our marketing and sales activities will focus on three targets:

1. Exploit and source new products with high-quality to distribute and sell to our clients

We will obtain the distribution rights, franchise, or sales exclusivity for products through the right holders, agents, and manufacturers, to build a product and promotion marketing system, and improve the ability to promote new products and our profitability. We will vigorously seek to expand into new product categories, introduce high-quality products, and build new products with sales more than RMB 10~100 million for cluster development of varieties around a certain field.

2. Deeply cultivate the market outside the hospital

In China, medicine sales channels are typically classified into three main categories. The first is level A and level B hospitals which are the largest and best rated hospitals with the largest market share at present. The second is retail pharmacies, whose market share is gradually rising. The third is primary medical care clinics. From the perspective of market share of sales of the three major channels, the market share of medicine used in level A and level B hospitals has gradually declined, while the share of retail pharmacies has increased significantly. It is predicted by Me Net that by 2029, the total market outside the hospital will reach RMB1.6 trillion, which is expected to match or even exceed the market inside the hospital. Combining our own advantages and experience, we will continue to cultivate the market outside the hospital, establish strategic partnerships with chain pharmacies and online e-commerce platforms, constantly optimize marketing channels, and promote the balanced development of full product coverage.

3. Digitally enabled marketing

We have seen that marketing and promotion relying on big data, cloud computing and other digital technologies has become the new trend of the medicine sales industry. Such digitally enabled marketing strategies have accelerated the construction of digital platforms, and improved the effectiveness of marketing organizations. Based on digital and automated data processing and multi-dimensional analysis of customer portraits, customized and accurate push of products is carried out according to user portraits to enhance the ability of products to reach the end users and we will develop such technologies to enable our marketing ability.

Competition

We compete with other Chinese pharmaceutical distribution companies, which sell products similar to ours. Many of them are more seasoned companies than us and have much more capital, technology, and other resources than we currently have. Some of our competitors may be able to respond more quickly to new opportunities, market changes or changes in customer preferences, may be able to carry out more extensive promotion activities than we do, provide more attractive commercial conditions to distributors, and adopt more active pricing strategies. Nevertheless, we believe that with our well-developed sales and marketing network and experienced and outstanding team, we are fully capable of occupying a place in the market competition.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and are key drivers of our success:

1. Experienced and stable marketing team

Our marketing team has rich experience and stable personnel. More than 80% of our marketing staff have more than 10 years of experience in medicine sales with rich and practical experience in marketing strategy, market development, medicine promotion, etc., and are good at channel construction management and end customer expansion and maintenance.

2. Efficient channel construction and broad terminal coverage

We have built a multi-channel sales system, including distribution of our products offline and to online pharmacies and their platforms, among which the offline distribution and marketing generate the majority of our revenue at present. At the same time, we have actively responded to the transformation of marketing channels that increasingly favor online distribution, carrying out more online marketing activities, and improving the online sales and revenues.

3. Strong product marketing ability

To achieve the goal of final sales, our marketing team focuses on hospitals, retail pharmacies and community clinics, carries out multi-dimensional marketing activities, and assists distributors in their product sales. Through refined management and operation of distribution and retail channels, accurate insight into market dynamics, rapid response to market information, timely provision of products that meet market demand, flexible and effective marketing policies, we have achieved efficient marketing and sales of high-quality medicines to end users.

4. Efficient operational management

We adopted the light assets operation mode, and manpower and capital are mainly invested in product selection, distributor screening, channel construction and market promotion. We have reduced the capital cost of holding inventory by sales and purchase management, and strictly manage the credit period of accounts receivable.

Our Challenges

Our competitors include well-known enterprises in the medicine distribution industry, such as JoinTown Pharmaceutical Group Co., Ltd, China National Accord Medicines Corporation Ltd, Qingdao Baheal Medical Inc., and well-known traditional Chinese medicine manufacturers in China that have their own distribution channels in China, including China Beijing Tongrentang Group Co., Ltd., Yunnan Baiyao Group, China Resources Sanjiu Medical & Pharmaceutical Co., Ltd and Guangzhou Baiyunshan Pharmaceutical Holdings Co., Ltd.

Our Growth Strategies

In order to enhance our competitive position and expand our market, we intend to pursue the following strategies and leverage our strengths to further grow our business:

1. New product strategy

Focusing on the overall layout of “prevention - treatment - rehabilitation”, through patent cooperation and mergers and acquisitions, we will select high-quality new products with intellectual property rights or exclusive distribution rights, use our own resources and capabilities to market and build our own brand marketing system, and improve our profitability.

2. International strategy for traditional Chinese medicines and high quality foreign medical products

We will focus on common diseases, frequently occurring diseases, chronic diseases, and difficult and miscellaneous diseases, give play to the unique advantages of traditional Chinese medicine in prevention, health care, disease treatment and rehabilitation. We will first select certain traditional Chinese medicine related healthy food standard products and cooperate with multinational pharmaceutical companies that we have existing relationship to distribute traditional Chinese medicine to Europe and around the world, to increase our sales.

We will also introduce foreign high-quality and innovative medicines through various modes such as exclusive distribution license, patent licensing or joint venture, to promote an introduce overseas high-quality products.

3. Digital intelligence strategy

We plan to further improve our digital marketing to achieve broad coverage and accurate access to the end users’ market, and to continue to improve operation decision-making ability based on big data analysis and the optimal allocation of our marketing resources.

We plan to build a digital platform to cover all our business management areas, further use IT technology to carry out intelligent applications, reduce costs and increase efficiency, and to improve our operation and management capabilities.

Employees

As of December 31, 2025 and December 31, 2024, we had 105 and 115 employees, respectively. The following table sets forth the breakdown of our employees as of the date of this prospectus, by function:

Category	Number of Employees	Percentage of workforce
General Manager’s Office	4	3.81%
Finance Department	5	4.76%
Quality Control Department	4	3.81%
Marketing Department	92	87.62%
Total	105	100%

As of December 31, 2025, all of our employees were based in Chengmai County, Hainan Province, China, where our principal executive offices are.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan, and a housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses, and certain allowances for our employees, up to a maximum amount specified by the local government from time to time. As of the date of this prospectus, we have made adequate employee benefit payments. However, if the relevant authorities found that we failed to make adequate payments, we may be required to make up the contributions for these plans as well as to pay late fees and fines. See “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

We enter into standard labor contracts with confidentiality clauses with our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

Our principal executive office is located in Hainan Eco Software Park of Chengmai County, Hainan Province, China, where Hainan Ronghui Technology Co. Ltd. leases approximately 378.98 square meters for office space. The leases will expire on December 31, 2027, which can be renewed upon mutual agreement with our landlord. Our leased premises are leased from an unrelated party who either has valid title to the relevant properties or proper authorization from the titleholder to sublease the property, as disclosed in the following table:

Property Address	Lessor	Annual Rent	Lease Expiration Date	Purposes/Use
Hainan Eco Software ParkA16-5, Chengmai County, Hainan Province, PRC	Hainan Ronghui Technology Co. Ltd.	RMB191,011.20 (approximately US$26,168)	December 31, 2027	Office

We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Insurance

The Company does not carry any business interruption insurance, product liability insurance, or any other insurance policy. Each of our operating subsidiaries offers employees social security insurance including endowment insurance, medical insurance, unemployment insurance, maternity insurance, employment injury insurance and housing provident fund as required by China government regulations.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

The relevant regulations promulgated by such government authorities are described below.

Regulations Relating to Foreign Investment

The PRC Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which has taken effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies a regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the Foreign Investment Law, the State Council will publish or approve to publish a catalogue for special administrative measures, or the “negative list.” The Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. The NDRC and the MOFCOM promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Edition) (the “2024 National Negative List”) on September 6, 2024, effective on November 1, 2024. Compared to the last Special Administrative Measures for Market Access of Foreign Investment (Negative List) promulgated by the NDRC and the MOFCOM in December 2021, the 2024 National Negative List cuts down the number of items restricted or prohibited to foreign investors from 31 to 29, and the restrictive measures on foreign investment access in the manufacturing sector were completely cancelled, resulting in zero restrictions on the manufacturing sector. Therefore, in the manufacturing sector, there is now equal national treatment of domestic and foreign investments.

However, the 2024 Negative List prescribes that any domestic enterprise engaging in businesses prohibited by the Negative Lists that lists, issues securities and trades shares overseas must obtain pre-approval consent from relevant competent regulator; overseas investors must not engage in the operation and management of the enterprise, and the percentage of foreign shareholding is subject to the relevant provisions in the administrative measures for domestic securities investments by foreign investors. The Foreign Investment Law provides that foreign invested entities operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities.

Furthermore, the Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within China, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise should be imposed legal liabilities for failing to report investment information in accordance with the requirements.

This new Foreign Investment Law has provided a more transparent foreign investment environment in China. Particularly, this new law has changed the regulatory procedure from a pre-approval requirement to the negative list system, which means the foreign invested company may engage in any business activities that are not in the negative list and pre-approval is not required anymore.

The PRC Company Law

The formation, operation, and management of corporate entities in China is governed by the PRC Company Law, which was promulgated by the SCNPC on December 29, 1993 and became effective on July 1, 1994. The latest amendment of the PRC Company Law is dated December 29, 2023 (“Company Law (2023)”), which will become effective on July 1, 2024. The PRC Company Law defines a “company” as a limited liability company or a joint stock limited company, both of which have the status of an enterprise legal person, and the liability of shareholders of a limited liability company or a joint stock limited company is limited to the amount of their capital contributions or shareholdings. Company Law (2023) further governs the formation, dissolution, organizational structure, capitalization, and social responsibility of a company, as well as the duties of officers and shareholders. Pursuant to Company Law (2023), all registered capital of a PRC limited liability company subscribed to by a shareholder must be fully paid for by such shareholder within five years from the date of the formation of the limited liability company, unless applicable laws or regulations provide otherwise. The State Counsel’s Provisions on Implementing the Registered Capital Recording and Administration System under the PRC Company Law, which was issued on July 1, 2024, granted limited liability companies established on or before June 30, 2024 (“existing LLCs”) a transition period until June 30, 2027 to adjust their capital contribution payment timeframe to be in compliance with Company Law (2023) if their existing capital contribution period exceeded five years. As of the date of this document, such transition period is still ongoing and has not expired. Furthermore, under the Company Law (2023), if a shareholder fails to make the required capital contribution by the deadline stipulated in the company’s articles of association, their unpaid equity interests are subject to forfeiture. Companies are also required to publicly disclose their shareholders’ paid-in capital contributions via the National Enterprise Credit Information Publicity System.

Negative List Relating to Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment promulgated and as amended from time to time by MOFCOM and National Development and Reform Commission (the “NDRC”) and MOFCOM. The NDRC and the MOFCOM promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Edition) (the “2024 National Negative List”) on September 6, 2024, effective on November 1, 2024. Industries not listed in the 2024 Negative List are generally deemed as constituting a third “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations. Any domestic enterprise engaging in businesses prohibited by the Negative Lists that lists, issues securities and trades shares overseas must obtain pre-approval consent from relevant competent regulator; overseas investors must not engage in the operation and management of the enterprise, and the percentage of foreign shareholding is subject to the relevant provisions in the administrative measures for domestic securities investments by foreign investors.

On December 26, 2019, the State Council issued the Implementation Regulations for the Foreign Investment Law, or the Implementation Regulations which came into effect on January 1, 2020. According to the Implementation Regulations, in the event of any discrepancies between the Foreign Investment Law, the Implementation Regulations and relevant provisions on foreign investment promulgated prior to January 1, 2020, the Foreign Investment Law and the Implementation Regulations shall prevail. The Implementation Regulations also indicated that foreign investors that invest in sectors on the Negative List in which foreign investment is restricted shall comply with special measures with respect to shareholding, senior management personnel and other matters stipulated in the Negative List.

Our operating subsidiaries engage in wholesale and sales of medical products in China, which are not within the category for which foreign investment is restricted under the current 2024 Negative List or other PRC Laws.

Furthermore, to encourage foreign investment in specific sectors, the NDRC and the MOFCOM promulgated the Catalogue of Encouraged Industries for Foreign Investment (2025 Edition) on December 15, 2025, which became effective on February 1, 2026. This Catalogue supersedes the 2022 Edition and expands the encouraged categories in advanced manufacturing, modern services, and high-tech industries.

Regulations Relating to Drug Operation and Distribution

On September 20, 1984, the SCNPC promulgated the Drug Administration Law (“DAL”), which was amended in 2001, 2013, 2015 and 2019 respectively to regulate all entities or individuals engaging in research, manufacture, operation, use, supervision and management of drugs within the PRC. According to the DAL and the Measures for the Supervision and Administration of Drug Quality in Operation and Usage (promulgated on September 27, 2023, effective January 1, 2024), which replaced the previous 2016 version, entities engaged in drug manufacturing activities must obtain approval from the drug regulatory authority of the provincial, autonomous region, or municipal government where they are located and obtain a drug manufacturing permit. Without such a permit, drugs may not be produced. The entities engaged in wholesale drug activities must also obtain approval from the drug regulatory authority of the provincial, autonomous region, or municipal government where they are located and obtain a Drug Operation License. Those engaged in retail drug activities must obtain approval from the drug regulatory authority of the county-level or higher government where they are located and obtain a Drug Operation License. Without a Drug Operation License, drugs may not be traded. Drug Operation License must indicate the validity period and the scope of business and must be re-examined and reissued upon expiration. Where the trading of drugs is conducted without a Drug Operation License, the illegal incomes by selling drugs shall be confiscated and the local Food and Drug Administration (the “FDA”, now known as the Medical Products Administration, or the “MPA”) shall impose the fine ranging from 15 to 30 times of the value of the illegally sold drugs (including sold or unsold drugs). Moreover, drug businesses must establish and implement drug storage policies and adopt necessary measures, such as refrigeration, anti-freezing, moisture protection, pest prevention, and rodent control, to ensure drug quality. Both inbound and outbound drugs must undergo inspection procedures.

The Implementation Rules for the Drug Administration Law, promulgated by the State Council in August 2002 and amended in 2016 and 2019, which emphasized the detailed implementation rules of drugs administration. The Measures for Supervision and Management of the Quality of Drug Operation and Use promulgated on September 27, 2023 and effective on January 1, 2024, stipulates the procedures for applying the Drug Operation License and the requirements and qualifications for pharmaceutical wholesalers or pharmaceutical retailers with respect to their management system, quality and etc. The valid term of the Drug Operation License is five years and shall be renewed through application during the period ranging from six months to two months prior to its expiration date. Implementation Regulations of the Drug Administration Law of the PRC have been comprehensively revised. The revised version was adopted at the State Council’s executive meeting on December 31, 2025, promulgated by State Council Order No. 828 on January 16, 2026, and came into force on May 15, 2026. These new regulations further strengthen the supervision and management of drugs, ensure drug use safety, promote high-quality development of the pharmaceutical industry, and provide more detailed implementation rules for the Drug Administration Law of the PRC and the Vaccine Administration Law of the PRC, superseding the previous 2019 version and replacing the draft for comments issued on May 9, 2022.

According to the Measures on Prescription Drugs and OTC Drugs Classification Management (Trial) and the Interim Provisions on the Circulation of Prescription and OTC Drugs (Trial), which were both promulgated in 1999 and became effective in January 2000, drugs are divided into prescription drugs and over-the-counter drugs, or OTC drugs. For prescription drugs, the dispensing, purchase and use can only be based on the prescription issued by the certified medical practitioner or certified medical assistant practitioner. In addition, the prescription drugs can only be advertised and promoted in professional medical magazines. The pharmaceutical wholesale enterprises distributing prescription drugs and/or OTC drugs, as well as pharmaceutical retail enterprises selling prescription drugs and/or Class A OTC drugs are required to obtain the Drug Operation License.

According to the Measures for Supervision and Management of the Quality of Drug Operation and Use, promulgated on September 27, 2023 and effective on January 1, 2024, the drug operation enterprises shall establish a quality management system that covers the whole process of drug operation, carry out quality management activities and other measures to ensure the drug quality. In addition, a drug operation enterprise shall not sell prescription drugs to consumers without prescription or offering gifts of prescription drugs directly or in disguised form as accompanying other drugs or goods purchased to the public and the enterprise in violation of such prohibitions shall be instructed to rectify, imposed a fine of not less than RMB5,000 but not more than RMB50,000 on the company that fails to make corrections within a prescribed time limit, and shall be imposed a fine of not less than RMB50,000 but not more than RMB200,000 if harmful consequences are caused. The newly revised Drug Administration Law of the PRC in 2019 abolishes the restriction on online sale of prescription drugs and adopts the principle of keeping online and offline sales consistent and the newly revised Regulations for Implementation of the Drug Administration Law of the PRC in 2019 further stipulates certain provisions to the online sale of drugs. Furthermore, in accordance with the Administrative Standard of Pharmaceutical Operating Quality, promulgated in April 2000 and amended in 2012, 2015 and 2016 respectively, the drug operation enterprises shall take effective quality control measures over the process of procurement, storage, transportation and sale of drugs in order to ensure their quality.

In addition, China has formed a “Two Invoice System” to control distribution of drugs. The “Two-Invoice System” generally requires that no more than two invoices may be issued throughout the distribution chain, with one from the manufacturer to a distributor and another from the distributor to the end-user hospital. This excludes the sale of products invoiced from the manufacturer to its wholly owned or controlled distributors, or for imported drugs, to their exclusive distributor, or from a distributor to its wholly owned or controlled subsidiary (or between the wholly owned or controlled subsidiaries). However, the system still significantly limits the options for companies to use multiple distributors to reach a larger geographic area in China. Compliance with the Two-Invoice System will become a prerequisite for pharmaceutical companies to participate in procurement processes with public hospitals, which currently provide most of China’s healthcare. Manufacturers and distributors that fail to implement the Two-Invoice System may lose their qualifications to participate in the bidding process.

In addition, the Medical Device Operating Quality Management Specification has been revised to adapt to new industry developments and regulatory requirements. The revised version, which adds a new chapter on “Establishment and Improvement of Quality Management System,” strengthens the quality management system requirements for medical device distributors.

Regulations Relating to Internet Drug Transaction Services

Prior to the regulatory reform in 2017, the Interim Provisions on the Examination and Approval of Internet Drug Transaction Services issued by the former CFDA governed the approval regime for online pharmaceutical transactions. Following the State Council’s approval streamlining reform in 2017, the pre-approval licensing system for internet drug transaction services has been abolished and replaced by a filing and ongoing supervision regime. According to the Drug Administration Law and the Administrative Standard of Pharmaceutical Operating Quality, enterprises shall take effective measures for quality control at such stages as procurement, storage, sales and transportation of drugs to ensure the quality of drugs and shall develop a drug traceability system as per relevant requirements of the state to realize the traceability of drugs.

Regulations Relating to Online Drug Information Services

The Measures Regarding the Administration of Drug Information Service over the Internet was promulgated by CFDA on July 8, 2004 and amended on November 17, 2017, pursuant to which the Internet drug information services is to provide drug (including medical device) information services to online users, which is divided into commercial internet drug information services and non-commercial internet drug information services. Furthermore, the information relating to drugs shall be accurate and scientific in nature, and its provision shall comply with the relevant laws and regulations. No product information of stupefacient, psychotropic drugs, medicinal toxic drugs, radiopharmaceutical, detoxification drugs and pharmaceutics made by medical institutes shall be distributed on the website. In addition, advertisements relating to drugs (including medical devices) shall be approved by the NMPA or its competent branches, and shall specify the approval document number.

Regulations Regulating to Production Safety

According to the Production Safety Law of the People’s Republic of China promulgate by the Standing Committee of NPC on June 29, 2002, became effective on November 1, 2002 and revised on August 27, 2009, August 31, 2014 and June 10, 2021 respectively, production and operation units should possess the conditions for production safety as stipulated in the relevant laws and regulations. Enterprises with more than 100 employees should set up production safety management organizations or equip them with full-time production safety management personnel. Production and operation units should carry out production safety education and training of employees, to ensure that employees have the necessary knowledge of production safety, familiar with the relevant production safety regulations and systems and safe operation procedures, and to master the safe operation of the skills of the post. Production and operation units of special operators (the scope of production safety supervision and management departments determined by the State Council) must be in accordance with the relevant provisions of the specialized safety training, to obtain the appropriate qualifications before they can work.

Regulations Relating to Product Quality

The main legal provisions regulating product liability are contained in the Product Quality Law of the People’s Republic of China, which was amended and effective on December 29, 2018. Anyone engaging in the production and sale of products in the PRC must comply with the Product Quality Law and producers and sellers must assume product quality responsibilities in accordance with the provisions of the Product Quality Law. According to the Product Quality Law, consumers or other victims who suffer from personal injury or property loss due to product defects may claim compensation from the producers and sellers. If the producer is responsible for the defective product, the seller has the right to recover the compensation from the producer after paying the compensation, and vice versa. Violations of product quality laws may result in fines. In addition, the seller or producer may be ordered to terminate its operation and its business license may be revoked. In serious cases, they may be held criminally liable.

The tort liability provisions governing product damage and environmental pollution are currently stipulated by the Tort Liability Chapter of the Civil Code of the People’s Republic of China, which officially superseded the former Tort Liability Law and took effect on January 1, 2021. Under the Civil Code, producers are primarily liable for damages arising from defective products, and the aggrieved party may claim compensation from either the producer or the seller. The party that makes compensation shall have the right of recourse against the ultimately liable party. In respect of environmental pollution damages, the Civil Code adopts the strict liability principle under which polluters shall be liable for resulting damages regardless of administrative regulatory violations.

Regulations Relating to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers. The Regulation for the Implementation of the PRC Consumer Rights and Interests Protection Law was promulgated in March 2024 and took effect on July 1, 2024, further refining the regulatory requirements for business operators’ obligations and consumer rights protection under the updated regulatory regime.

Regulations relating to Internet Information Security and Privacy Protection

On December 28, 2012, SCNPC issued Decision of the Standing Committee of the National People’s Congress on Strengthening Information Protection on Networks, pursuant to which network service providers and other enterprises and institutions shall, when gathering and using electronic personal information of citizens in business activities, publish their collection and use rules and adhere to the principles of legality, rationality and necessarily, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected, and shall not collect and use information in violation of laws and regulations and the agreement between both sides; and the network service providers and other enterprises and institutions and their personnel must strictly keep such information confidential and may not divulge, alter, damage, sell, or illegally provide others with such information.

On July 16, 2013, the Ministry of Industry and Information Technology, or the MIIT, issued the Provisions on the Protection of Personal Information of Telecommunication and Internet User, which was effective as of September 1, 2013. The requirements under this order are stricter and wider compared to the above decision issued by the National People’s Congress. According to the provisions, if a network service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Furthermore, it must disclose to its users the purpose, method and scope of any such collection or usage, and must obtain consent from the users whose information is being collected or used. Network service providers are also required to establish and publish their protocols relating to personal information collection or usage, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Network service providers are required to cease any collection or usage of the relevant personal information, and provide services for the users to de-register the relevant user account, when a user stops using the relevant Internet service. Network service providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such personal information unlawfully to other parties. In addition, if a network service provider appoints an agent to undertake any marketing or technical services that involve the collection or usage of personal information, the network service provider is required to supervise and manage the protection of the information. The provisions state, in broad terms, that violators may face warnings, fines, public exposure and, criminal liability whereas the case constitutes a crime.

The Cybersecurity Law, as adopted by the National People’s Congress on November 7, 2016, came into force on June 1, 2017. The Cybersecurity Law was revised for the first time since its implementation, with the revised version taking effect on January 1, 2026. The revision introduced a graded penalty system and added provisions regarding artificial intelligence, reflecting a more contemporary and risk-based regulatory approach. Considered as the fundamental law in the area of cybersecurity in China, the Cybersecurity Law regulates network operators and others from the following perspectives: the principle of Cyberspace sovereignty, security obligations of network operators and providers of network products and services, protection of personal information, protection of critical information infrastructure, data use and cross-border transfer, network interoperability and standardization. Where an individual finds any network operator collects or uses his or her personal information in violation of the provisions of any law, regulation or the agreement of both parties, the individual shall be entitled to request the network operator to delete his or her personal information; if the individual finds that his or her personal information collected or stored by the network operator has any error, he or she shall be entitled to request the network operator to make corrections, and the network operator shall take measures to do so. Pursuant to this law, the violators may be subject to: (i) warning; (ii) confiscation of illegal gains and fines equal to one to ten times of the illegal gains; or if without illegal gains, fines up to RMB1,000,000; or (iii) an order to shut down the website, suspend the business operation for rectification, or revoke business license. Besides, responsible persons may be subject to fines between RMB10,000 and RMB100,000.

In August 2021, the Standing Committee of the National People’s Congress officially promulgated the Personal Information Protection Law, effective on November 1, 2021, which provides detailed rules on handling personal information and legal responsibilities, including but not limited to the scope of personal information and the ways of processing personal information, the establishment of rules for processing personal information, and the individual’s rights and the processor’s obligations in the processing of personal information. The Personal Information Protection Law also strengthens the punishment for those who illegally process personal information.

On July 7, 2022, CAC promulgated the Measures for the Security Assessment of Data Cross-border Transfer, effective on September 1, 2022, which requires the data processors to apply for data cross-border security assessment coordinated by the CAC under the following circumstances: (i) any data processor transfers important data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year and ; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC. On March 22, 2024, CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Flows to further clarify the Measures for the Security Assessment of Data Cross-border Transfer. In cases of inconsistency between the Measures for the Security Assessment of Data Cross-border Transfer and the Provisions on Promoting and Regulating Cross-border Data Flows, the latter shall prevail.

On December 29, 2011, the MIIT promulgated the Several Provisions on Regulating the Market Order of Internet Information Services, which became effective on March 15, 2012. On December 28, 2012, the SCNPC promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the internet. The Provisions on Protection of Personal Information of Telecommunications and Internet Users promulgated by the MIIT on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by internet service providers. Specifically, (1) the users’ personal information shall not be collected without prior consent; (2) the personal information shall not be collected other than those necessary for internet service providers to provide services; (3) the personal information shall be kept strictly confidential; and (4) a series of detailed measures shall be taken to prevent any divulge, damage, tamper or loss of personal information of users.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in April 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (1) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (2) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (3) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (4) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations. In addition, on May 28, 2020, the National People’s Congress of the PRC approved the PRC Civil Code, which took effect on January 1, 2021. Pursuant to the PRC Civil Code, the collection, storage, use, process, transmission, provision and disclosure of personal information shall follow the principles of legitimacy, properness and necessity.

In addition to the existing framework for cross-border data transfers, the Network Data Security Management Regulations came into force on January 1, 2025, providing a systematic set of rules for network data processing activities.

Regulations Relating to Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks, and domain names.

Copyright.

In accordance with the Copyright Law of the PRC promulgated by the SCNPC on September 7, 1990, amended on February 26, 2010 and November 11, 2020, Chinese citizens, legal persons or other entities own the copyright in their works whether published or not, including written works, oral works, music, comedy, arts of talking and singing, dance and acrobatics, work of art and architecture work, photographic works, cinematographic work and work created by the method similar to the film production method; engineering design drawing, product design drawing, map, sketch and other graphic works and model works, computer software and other works specified by laws and administrative regulations. The rights a copyright owner has include but not limited to the following rights of the person and property rights: the right of publication, right of authorship, right of modification, right of integrity, right of reproduction, distribution right, rental right, right of network communication, translation right and right of compilation.

In accordance with the Regulations on the Protection of Computer Software promulgated by the State Council on December 20, 2001 and last amended on January 30, 2013, Chinese citizens, legal persons or other entities own the copyright, including the right of publication, right of authorship, right of modification, right of reproduction, distribution right, rental right, right of network communication, translation right and other rights software copyright owners shall have in software developed by them, regardless of whether it has been published.

In accordance with the Measures for the Registration of Computer Software Copyright promulgated by the National Copyright Administration on April 6, 1992 and last amended on February 20, 2002, software copyrights, exclusive licensing contracts for software copyrights and software copyright transfer contracts shall be registered, and the National Copyright Administration shall be the competent authority for the administration of software copyright registration and designates the Copyright Protection Center of China as a software registration authority. The Copyright Protection Center of China shall grant a registration certification to a computer software copyright applicant who complies with regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark.

The Trademark Law of the PRC promulgated in August 2013 which took effect in May 2014 (the “Trademark Law”), and revised in 2019, and its implementation rules protect registered trademarks. The Trademark Office of National Intellectual Property Administration, PRC, formerly the PRC Trademark Office of the State Administration of Market Regulation is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, such application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain Name.

Domain names are protected under the Administrative Measures for Internet Domain Names promulgated by MIIT on August 24, 2017, effective on November 1, 2017 (the “Domain Name Measures”). MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The Domain Names Measures has adopted a “first-to-file” principle with respect to the registration of domain names. According to the Domain Name Measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedures.

The Company has registered its trademarks with competent regulatory agencies in China. We may be, from time to time in the future, subject to legal proceedings and claims relating to the intellectual property rights of others. See Risk Factors- Risks Related to Our Business: We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Tax Evasion With Respect to Taxes On Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. We believe our corporate structure has made us eligible for such a reduced rate once we become a resident enterprise in Hong Kong. The qualification of HK resident enterprise focuses on de facto management. As of the date of this prospectus, we do not have a management team in Hong Kong and would most likely not be considered an HK resident enterprise and therefore would not be eligible for the reduced 5% withholding tax rate.

Regulations on Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the PRC Enterprise Income Tax Law, or the EIT Law, promulgated by the NPC and implemented in January 2008 and amended in March 2017, and December 2018, respectively, and (ii) the implementation rules to the EIT Law promulgated by the State Council and implemented in January 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in the PRC, including foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions.

In addition, according to the EIT Law and its implementation rules, enterprises registered in countries or regions outside the PRC with “de facto management bodies” located within China may be considered to be PRC resident enterprises and will be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementation rules of the EIT Law define “de facto management bodies” as establishments that exercise full and substantial control over and overall management of the business, productions, personnel, accounts, and properties of an enterprise. The only detailed guidance currently available for the definition of  “de facto management body” as well as the determination and administration of tax residency status of offshore-incorporated enterprises are set forth in the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the SAT in April 2009, or Circular 82, and the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version) issued by the SAT in July 2011, or Bulletin No. 45, which provides guidance on the administration as well as the determination of the tax residency status of a Chinese-controlled offshore-incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder.

According to Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:

●	the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC;

●	decisions relating to the enterprise’s financial and human resource matters are made or are subject to the approval of organizations or personnel in the PRC;

●	the enterprise’s primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and

●	50% or more of voting board members or senior executives habitually reside in the PRC.

Bulletin No. 45 further clarifies certain issues related to the determination of tax resident status and competent tax authorities. It also specifies that when provided with a copy of Recognition of Residential Status from a resident Chinese-controlled offshore-incorporated enterprise, a payer does not need to withhold income tax when paying certain PRC-sourced income such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

We believe that we are not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its worldwide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our Ordinary Shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

Regulations on Income Tax for Share Transfers

According to the Announcement of the SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or Circular 7, promulgated by the SAT in February 2015, if a non-resident enterprise, such as the Company, transfers the equity interests of a PRC resident enterprise indirectly through the transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise through or in a public securities market) without a reasonable commercial purpose, the PRC tax authorities have the power to reassess the nature of the transaction and treat the indirect equity transfer as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%. Under the terms of Circular 7, the transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes: (i) over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties; (ii) at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territory, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territory; (iii) the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; and (iv) the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties. In October 2017, the SAT issued the Bulletin of SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which, among others, repeals certain rules stipulated in Circular 7. Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises.

Regulations on PRC Value-Added Tax and Business Tax

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to approval by the relevant tax authorities. Pursuant to the Provisional Regulations on Value-Added Tax of the PRC and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services, and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchase can be offset against such output VAT.

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries, including the VATS, on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Certain small taxpayers under PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On April 4, 2018, the Ministry of Finance and the State Administration of Taxation issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the abovementioned notice, the taxable goods previously subject to VAT rates of 17% and 11%, respectively, become subject to lower VAT rates of 16% and 10%, respectively, starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10%, respectively, become subject to lower VAT rates of 13% and 9%, respectively, starting from April 1, 2019. Our PRC subsidiaries currently pay VAT at a rate of 13%.

The Value-Added Tax Law of the People’s Republic of China was adopted by the Standing Committee of the National People’s Congress on 25 December 2024 and shall come into force on 1 January 2026, superseding the Provisional Regulations on Value-Added Tax of the People’s Republic of China. The VAT Law maintains the existing VAT rate tiers of 13%, 9% and 6%. It adopts the consumption destination principle to determine domestic taxable transactions involving services and intangible assets, narrows the scope of deemed taxable transactions, statutorily prescribes a 3% collection rate for simplified taxation methods, formalises rules for excess input VAT refunds, and defines small-scale taxpayers as taxpayers whose annual taxable turnover does not exceed RMB5 million.

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, which were most recently amended in August 2008. Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises (“SAFE Circular 142”), regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC.

In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not, in any case, be used to repay RMB loans if the proceeds of such loans have not been used. Any violation of Circular 142 may result in severe penalties, including substantial fines.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expense accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders, no longer require approval or verification from SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously.

In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration, and banks must process foreign exchange business relating to direct investment in the PRC based on the registration information provided by SAFE and its branches.

In July 2014, SAFE further reformed the foreign exchange administration system in order to satisfy and facilitate the business and capital operations of Foreign-Invested Enterprises and issued the Circular of the State Administration of Foreign Exchange on the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-Invested Enterprises in Certain Areas (“Circular 36”), in July 2014. This circular suspends the application of Circular 142 in certain areas and allows a Foreign-Invested Enterprise registered in such areas to use the RMB capital converted from foreign currency registered capital for equity investments within the PRC.

On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Pursuant to SAFE Notice 13, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, will directly examine applications and manage registrations.

On March 30, 2015, SAFE promulgated SAFE Circular 19 to expand the reform nationwide. SAFE Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. SAFE Circular 19 allows foreign-invested enterprises to make equity investments by using RMB funds converted from foreign exchange capital. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from foreign exchange capital for expenditure beyond the enterprise’s business scope, providing entrusted loans, or repaying loans between non-financial enterprises.

On June 9, 2016, SAFE issued SAFE Circular 16, which took effect on the same day. Compared to SAFE Circular 19, SAFE Circular 16 provides that, in addition to foreign exchange capital, foreign debt funds and proceeds remitted from foreign listings should also be subject to the discretional foreign exchange settlement. In addition, it also lifted the restriction that foreign exchange capital under the capital accounts and the corresponding RMB capital obtained from foreign exchange settlement should not be used for repaying the inter-enterprise borrowings (including advances by a third party) or repaying bank loans in RMB that had been sub-lent to the third party.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting profits. Moreover, pursuant to Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

Based on the foregoing, if we intend to provide funding to our WFOE through capital injection, we should file with the State Administration for Market Regulation or its local counterparts, via the foreign investment comprehensive administrative system and register such funding with local banks for foreign exchange related matters.

In October 2019, SAFE promulgated Circular 28 to further promote the facilitation of cross-border trade and investment and relax certain restriction on foreign exchange settlement. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations about or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

All our current major shareholders have completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. Failure to comply with the registration procedures set forth in Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations on Stock Incentive Plans

SAFE promulgated the Stock Option Rules in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plans in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas-listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

We have not adopted any stock incentive plans as of the date of this prospectus.

Regulations on Dividend Distribution

Under our current corporate structure, we may rely on dividend payments from WFOE, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing the distribution of dividends of foreign-invested enterprises include the newly enacted Foreign-Investment Law, which came into effect on January 1st, 2020, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Overseas Listings

On February 17, 2023, the CSRC released the New Overseas Listing Rules with five interpretive guidelines, which took effect on March 31, 2023. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as: a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. Pursuant to the New Overseas Listing Rules, domestic companies that seek initial public offering or listing securities overseas, both directly and indirectly, shall file with the CSRC within three working days after the submission of overseas offering/listing application. Furthermore, upon the occurrence of any of the material events specified below after an issuer has completed its offering and listed its securities on an overseas stock exchange, the issuer shall submit a report thereof to the CSRC within three working days after the occurrence and public disclosure of the event: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The New Overseas Listing Rules stipulate the legal consequences to the companies for breaches, including failure to fulfil filing obligations or filing documents having false statement or misleading information or material omissions, which may result in a fine ranging from RMB 1 million to RMB 10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market. We are subject to the relevant filing procedures of the CSRC in connection with our overseas offerings under the New Overseas Listing Rules, including the public offering pursuant to this registration statement. We filed this offering with CSRC on December 30, 2024, responded to comments from CSRC in 2025 and are waiting for further feedback from the CSRC.

See “Risk Factors—Risks Related to Doing Business in China—The filing with the China Securities Regulatory Commission (“CSRC”) is required in connection with this offering under New Overseas Listing Rules, and, if required, we cannot assure you that we will be able to receive approval from the CSRC for this offering. The approval, filing, and/or other administration requirements of the CSRC or other PRC governmental authorities may be required in connection with our future securities offerings under PRC law, and, if required, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file with the CSRC for such offerings..”

Regulations Relating to Employment

Pursuant to the Labor Law of PRC, promulgated by the NPC in July 1994 and revised in August 2009 and December 2018 (the “Labor Law”), and the Labor Contract Law of PRC, promulgated by the Standing Committee of the NPC in June 2007 and amended in December 2012 (the “Labor Contract Law”), employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and paying the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds based on local annual minimum salary standard or certain percentage of the local annual average compensations to works (“Social Insurance Payment Base”). Under the Social Insurance Law of the People’s Republic of China and other relevant requirements, employees are required to participate in five types of social insurance, namely basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance, of which the premiums of maternity insurance and work-related injury insurance shall be paid only by the employer in accordance with national regulations and employees are not required to pay, while premiums of basic pension insurance, basic medical insurance and unemployment insurance shall be paid jointly by employer and employees. If the employer fails to pay the social insurance premiums in full as scheduled, the social insurance authorities may order the employers to make the payments or to make up the difference within a specified time limit, with late payment fees imposed. If the employers fail to make the payments within such time limit, relevant administrative authorities may impose fines on them. In accordance with the Regulation on Management of Housing Provident Fund promulgated by the State Council on April 3, 1999 (latest revised on March 24, 2019), the employer shall make contributions to the housing provident fund for its employees. We participate in employee benefit plans to such plans required by current PRC laws and regulations. If enterprises are required to contribute to the plans or funds based on a higher Social Insurance Payment Base under the new regulations or policies in the future, we may have to make more contributions to such plans for our employees.

In addition, the PRC Individual Income Tax Law requires companies operating in China to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. As of the date of this prospectus, our Mainland PRC subsidiaries did not make adequate contributions to various employee benefit plans for their employees and we had not received any notice from the local authorities or court or any claim or request from these employees in this regard.

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which became effective on July 1, 2013. Pursuant to the amended Labor Contract Law, the outsourced contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of outsourced contract workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with an outsourced contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Labor Dispatch Interim Provisions, promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, outsourced workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use outsourced workers for temporary, auxiliary or substitutive positions, and the number of outsourced workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Interim Provisions shall be ordered by the labor administrative authorities to rectify the noncompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 to RMB10,000 for each noncompliance outsourced worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the outsourced worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the PRC Civil Code, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use outsourced labor shall bear tortious liability for any injury or damage caused to other people by outsourced personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the PRC promulgated by the SCNPC on July 5, 1994, amended on August 30, 2007, August 27, 2009, August 26, 2019 and took effect on January 1, 2020, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. If the lessor and lessee fail to complete the registration procedures, both lessor and lessee may be subject to fines ranging from RMB1,000 (approximately $137) to RMB10,000 (approximately $1,370). In addition, although the unregistered lease agreements are considered binding agreements, in practice, some of the remedies generally available to the registered lease agreements may not be fully applicable to the unregistered lease agreements, such as specific performance of lease agreement against new purchasers of the property.

According to the PRC Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease agreement if the lessee subleases the premises without the prior consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Pursuant to the Administrative Measures for Commodity Housing Tenancy issued by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and came into effect on February 1, 2011, both lessor and lessee shall go through the housing tenancy registration formalities with the competent construction (real estate) departments of the municipalities directly under the central government, cities and counties where the housing is located within 30 days after the housing tenancy contract is signed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Weixiong Tan	43	Chairman of the Board and Director
Wei Zhao	44	Chief Executive Officer and Director
Wei Tang	50	Chief Financial Officer
		Independent Director Nominee
		Independent Director Nominee
		Independent Director Nominee

*	Each of [ ] has indicated his consent to serve as an independent director upon the formal appointment by the board of directors prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Biography

Weixiong Tan

Weixiong Tan was appointed as the Chairman of the Board of Directors of the Company (the “Board”) on March 25, 2025. Mr. Tan was appointed as a director of the Company on March 21, 2024. Mr. Tan has served as the Chairman and General Manager of Guangdong Hengcheng Pharmaceutical Co., Ltd. since December 2008. Since July 2016, Mr. Tan has served as the Executive Director of Hainan Hengcheng Health Industry Co., Ltd. Mr. Weixiong Tan holds a Bachelor of Science degree in Mathematics and Applied Mathematics from Guangdong Polytechnic Normal University and a Master of Science degree in Management and Marketing from the Business School of the Nottingham Trent University.

Wei Zhao

Mr. Zhao was appointed as a director of the Company on March 21, 2024 and was appointed as Chief Executive Officer of the Company on March 25, 2025. Since November 2021, Mr. Zhao has been the Compliance Director of Zhongsheng Jiahe Asset Management Co., Ltd. Mr. Zhao served as the general manager of Watson Fund Management Co., Ltd. from September 2014 to March 2016. From April 2016 to May 2018, he was the general manager of Beijing Longcheng Mingrun Technology Co., Ltd. Mr. Zhao also served as a director of KaiYuan Securities from March 2017 to July 2018. From May 2018 to November 2021, Mr. Zhao was the general manager of KaiYuan RuiTai Fund Management Co., Ltd. Mr. Zhao obtained his bachelor’s degree from Northeastern University and a master’s degree from Tianjin University of Finance and Economics.

Wei Tang

Ms. Tang was appointed as Chief Financial Officer of the Company on March 25, 2025. Since July 2, 2024, Ms. Tang has served as the financial director of Hainan HengRong Health Industry Co., Ltd. From September 1, 2011, to January 31, 2016, Ms. Wei Tang served as the financial director of Zhanjiang Branch of Guangdong Radio and Television Network Co., Ltd., responsible for the management of the branch’s budget, funds, taxes, accounting, and other related tasks. From February 1, 2016, to June 30, 2024, Ms. Tang served as the financial director at Guangdong Hengcheng Pharmaceutical Co., Ltd., responsible for the financial management of the company and its subsidiaries, as well as the preparation for the company’s listing. From February 1, 2016, to June 30, 2024, Ms. Tang also served as the financial director of Hengcheng Pharmaceutical Group Co., Ltd. Ms. Tang holds a Bachelor’s degree in Economics from Anhui University of Finance and Economics and a Master of Business Administration from Jinan University.

Employment Agreements, Director Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to these agreements, each of our executive officers is employed for an initial term of two years, renewable upon mutual agreement of the Company and the executive officer.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any, and other company benefits, each as determined by the board of directors from time to time.

We may terminate the executive officer’s employment for cause, at any time, upon the officer’s receipt of termination notice and without remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or material breach of any term of any employment or other services, confidentiality, intellectual property or non-competition agreements with the Company. In such case, the executive officer will solely be entitled to accrued and unpaid salary through the effective date of such termination, and his/her right to all other benefits will terminate, except as required by any applicable law. The executive officer is not entitled to severance payments upon any termination.

The executive officer may voluntarily terminate his/her employment for any reason, and such termination shall take effect 30 days after the receipt by the Company of the notice of termination. Upon the effective date of such termination, the executive officer shall be entitled to (a) accrued and unpaid salary and vacation through such termination date; and (b) all other compensation and benefits that were vested through such termination date. In the event the executive officer is terminated without notice, it shall be deemed a termination by the Company for cause.

Each of our executive officers has agreed not to use for his or her personal purposes nor divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company, whether developed by him or herself or by others.

In addition, each executive officer has agreed to be bound by non-competition restrictions during the term of his or her employment and for six months following the last date of employment.

Each executive officer also has agreed not to (i) solicit or induce, on his or her own behalf or on behalf of any other person or entity, any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or (ii) solicit or induce, on his or her own behalf or on behalf of any other person or entity, any customer or prospective customer of the Company or any of their respective affiliates to reduce its business with the Company or any of its affiliates.

We will enter into director agreements with each of our independent directors, which agreements set forth the terms and provisions of their respective engagements.

In addition, we will enter into indemnification agreements with each of our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current Memorandum and Articles of Association.

Compensation of Directors and Executive Officers

For the years ended December 31, 2024 and 2025, we paid nil and nil to our executive officer for his/her services and we did not pay our directors for their services solely as our directors during the years ended December 31, 2024 and 2025. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated defined contribution plan.

Pursuant to our Memorandum and Articles of Association, until otherwise determined by ordinary resolution of our shareholders, our directors (other than alternate directors) shall be entitled to such remuneration by way of fees for their services in the office of director as the Board may determine.

Board of Directors and Committees

Our board of directors currently consists of five directors. The NASDAQ Capital Market corporate governance rules require that a majority of an issuer’s board of directors must consist of independent directors. We have a majority of independent directors serving on our board of directors.

Our board of directors may exercise all the powers of our Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, and issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of our Company or its parent undertaking or any subsidiary undertaking of our Company or of any third party. None of our non-executive directors has a service contract with us that provides for severance payments upon termination of service.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his/her interest at a meeting of the directors. Subject to the stock exchange rules and disqualification by the chairman of the board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he/she may be interested therein provided the director discloses to his/her fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he/she does so his/her vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. Unless a shareholding qualification for our directors is fixed by ordinary resolution of our shareholders, no director shall be required to own our shares as a condition for his appointment.

We have established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each of the committees of the board of directors is described below.

Audit Committee

[      ], [      ], and [      ] are members of our Audit Committee; [  ] serves as the chairman of the Audit Committee. All members of our Audit Committee satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We have adopted and approved a charter for the Audit Committee. In accordance with our Audit Committee Charter, our Audit Committee shall:

●	evaluate the independence and performance of, and assess the qualifications of, our independent auditor, and engage such independent auditor;

●	approve the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approve in advance any non-audit service to be provided by the independent auditor;

●	monitor the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	review the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and review with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversee all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board of directors;

●	review and approve in advance any proposed related-party transactions and report to the full board of directors on any approved transactions; and

●	provide oversight assistance in connection with legal, ethical, and risk management compliance programs established by management and the board of directors, including Sarbanes-Oxley Act implementation, and make recommendations to the board of directors regarding corporate governance issues and policy decisions.

We have determined that [      ] possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

[      ], [      ], and [      ] are members of our Compensation Committee; [      ] serves as the chairman of the Compensation Committee. All members of our Compensation Committee are qualified as independent under the current definition promulgated by NASDAQ. We have adopted a charter for the Compensation Committee.

In accordance with the Compensation Committee’s Charter, the Compensation Committee is responsible for overseeing and making recommendations to the board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices. The Compensation Committee shall:

●	approve compensation principles that apply generally to Company employees;

●	make recommendations to the board of directors with respect to incentive compensation plans and equity-based plans taking into account the results of the most recent rules to provide the shareholders with an advisory vote on executive compensation, generally known as “Say on Pay Votes” (Section 951 in The Dodd-Frank Wall Street Reform and Consumer Protection Act), if any;

●	administer and otherwise exercise the various authorities prescribed for the Compensation Committee by the Company’s incentive compensation plans and equity-based plans;

●	select a peer group of companies against which to benchmark/compare the Company’s compensation systems for principal officers elected by the board of directors;

●	annually review the Company’s compensation policies and practices and assess whether such policies and practices are reasonably likely to have a material adverse effect on the Company;

●	determine and oversee stock ownership guidelines and stock option holding requirements, including periodic review of compliance by principal officers and members of the board of directors;

Corporate Governance and Nominating Committee

[      ], [     ], and [     ] are members of our Corporate Governance and Nominating Committee; [    ] serves as the chairman of the Corporate Governance and Nominating Committee. All members of our Corporate Governance and Nominating Committee are qualified as independent under the current definition promulgated by NASDAQ. We have adopted a charter for the Corporate Governance and Nominating Committee.

In accordance with its charter, the Corporate Governance and Nominating Committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies. The Corporate Governance and Nominating shall:

●	identify and screen individuals qualified to become Board members consistent with the criteria approved by the board of directors, and recommend to the board of directors’ director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

●	recommend directors for appointment to Board committees;

●	make recommendations to the board of directors as to determinations of director independence;

●	oversee the evaluation of the board of directors;

●	make recommendations to the board of directors as to compensation for the Company’s directors; and

●	review and recommend to the board of directors the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company.

Director Independence

Our board of directors reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly, and the Company has determined that [     ], [     ], and [     ] are “independent directors” as defined by NASDAQ.

Code of Ethics

We have adopted a code of ethics that applies to all executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Family Relationships

There is no family relationship among any of our directors or executive officers.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association as amended and restated from time to time. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. Our board of directors has all the powers necessary for managing and for directing and supervising our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

●	approving the transfer of shares in our Company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or an ordinary resolution of our shareholders. Our directors hold office until they are removed from office by ordinary resolution of our shareholders. A director will cease to be a director if, among other things, the director (a) is prohibited by the law of the Cayman Islands from acting as a director; (b) is made bankrupt or makes an arrangement or composition with his creditors generally; (c) resigns his office by notice to the Company; (d) only held office as a director for a fixed term and such term expires; (e) in the opinion of a registered medical practitioner by whom, is being treated he becomes physically or mentally incapable of acting as a director; (f) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (g) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (h) without the consent of the other Directors, is absent from meetings of directors for a continuous period of six months.

Our officers are elected by and serve at the discretion of the board of directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security, of which that person has a right to acquire beneficial ownership within 60 days.

Applicable percentage ownership prior to the offering is based on 20,000,000 Ordinary Shares outstanding as of the date of this prospectus. The table also lists the percentage ownership after this offering based on Ordinary Shares outstanding immediately after the completion of this offering sale of 5,000,000 Ordinary Shares, assuming the Underwriter does not exercise its over-allotment option.

The address of our directors and executive officers is 3rd Floor, A-24 Building, Hainan Eco-Software Park, Old town development Zone, Chengmai County, Hainan Province, China 571900.

Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
Name of Beneficial Owners	Number	%	Number	%
Directors and Executive Officers:
Weixiong Tan (1)	17,896,000	89.48	17,896,000	71.58
Wei Zhao (2)	2,104,000	10.52	2,104,000	8.42
Wei Tang

All directors and executive officers as a group (6 individuals)	20,000,000	100	20,000,000	80

5% or Greater Shareholders:
HengHong Holdings Limited	17,896,000	89.48	17,896,000	71.58
Loong Shine Holdings Limited	2,104,000	10.52	2,104,000	8.42

(1)	Represents 17,896,000 Ordinary Shares owned by HengHong Holdings Limited. Mr. Weixiong Tan, Chairman of the Board of Director of the Company, is the sole director and shareholder of HengHong Holdings Limited. The registered address of HengHong Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.
(2)	Represents 2,104,000 Ordinary Shares owned by Loong Shine Holdings Limited. Mr. Wei Zhao, Chief Executive Officer of the Company, is the sole director and shareholder of Loong Shine Holdings Limited. The registered address of Loong Shine Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

RELATED PARTY TRANSACTIONS

The Company’s related parties with which the Company had transactions include its affiliates, any director or executive officers of the Company and their immediate family members, as well as any shareholders owning more than 5% of the Company’s ordinary shares.

The table below sets forth the related parties and their relationships with the Company who had transaction with the Company:

Name of Entity or Individual	Relationship with the Company
Weixiong Tan	Chairman of the Company
Wei Zhao	CEO of the Company
Jianwen Su	Immediate family member of Chairman
Guangdong Hengcheng Pharmaceutical Co., Ltd. (“GDHC”)	Controlled by Chairman’s family
Shaanxi Hengcheng Pharmaceutical Co., Ltd. (“SXHC”)	Controlled by Chairman’s family
Zhanjiang Hengyi Hotel Co., Ltd. (“Zhanjiang Hengyi”)	Controlled by Chairman’s family
Hengcheng Pharmaceutical Group Co., Ltd. (“Hengcheng Pharmaceutical”)	Controlled by Chairman’s family
Zhanjiang Hengcheng Investment Co., Ltd. (“HengCheng Investment”)	Controlled by Chairman’s family
Zhanjiang Fengyuan Real Estate Co., Ltd. (“Zhanjiang Fengyuan”)	Controlled by chief executive officer
Zhanjiang Henghong Real Estate Co., Ltd. (“Zhanjiang Henghong”)	Controlled by Chairman

(a)	Amount due from related parties

		As of December 31,
Nature of Balance	Related Party	2024	2025
		RMB	RMB
Amount due from related party relating to advance payment to supplier	GDHC	3,984,183	-
Amount due from related party relating to revenue from promotion and marketing services	SXHC	2,552,961	1,274,517
Amount due from related party relating to operating expenses paid on behalf of	GDHC	354,975	-
Amount due from related party relating to operating expenses prepaid to	Zhanjiang Henghong	104,000	-

(b)	Amount due to a related party

		As of December 31,
Nature of Balance	Related Party	2024	2025
		RMB	RMB
Amount due to related party relating to Reorganization	GDHC	1,939,700	-
Amount due to related party relating to Reorganization	Zhanjiang HengHong	4,793,338	-
Amount due to related party relating to Reorganization	Zhanjiang Fengyuan	849,377	-
Amount due to related party relating to purchase of inventories	GDHC	-	10,169,366
Loans and advances from related party	Wei Zhao	2,919,793	2,657,448

(1)	For the amount relating to advances to GDHC, the amounts are interest free and without maturity date. As of the date of this prospectus, all the outstanding amounts have been settled, there are no newly incurred advances since July 2024.

(2)	For the amount due to GDHC relating to Reorganization, as of the date of this prospectus, the amount is RMB1,939,700, which are interest free and becoming due in June 2025. As of the date of this prospectus, all the outstanding amounts have been settled.

For the amount due to Zhanjiang HengHong relating to Reorganization, as of the date of this prospectus, the amount is RMB4,793,338, which are interest free and becoming due in August 2025. As of the date of this prospectus, all the outstanding amounts have been settled.

For the amount due to Zhanjiang Fengyuan relating to Reorganization, as of the date of this prospectus, the amount is RMB849,377, which are interest free and becoming due in August 2025. As of the date of this prospectus, all the outstanding amounts have been settled.

(3)	On September 10, 2024, the Company signed an agreement to borrow US$ 400,010, (RMB 2,919,793) from its CEO Mr. Wei Zhao to fund the Company’s working capital needs. The loans are interest free and becoming due on the earlier of the occurrence of the following events: (a) when the Company completes or fails to complete the initial public offering; (b) upon the lapse of 360 days after signing of this agreement; or (c) other events agreed by Mr. Wei Zhao and the Company. In October 2025, the Company and Mr. Wei Zhao entered into a supplemental agreement pursuant to which the loan will become repayable upon the earlier of: (i) completion or termination of the Company’s initial public offers, or (ii) such other date mutually agreed by Mr. Wei Zhao and the Company. The Company may make repayments from to time based on its working capital availability. For the year ended December 31, 2025, the Company has repaid US$ 20,000 to Mr. Wei Zhao.

The rest of the amounts due to/from related parties are all operating related.

(c)	Related party transactions

		For the year ended December 31,
Nature of Transaction	Related Party	2024	2025
		RMB	RMB
Purchases of products	GDHC	126,483,412	168,570,814
Revenue from promotion and marketing services	SXHC	11,760,295	5,689,176
Operating expenses paid to	Zhanjiang Hengyi	7,683	-
Operating expenses paid to	Zhanjiang Henghong	322,124	690,265

(d)	Loan guarantee provided by related party

In connection with the bank borrowings of the Company from Hainan Chengmai Rural Commercial Bank Co., Ltd, Webank Co., Ltd. and China Resources Trust Co., Ltd., Hengcheng Pharmaceutical, HengCheng Investment, GDHC, Mr. Weixiong Tan and Ms. Jianwen Su provided joint guarantees to secure these loans

Employment Agreements, Director Agreements and Indemnification Agreements

See “Management—Employment Agreements, Director Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our Memorandum and Articles of Association, as amended and restated from time to time, the Companies Act, and common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is $50,000, consists of 900,000,000 Ordinary Shares, and 100,000,000 preferred shares, par value $0.00005 each. As of the date of this prospectus, 20,000,000 Ordinary Shares are issued and outstanding and no preferred shares issued or outstanding.

Our Memorandum and Articles of Association

Ordinary Shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, our Board may, from time to time, declare and pay interim dividends or recommend final dividends on the shares issued and the dividends may be declared and paid out of our lawfully available funds. Our company may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders but no dividend shall exceed the amount recommended by our directors.

However, unless provided for by the rights attached to a share, no dividend shall bear interest against the Company.

Voting Rights. Each Ordinary Share shall be entitled to one vote on all matters subject to vote at general meetings of our Company. A resolution put to the vote of the meeting shall be decided on a poll. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes by members who (being entitled to do so) vote in person or by proxy or, in the case of corporations, at that meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes by members who (being entitled to do so) vote in person or by proxy at that meeting. A special resolution will be required for important matters such as making changes to our memorandum and articles of association.

However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as a shareholder on the register of members as of the record date for such meeting and unless a call or other amount presently payable by the person in respect of Ordinary Shares in the Company has been paid.

Winding Up; Liquidation.

If our company is wound up, the shareholders may, subject to our current Memorandum and Articles of Association, and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of the assets of our company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, at its option or at the option of the holders, subject to redemption on such terms and in such manner as our directors determine before the issue of the shares. Under the Companies Act, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits of the company, out of share premium account, out of the proceeds of a fresh issue of shares made for that purpose, or out of capital, provided the memorandum and articles authorize this and immediately following the date of which the payment out of capital is proposed to be made, it is able to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of Ordinary Shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If the share capital is divided into different classes of shares then, unless the terms on which a class of shares was issued state otherwise, the rights attaching to a class of shares may only be varied if with the consent in writing of the shareholders holding not less than two thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. Unless the terms on which a class of shares was issued state otherwise, the rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Anti-Takeover Provisions. Some provisions of our current Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 or 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Warrants

There are no outstanding warrants to purchase any of our securities.

Options

There are no outstanding options to purchase any of our securities.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger and consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than ninety percent (90.0%) of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholders may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. The Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own dishonesty, wilful default or fraud. Our current Memorandum and Articles of Association provide that we shall indemnify each of our existing or former directors (including alternate directors), secretary and other officers (including investment advisers or administrators or liquidators) and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors, secretary or officer, other than by reason of such person’s fraud or dishonesty, in or about the conduct of our company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director, secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our current Memorandum and Articles of Association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put proposals before a meeting. However, these rights may be provided in the memorandum and articles of association. Our current Memorandum and Articles of Association allow one or more shareholders who together holding at least ten percent (10%) of the rights to vote at a general meeting of our shareholders to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our current Memorandum and Articles of Association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our current Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current Memorandum and Articles of Association, directors may be removed by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, are entered into for a proper corporate purposes and are not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super majority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our current Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or the consent in writing the holders of not less than two thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our current Memorandum and Articles of Association, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our current memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our Ordinary Shares. We cannot assure you that a liquid trading market for our Ordinary Shares will develop on NASDAQ or be sustained after this offering. Future sales of substantial amounts of Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares.  Further, since a large number of our Ordinary Shares will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Ordinary Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have an aggregate of 25,000,000 Ordinary Shares outstanding, assuming no exercise of the Underwriter’s over-allotment option. The Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

As of the date of this prospectus, 20,000,000 Ordinary Shares held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. A total of 20,000,000, or 100%, of our currently outstanding Ordinary Shares will be subject to “lock-up” agreements described below on the effective date of this offering. Upon expiration of the lock-up period of 180 days after the commencement of sales of securities in this Offering, outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144.

The following table summarizes the total shares potentially available for future sale.

Days After Date of	Shares Eligible for Sale	Comment
Upon Effectiveness of this Prospectus	5,000,000	Freely tradable shares sold in the offering.

90 days after the Commencement of the Sales of the Securities in this Offering	0	Shares saleable under Rule 144.

180 days after the Commencement of the Sales of the Securities in this Offering	20,000,000	Shares saleable after expiration of the lock-up.

Rule 144

All of our Ordinary Shares outstanding prior to this offering upon the completion of this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144, as currently in effect, beginning 90 days after the date of commencement of sales of the securities issued in this offering, a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months, would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date such securities were acquired from us or from our affiliate would be entitled to freely sell those shares. Persons who are our affiliates may sell within any three months period a number of restricted shares that does not exceed the greater of the following:

●	1% of our then total issued and outstanding Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional Ordinary Shares; or

●	the average weekly trading volume of our Ordinary Shares in the form of the same class on Nasdaq or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited transactions. They are also subject to other manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

In general, under Rule 701 under the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares. We do not currently have any compensatory stock plan for our employees, consultants or advisors.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

We have agreed, on behalf of itself and any successor entity, for a period of 180 days after the closing of this offering, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of share capital of the Company or any securities that are convertible into or exercisable or exchangeable for share capital of the Company, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for of share capital of the Company, (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership of share capital of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of share capital of the Company or other securities, in cash or otherwise without the prior written consent of the Representative.

Our directors, officers and any other 5% or more shareholders of our Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part have agreed, for a period of 180 days from the commencement of sales of the securities issued in this offering, subject to customary exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any of share capital of the Company, or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of AllBright Law Offices, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Income Tax and Withholding Tax

Under the EIT Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, SAT Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that the Company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavourable PRC tax consequences could follow. For example, our subsidiaries in China may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or Ordinary Shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or Ordinary Shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risk Factors Relating to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise for PRC enterprise income tax purposes. Such classification would likely result in unfavourable tax consequences to us and our non-PRC Shareholders and have a material adverse effect on our results of operations and the value of your investment”.

The SAT issued SAT Circular 59 together with the Ministry of Finance in April 2009 and SAT Circular 698 in December 2009. Both SAT Circular 59 and SAT Circular 698 became effective retroactively as of January 1, 2008, and Circular 7, in replacement of some of the existing rules in Circular 698, became effective in February 2015.  On October 17, 2017, the SAT promulgated Bulletin 37, and Circular 698 was replaced effective December 1, 2017. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets, may report such indirect transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. We and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 7 and Bulletin 37, and may be required to expend valuable resources to comply with Circular 59, Circular 7 and Bulletin 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars. In addition, in accordance with the Individual Income Tax Law promulgated by the Standing Committee of NPC, later amended on August 31, 2018, and effective January 1, 2019, where an individual carries out other arrangements without reasonable business purpose and obtains improper tax gains, the tax authorities shall have the right to make tax adjustments based on a reasonable method, and levy additional tax and collect interest if there is a need to levy additional tax after making tax adjustments. As a result, our beneficial owners, who are PRC residents, may be deemed to have carried out other arrangements without reasonable business purpose and obtained improper tax gains for such indirect transfer, and thus be levied tax. See “Risk Factors—Risk Factors Relating to Doing Business in China—We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company’s equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Tax Evasion With Respect to Taxes on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (for Trial Implementation), or the Administrative Measures, which became effective in October 2009, requires that the non-resident enterprises must obtain the approval from the relevant tax authority in order to enjoy the reduced withholding tax rate under the tax treaties. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, HengHong HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from the WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations, and obtains the approvals as required under the Administrative Measures. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements that we have made are for the primary purpose of enjoying a favourable tax treatment, the relevant tax authorities may adjust the favourable withholding tax in the future.

Value-added Tax

Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of Mainland PRC are required to pay value added tax, or VAT, instead of business tax.

According to the Circular 36, our Mainland PRC subsidiaries and consolidated affiliated entity are subject to VAT, at a rate of 6% to 17% on proceeds received from customers.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

United States Federal Income Tax Considerations for U.S. Holders

The following is a discussion of the material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Ordinary Shares by a U.S. Holder, as defined below, that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). U.S. tax consequences to non-U.S. holders are not discussed here. This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax/net investment income tax. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or treated as a tax resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered readily tradeable for purposes of clause (1) above if they are listed on an established securities market in the United States which presently includes the Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law, regulation or interpretation after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess generally will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our current or accumulated earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, at least 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year, and no assurance can be given regarding our PFIC status for any taxable year. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, the shares will continue to be treated as stock in a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares. Prospective investors should assume that PFIC status is uncertain and consult their own tax advisors regarding the PFIC rules and the consequences to them if we are or become a PFIC.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on NASDAQ and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

UNDERWRITING

In connection with this offering, The Company will enter into an underwriting agreement with Kingswood Capital Partners, LLC, acting as representative (the “Representative”) of the underwriters named below. The Representative may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Subject to the terms and conditions of the underwriting agreement, The Company has agreed to issue and sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from The Company, on a firm commitment basis, the respective number of Ordinary Shares set forth opposite its name below, at the initial public offering price, less the underwriting discounts set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Kingswood Capital Partners, LLC
Total

The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from the Company and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions contained in the underwriting agreement, such as absence of any material adverse change in the Company’s business or in the financial markets and receipt by the underwriters of certain officers’ certificates and legal opinions and comfort letters from the Company, its counsels and the independent auditors. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ option to purchase additional shares described below.

The Underwriter has advised us that it proposes to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. The Underwriter may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Over-Allotment Option

The Company has granted to the underwriters an option, exercisable for up to 45 days after the closing of this offering, to purchase up to 750,000 additional Ordinary Shares equal to fifteen percent (15%) of the total number of Ordinary Shares offered by the Company in this offering at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to purchase and the Company will be obligated to sell the additional shares in about the same percentage of the additional Ordinary Shares as the number listed next to the underwriters’ name in the preceding table bears to the total number of Ordinary Shares listed next to the name of all underwriters in the preceding table.

Underwriting Discounts, Compensation, and Expenses

The underwriting discounts for the Ordinary Shares to be sold in this offering are seven percent (7%) of the initial public offering price.

The following table shows the initial public offering price per Ordinary Share and total public offering price, underwriting discounts, and proceeds before expenses to the Company, assuming a $6.5 per Ordinary Share initial public offering price, the midpoint of the estimated price range set forth on the cover page of this prospectus. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option. Because the actual amount to be raised in this offering is uncertain, the actual total underwriting discounts are not presently determinable and may be substantially less than the amount set forth below.

Total
	Per Share	Without Exercise of Over-Allotment	Full Exercise of Over-allotment
Initial public offering price	$	$	$
Underwriting discounts(1) (7%):	$	$	$
Proceeds, before expenses, to The Company	$	$	$

(1)	The fees do not include the Representative’s Warrants or expense reimbursement provisions described below.

In connection with and upon the closing of this offering, the Company has agreed to the Representative by deduction from gross proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by the Company from the sale of Ordinary Shares.

The Company has agreed to pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Ordinary Shares with the SEC; (b) all fees and expenses relating to the listing of the Ordinary Shares on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration or qualification of the Ordinary Shares under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Representative’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Ordinary Shares under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of the Ordinary Shares from the Company to the Representative; (g) the fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA.

Additionally, the Company has also agreed to reimburse the Representative for all of its reasonable out-of-pocket expenses actually incurred in connection with the performance of their services for the purposes of this offering, including, but not limited to, the Representative’s counsel(s) fees, expenses associated with background check of the Company’s directors and officers, roadshow, and financial due diligence, regardless of whether the offering is successfully closed, for an aggregate amount of up to $200,000.

The Company has agreed to pay an expense advance towards the Representative’s out-of-pocket accountable expenses (the “Advance”) of $200,000 payable as follows: (i) $50,000 will be paid to the Representative within one month following the execution of the engagement letter, of which RMB 100,000 (approximately US$14,000) has been paid to Representative’s counsel, (ii) $70,000 will be paid to the Representative upon initial submission or filing of this registration statement of which this prospectus forms a part, and (iii) the remaining $80,000 will be paid to the Representative upon the closing of this offering. Any portion of the Advance will be returned to the Company to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

The Company has also agreed to pay a total of $25,000 advisory fees payable as follows: (i) $10,000 shall be paid to the Representative within one month of the execution of engagement letter, and (ii) the remaining $15,000 payable to the Representative upon the public filing of this registration statement.

The Company estimates that the total expenses of the offering payable, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $[ ].

Representative’s Warrants

Upon completion of this offering, the Company has agreed to issue warrants to the Representative or its designees at the closing of this offering to purchase a number of Ordinary Shares equal to two percent (2%) of the aggregate number of Ordinary Shares sold by the Company in this offering, including any shares sold in this offering to cover over-allotments, at a per-share price equal to 120% of the initial public offering price of the Ordinary Shares sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the two-and-a-half-year period commencing six months immediately following the closing date of this offering. The Representative’s Warrants and the Ordinary Shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1)(A). The Representative (or permitted assignees under the FINRA Rule 5110(e)) may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the Ordinary Shares underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days following the date of commencement of sales of the securities issued in this offering except as permitted by FINRA Rule 5110(e)(2), except that (i) they may be transferred, in whole or in part, to any member participating in the offering and its officers or partners, its registered persons or affiliates, if all transferred securities remain subject to the lock-up restriction for the remainder of the 180-day lock-up period pursuant to FINRA Rule 5110(e)(2)(B)(i), (ii) they may be exercised or converted, in whole or in part, if all securities received remain subject to the lock-up restriction for the for the remainder of the 180-day lock-up period, (iii) they may be transferred back to the issuer in a transaction exempt from registration with the SEC, or other exceptions as provided under FIRNA Rule 5110(e)(2). The Representative or its designees will also be entitled to one demand registration of the sale of the Ordinary Shares underlying the Representative’s Warrants at the Company’s expense and unlimited “piggyback” registration rights at the Company’s expenses. The Representative’s Warrants will provide for adjustment in the number and price of such warrants and the Ordinary Shares underlying such warrants in the event of dividends, share splits, recapitalization, merger, or other structural transaction to prevent mechanical dilution. The warrant exercise price and/or underlying shares may also be adjusted for issuances of Ordinary Shares at a price below the initial public offering price. The piggyback registration right provided will not be greater than seven years from the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(D).

Lock-Up Agreements

The Company has agreed, on behalf of itself and any successor entity, for a period of 180 days from the closing of this offering, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of share capital of the Company or any securities that are convertible into or exercisable or exchangeable for share capital of the Company, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for of share capital of the Company, (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership of share capital of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of share capital of the Company or other securities, in cash or otherwise without the prior written consent of the Representative.

The Company’s directors, officers and any other 5% or more shareholders of its outstanding securities (including warrants, options and other securities exercisable for or convertible into Ordinary Shares) as of the effective date of the registration statement of which this prospectus forms a part have agreed, for a period of 180 days from the commencement of sales of the securities issued in this offering, subject to customary exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any of share capital of the Company, without the prior written consent of the Representative.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreement may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to the Company in general, and the trading pattern of, and demand for, the Company’s securities in general.

Right of First Refusal

The Company has agreed, provided that this offering is completed, that until 12 months after the closing of this offering, the Representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent at its sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such 12-month period, of the Company, or any successor to or any current or future subsidiary of the Company’s Company, on terms and conditions customary to the Representative for such Subject Transaction. The Representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction during the 12-month period referred to above without the express written consent of the Representative, provided, however, that such right shall be subject to FINRA Rule 5110(g), including that the right of first refusal may be terminated by the Company for cause in case of the Representative’s material failure to provide the services contemplated in the underwriting agreement.

Indemnification

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Nasdaq Listing

The Company plans to have its Ordinary Shares approved for listing on Nasdaq Capital Market under the symbol HCPC. The Company makes no representation that such application will be approved or that the Company’s Ordinary Shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, the Company will not close this offering unless such Ordinary Shares will be listed on Nasdaq Capital Market at the completion of this offering.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors.

Any underwriter who is a qualified market maker on Nasdaq Capital Market may engage in passive market making transactions on Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

No Prior Public Market

Prior to this offering, there has been no public market for the Company’s securities and the initial public offering price for the Company’s Ordinary Shares will be determined through negotiations between the Company and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, the Company’s financial information, market valuations of other companies that we and the Representative believe to be comparable to the Company, estimates of the Company’s business potential, the present state of the Company’s development and other factors deemed relevant. The offering price for the Company’s Ordinary Shares in this offering has been arbitrarily determined by the Company in its negotiations with the underwriters and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Ordinary Shares sold in the public offering. The values of such shares are subject to change as a result of market conditions and other factors. The Company offers no assurances that the offering price will correspond to the price at which the Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for the Company’s shares will develop and continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Company’s Ordinary Shares. Specifically, the Representative may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The Representative can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the Representative will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The Representative may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The Representative must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Representative is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The Representative may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing the Company’s Ordinary Shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the Representative may bid for, and purchase, the Company’s Ordinary Shares in market making transactions, including passive market making transactions as described above.

These activities may stabilize or maintain the market price of the Company’s Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with the Company and its affiliates, for which they may in the future receive customary fees, commissions and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company’s or the Company’s affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offers Outside the United States

Other than in the United States, no action has been taken by the Company or the underwriters that would permit a public offering of the Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)	“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or of the Corporations Act and related regulations before the offer has been made;

(iii)	person associated with the company under section 708(12) of the Corporations Act; or

(iv)	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the Ordinary Shares issued to you pursuant to this document for resale in Australia within 12 months of those Ordinary Shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada. The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted customers, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the Ordinary Shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares in the Cayman Islands.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands. In relation to each Member State of the European Economic Area that has implemented the Prospectus Regulation (each, a “Relevant Member State”), an offer to the public of our securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation),subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

This European Economic Area selling restriction is in addition to any other applicable selling restrictions set out below.

France. This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des Marchés Financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation; and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong. The Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Ireland. The information in this document does not constitute a prospectus under any Irish laws or regulations, and this document has not been filed with or approved by any Irish regulatory authority, as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The Ordinary Shares have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations; and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Japan. The Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and the Ordinary Shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Malaysia. The Ordinary Shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the People’s Republic of China (“PRC”), and the Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Company’s Ordinary Shares may not be circulated or distributed, nor may The Company’s Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Company’s Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland. The Ordinary Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the Ordinary Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan. The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing, or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

Thailand. This prospectus does not, and is not intended to, constitute a public offering in Thailand. The Ordinary Shares may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the Ordinary Shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

United Kingdom. An offer of the Ordinary Shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the Ordinary Shares must be complied with in, from or otherwise involving the United Kingdom.

Vietnam. This offering of Ordinary Shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the NASDAQ listing fee, all amounts are estimates.

SEC registration fee	$2,163
NASDAQ listing fee	50,000
FINRA filing fee	1,700
Printing and engraving expenses	16,440
Legal fees and expenses	514,399
Accounting fees and expenses	504,250
Underwriter out-of-pocket expenses and legal fees	225,000
Miscellaneous expenses	20,850

Total expenses	$1,334,802

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

The Company is being represented by FisherBroyles, LLP, with respect to legal matters of United States federal securities law. The validity of the Ordinary Shares offered by this prospectus and other certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. The Company is being represented by Allbright Law Offices with regard to PRC law. FisherBroyles, LLP, may rely upon Allbright Law Offices with respect to matters governed by PRC law. Jun He Law Offices LLC is acting as U.S. counsel for the underwriter. Jun He Law Offices LLC may rely upon Beijing Docvit Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the year ended December 31, 2024 and 2025, included in this prospectus have been so included in reliance on the report of HTL International, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of HTL International, LLC is located at 12 Greenway Plaza Suite1100, Houston, TX 77046.

CHANGE REGISTRANT’S CERTIFYING ACCOUNTANT

In November 2024, HTL International, LLC (“HTL”) and TPS Thayer, LLC (“TPS”) entered into a strategic collaboration, in which TPS’s audit partners and team members transitioned to HTL. Effective April 28, 2025, TPS, our then independent registered public accounting firm, was dismissed by us. On April 28, 2025, we engaged HTL to serve as our independent registered public accounting firm, to audit our consolidated financial statements for the year ended September 30, 2024.

TPS’s reports on our consolidated financial statements for the year ended September30, 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our fiscal year ended September 30, 2023 and through April 28, 2025, there have been no disagreements with TPS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to TPS’s satisfaction, would have caused TPS to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our fiscal year ended December 31, 2023 and the subsequent period through June 30, 2025, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of the Form 20-F.

We provided TPS with a copy of the above disclosure and requested that TPS furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of TPS’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During our fiscal year ended December 31, 2023 and the subsequent period through June 30, 2025, neither we nor anyone acting on our behalf consulted HTL with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of the Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Ordinary Shares described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We anticipate making these documents publicly available, free of charge, on our website at www.[ ] as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

HengHong Technology Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of HengHong Technology Inc. and subsidiaries (the “Company”) as of December 31, 2024 and 2025, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2025 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2025.

Houston, Texas

August 10, 2026

HENGHONG TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2024 AND 2025

	As of December 31,
	2024	2025
	RMB	RMB	US$
			(Note 2(e))
ASSETS
Current assets:
Cash and cash equivalents	7,272,090	7,048,571	1,007,932
Accounts receivable, net	32,802,658	55,045,589	7,871,415
Accounts receivable – related party	2,552,961	1,274,517	182,254
Notes receivable, net	10,366,967	11,381,892	1,627,589
Inventories	1,019,188	212,606	30,402
Other receivables and other current assets, net	369,207	334,072	47,772
Advances to supplier – related party	3,984,183	-	-
Amount due from a related party	458,975	-	-
Total current assets	58,826,229	75,297,247	10,767,364

Non-current assets:
Property and equipment, net	7,236	2,603,544	372,302
Operating lease right-of-use assets	182,245	350,470	50,117
Deferred offering costs	5,004,685	6,030,895	862,407
Deferred tax assets	74,950	97,491	13,941
Other assets	2,648,836	-	-
Total non-current assets	7,917,952	9,082,400	1,298,767
TOTAL ASSETS	66,744,181	84,379,647	12,066,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	16,175,932	23,035,400	3,294,018
Accounts payable	1,884,324	-	-
Accrued payroll payables	6,627,721	6,942,350	992,743
Operating lease liabilities, current	180,126	170,813	24,426
Amounts due to related parties	10,502,193	12,826,814	1,834,210
Income tax payable	1,084,315	1,711,171	244,694
Other taxes payables	2,242,897	4,529,530	647,714
Contract liabilities	14,333,032	15,427,821	2,206,149
Accrued expenses and other current liabilities	4,410,125	1,882,885	269,249
Total current liabilities	57,440,665	66,526,784	9,513,203

Non-current liabilities:
Deferred tax liabilities	318	-	-
Operating lease liabilities, non-current	-	88,700	12,684
Total non-current liabilities	318	88,700	12,684
TOTAL LIABILITIES	57,440,983	66,615,484	9,525,887

Commitments and contingencies (Note 16)

Shareholders’ equity
Ordinary shares (par value of US$0.00005 per share; 900,000,000 shares authorized; 20,000,000 shares issued and outstanding as of both December 31, 2024 and 2025*)	7,199	7,199	1,000
Share subscription receivable	(7,199)	(7,199)	(1,000)
Statutory reserves	5,133,194	5,133,194	734,037
Retained earnings	4,170,004	12,630,969	1,806,207
Total shareholders’ equity	9,303,198	17,764,163	2,540,244
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	66,744,181	84,379,647	12,066,131

*	Retroactively restated for effect of reorganization (see Note 1) and the 2-for-1 forward share split effected in June 2026 (see Note 13).

The accompanying notes are an integral part of these consolidated financial statements.

HENGHONG TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

	For the year ended December 31,
	2024	2025
	RMB	RMB	US$
Net revenues:			(Note 2(e))
Sales of pharmaceutical products	188,598,748	209,035,365	29,891,660
Promotion and marketing services - related party	11,760,295	5,689,176	813,541
Total revenues	200,359,043	214,724,541	30,705,201
Cost of revenues - related party	(147,185,237)	(169,550,193)	(24,245,355)
Cost of revenues - third parties	(8,576,031)	(8,322,640)	(1,190,122)
Total cost of revenues	(155,761,268)	(177,872,833)	(25,435,477)
Gross profit	44,597,775	36,851,708	5,269,724

Operating expenses:
Selling and marketing expenses	(28,065,024)	(19,278,066)	(2,756,727)
General and administrative expenses	(2,416,463)	(3,347,884)	(478,741)
Total operating expenses	(30,481,487)	(22,625,950)	(3,235,468)

Income from operations	14,116,288	14,225,758	2,034,256

Other income (expenses):
Interest income	10,686	2,429	347
Interest expenses	(1,254,026)	(890,524)	(127,343)
Government subsidies	5,020,045	1,000,000	142,998
Other income, net	60,859	4,814	688
Total other (expenses) income, net	3,837,564	116,719	16,690

Income before income tax expense	17,953,852	14,342,477	2,050,946
Income tax expenses	(2,713,496)	(2,382,108)	(340,637)
Net income	15,240,356	11,960,369	1,710,309

Total comprehensive income	15,240,356	11,960,369	1,710,309

Earnings per ordinary share*
Basic and diluted	0.76	0.60	0.09
Weighted average number of ordinary shares outstanding*
Basic and diluted	20,000,000	20,000,000	20,000,000

*	Retroactively restated for effect of reorganization (see Note 1) and the 2-for-1 forward share split effected in June 2026 (see Note 13).

The accompanying notes are an integral part of these consolidated financial statements.

HENGHONG TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

			Share			Total
	Ordinary shares*		subscription	Statutory	Retained	shareholders’
	Share	Amount	receivable	reserves	earnings	equity
		RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2023	20,000,000	7,199	(7,199)	3,865,822	18,493,641	22,359,463
Appropriation to statutory reserves	-	-	-	1,267,372	(1,267,372)	-
Net income	-	-	-	-	15,240,356	15,240,356
Dividend declared	-	-	-	-	(28,296,621)	(28,296,621)
Balance as of December 31, 2024	20,000,000	7,199	(7,199)	5,133,194	4,170,004	9,303,198
Net income	-	-	-	-	11,960,369	11,960,369
Dividend declared	-	-	-	-	(3,499,404)	(3,499,404)
Balance as of December 31, 2025	20,000,000	7,199	(7,199)	5,133,194	12,630,969	17,764,163
Balance as of December 31, 2025 (US$ except share data, Note 2(e))	20,000,000	1,000	(1,000)	734,037	1,806,207	2,540,244

*	Retroactively restated for effect of reorganization (see Note 1) and the 2-for-1 forward share split effected in June 2026 (see Note 13).

The accompanying notes are an integral part of these consolidated financial statements.

HENGHONG TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

	For the year ended December 31,
	2024	2025
	RMB	RMB	US$ (Note 2(e))
Cash flows from operating activities:
Net income	15,240,356	11,960,369	1,710,309
Adjustments to reconcile net income to net cash provided by operating activities
Allowance for credit losses	(48,736)	166,957	23,875
Depreciation of property and equipment	4,815	54,611	7,809
Amortization of right-of-use assets	171,226	(168,225)	(24,056)
Deferred income tax	41,804	(22,859)	(3,269)
Changes in operating assets and liabilities:

Accounts receivable	2,719,585	(22,468,924)	(3,213,013)
Accounts receivable - related party	83,583	1,278,444	182,815
Notes receivable	260,522	5,903,579	844,201
Inventories	19,959,664	806,582	115,340
Other receivables and other current assets	699,623	(55,823)	(7,983)
Advances to supplier - related party	(2,879,655)	3,984,183	569,731
Amounts due from/to related parties	4,393,932	2,783,596	398,049
Operating lease right-of-use assets	-	350,470	50,117
Accounts payable	1,884,324	(1,884,324)	(269,455)
Accrued payroll payables	1,552,381	314,629	44,991
Income tax payable	(313,163)	626,856	89,639
Other taxes payable	(2,444,111)	2,286,633	326,984
Contract liabilities	(4,901,834)	1,094,789	156,553
Accrued expense and other current liabilities	(1,278,463)	(2,527,239)	(361,390)
Operating lease liabilities	(169,108)	(180,126)	(25,758)
Net cash provided by operating activities	34,976,745	4,304,178	615,489

Cash flows from investing activities
Purchase of property and equipment	(5,119)	(2,083)	(298)
Net cash used in investing activities	(5,119)	(2,083)	(298)

Cash flows from financing activities
Proceeds from bank borrowings	3,000,000	6,000,000	857,989
Repayment of bank borrowings	(3,000,000)	(6,000,000)	(857,989)
Deferred offering costs	(3,874,755)	(1,026,210)	(146,746)
Distribution of dividends to shareholders	(28,997,087)	(3,499,404)	(500,408)
Net cash used in financing activities	(32,871,842)	(4,525,614)	(647,154)

Net increase (decrease) in cash and cash equivalents	2,099,784	(223,519)	(31,963)
Cash and cash equivalents, at the beginning of year	5,172,306	7,272,090	1,039,895
Cash and cash equivalents, at the end of year	7,272,090	7,048,571	1,007,932

Supplemental disclosure of cash flow information:
Income taxes paid	2,984,856	1,881,328	269,026
Interest paid	1,254,026	890,524	127,343
Supplemental disclosure of non-cash activities:
Obtaining right-of-use assets in exchange for operating lease liabilities	-	350,470	50,117

The accompanying notes are an integral part of these consolidated financial statements.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)	Organization

HengHong Technology Inc. (the “Company” or “HengHong Technology”) was incorporated under the laws of the Cayman Islands on March 21, 2024 as the ultimate holding company. The Company, through its wholly-owned subsidiaries (the “Group”), is mainly engaged in marketing and sales of pharmaceutical products in the People’s Republic of China (“PRC”).

As of December 31, 2025, the details of the Company’s subsidiaries are as follows.

Entity	Date of incorporation	Place of incorporation	Percentage of direct ownership	Principal activities
China HengHong Group Limited (“HengHong HK”)	April 22, 2024	Hong Kong	100%	Investment holding
Hainan HengRong Health Industrial Co., Ltd. (“HengRong”)	July 2, 2024	PRC	100%	Investment holding
Hainan HengXiong Health Industrial Co., Ltd. (“HengXiong”)	February 6, 2024	PRC	100%	Investment holding
Hainan HengCheng Health Industrial Co., Ltd. (“HengCheng”)	December 31, 2008	PRC	100%	Marketing and sales of pharmaceutical products

(b)	Reorganization

The Company owns 100% equity interest of China HengHong Group Limited (“HengHong HK”), an entity incorporated on April 22, 2024 in accordance with the laws and regulations in Hong Kong.

HengHong HK owns 100% equity interest of Hainan HengRong Health Industrial Co., Ltd. (“HengRong”) through its formation on July 2, 2024, as a Wholly Foreign-Owned Enterprise (“WFOE”) in the PRC.

Hainan HengXiong Health Industrial Co., Ltd. (“HengXiong”) was formed on February 6, 2024, as a Sino-foreign investment venture in the PRC by Zhanjiang HengHong Real Estate Co., Ltd. (“Zhanjiang HengHong”), Zhanjiang FengYuan Real Estate Co., Ltd. (“Zhanjiang FengYuan”) and Mr. Fan Lei who is a permanent resident of Hong Kong (the “Founders”). The Founders disposed all of their equity interests in HengXiong to HengRong in August 2024 as part of the reorganization of the Group.

HengHong Technology, HengHong HK, HengRong and HengXiong are currently not engaging in any active business operations and merely acting as holding companies.

Hainan HengCheng Health Industrial Co., Ltd. (“HengCheng”) was incorporated on December 31, 2008 in accordance with PRC laws and is engaged in marketing and sales of pharmaceutical products and other related medical products since 2019, and is the Group’s main operation entity in the PRC.

Prior to the Reorganization described below, HengCheng was 100% owned by Guangdong HengCheng Pharmaceutical Co., Ltd. (“GDHC”), an entity controlled by Mr. Weixiong Tan, who is also the ultimate controlling person of the Company. A reorganization of the Company’s legal structure (“Reorganization”) was completed on September 30, 2024. The Reorganization involved the following major events:

●	Formation of HengHong Technology, HengHong HK, HengRong and HengXiong;

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

●	Transfer of 100% shares of HengCheng from GDHC to HengXiong on June 30, 2024, which was formerly 80.7% owned by Zhanjiang HengHong, 14.3% owned by Zhanjiang FengYuan and 5% by Mr. Fan Lei, at a total consideration of RMB 5,939,700 (US$ 849,366).

●	Transfer of above 100% shares of HengXiong owned by Zhanjiang HengHong, Zhanjiang FengYuan and Mr. Fan Lei, to HengRong in August 2024 with a total consideration of RMB 5,939,700 (US$ 849,366).

Prior to the Reorganization, Mr. Weixiong Tan directly and indirectly owned and controlled 89.0274% of GDHC, exercising control over HengCheng. Upon the completion of the above Reorganization, HengHong Technology became the ultimate holding company of the Group, which is 89.48% owned by HengHong Holdings Limited, a holding company established in the British Virgin Islands (“BVI”) and 100% owned by Mr. Weixiong Tan. The Group is effectively controlled by the same ultimate controlling person, Mr. Weixiong Tan, who is controlling shareholder before and after the Reorganization and therefore the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

c)	Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates include, but not limited to allowances for credit losses and doubtful accounts, impairment provision for inventories, useful lives and impairment of long-lived assets, incremental borrowing rates for operating leases, estimated rates of sales return, sales discount and rebate, valuation allowance on deferred income tax. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

d)	Functional currency and foreign currency translation

The Group’s reporting currency and functional currency is the Renminbi (“RMB”).

Monetary assets and liabilities denominated in currencies other than the entity’s applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are re-measured into the applicable functional currencies at historical exchange rates. Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized as other income (expense), net, in the consolidated statements of operations and comprehensive income.

e)	Convenience translation

The United States dollar (“US$”) amounts disclosed in the accompanying consolidated financial statements are presented solely for the convenience of the readers at the rate of US$1.00 = RMB 6.9931, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2025. Such translations should not be construed as representations that the RMB amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

f)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash in bank, and fixed deposits with original maturities of less than three months. The Group maintains cash with various financial institutions primarily in the PRC. All highly liquid investments with a stated maturity or lock-up period of three months or less from the date of purchase are classified as cash equivalents. As of December 31, 2024 and 2025, balances of cash and cash equivalents were RMB 7,272,090 and RMB 7,048,571 (US$ 1,007,932), respectively.

g)	Accounts receivable

Accounts receivable represent the amounts that the Group has an unconditional right to consideration, which are stated at the original amount less an allowance for credit losses. The Group reviews the accounts receivable on a periodic basis to determine if the allowance for credit losses is adequate. The Group usually determines the adequacy of reserves for credit losses based on individual account analysis and historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial condition of the customers.

The allowance is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income. Accounts receivable balances are written off against the allowance when they are deemed uncollectible, after considering relevant facts and circumstances, including the customer’s financial condition and collection history.

h)	Notes receivable

Notes receivable represent bank acceptance notes the Group receives from its customers in exchange for goods or services that it has transferred to customers. The notes generally range from three to six months from the date of issuance. The carrying value of notes receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected.

As part of the regular business and in case of immediate cash needs, the Group sells its notes receivable at a discount with or without recourse to the financial institutions. Notes receivables are considered sold and derecognized from balance sheet when they are transferred beyond the reach of the Group and its creditors, the purchaser has the right to pledge or exchange the note receivables, and the Group has surrendered control over the transferred note receivables. If the Group does not surrender control, typically for those arrangements with recourse, the cash received from the purchaser is accounted for as a secured borrowing. In the case of arrangements with recourse, notes receivables are not derecognized until the settlement date.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

i)	Inventories

Inventories, primarily consisting of goods in transit and goods for sales, are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. Cost of inventory is determined using the weighted average cost method. The Group writes down the cost of obsolete and slow-moving inventories to the estimated net realizable value, based on inventory obsolescence trends, historical experience, forecasted consumer demand and application of the specific identification method.

j)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Category	Estimated useful lives
Buildings	40 years
Leasehold improvements	Shorter of the lease term or estimated useful lives
Electronic equipment	5 years
Office equipment, furniture and fixtures	5 years

For the years ended December 31, 2024 and 2025, the depreciation expenses of the Group are RMB 4,815 and RMB 54,611 (US$ 7,809), respectively.

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets.

Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations and other comprehensive income in other income or expenses.

k)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. For both the years ended December 31, 2024 and 2025, the Group incurred nil impairment of long-lived assets.

l)	Deferred offering costs

The Group complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2024 and 2025, the Group capitalized RMB 5,004,685 and RMB 6,030,895 (US$ 862,407) of deferred offering costs, respectively. Such costs will be deferred until the closing of the IPO, at which time the deferred offering costs will be offset against the offering proceeds.

m)	Fair value measurement

The Group applies Accounting Standards Codification 820, Fair Value Measurements and Disclosures, (“ASC 820’’). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

●	Level 3 — Unobservable inputs which are supported by little or no market activity.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Unless otherwise disclosed, the fair value of the Group’s financial assets and liabilities, including cash and cash equivalents, notes receivable, accounts receivable, short-term borrowings, accounts payable, accrued expenses and other current liabilities and amounts due from and to related parties, approximated to their carrying amount of the respective assets and liabilities as of December 31, 2024 and 2025, due to the short-term maturity of these instruments.

n)	Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments and legal proceedings. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

o)	Revenue recognition

Under ASC 606, the Group recognizes revenues when the Group satisfies a performance obligation by transferring a promised good or service (that is, an asset) to a customer. An asset is transferred when the customer obtains control of that asset.

The Group evaluates whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When the Group acts as a principal, it obtains control of the specified goods or services before they are transferred to the customers, the revenues should be recognized in the gross amount of consideration to which it expects to be entitled in exchange for the specified goods or services transferred. When the Group acts as an agent and its obligation is to facilitate third parties in fulfilling their performance obligation for specified goods or services, the revenues should be recognized in the net amount for the amount of commission which the Group earns in exchange for arranging for the specified goods or services to be provided by other parties. Revenues should be recognized, after deducting discounting and estimated cash rebates, as the Group does not receive a good or service that is distinct in exchange for discount or rebates granted to customers and be recorded net of value-added taxes.

The Group’s revenues are mainly generated from (i) sales of pharmaceutical products, including Traditional Chinese Medicines (“TCMD”) and chemical medicines; and (ii) providing promotion and marketing services.

Sales of pharmaceutical products

Revenue from the sale of pharmaceutical products is recognized on a gross basis at a point in time when control of the goods is transferred to customers, typically upon delivery. The transaction price is adjusted for variable considerations, including discounts, sales rebates, and estimated sales returns using the most likely amount. Discounts and sales rebates are evaluated bi-annually based on contractual terms, historical trends, and current market conditions. Sales returns are estimated at year-end using historical return rates and other relevant data. Revenue is presented net of these deductions and any applicable value-added taxes. The Group normally granted 30-60 days credit period upon the products are delivered and accepted by customer without any financing element relevant to the credit period.

Promotion and marketing services

The Group provides promotion and marketing services and acts as an agent by arranging for services between clients and third parties. Revenue from these services is recognized on a net basis at the point the performance obligation is satisfied, which is typically upon the completion of promotional activities. Fees for these services are determined in accordance with contractual arrangements, generally as a percentage of sales generated through the Group’s efforts.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

Settlement for these services occurs twice a month based on invoicing after the completion of the promotional activities and confirmation of sales results with the customer. As of December 31, 2024 and 2025, the Group has no significant unsatisfied performance obligations for these services, as revenue is recognized upon completion of each service.

Principal vs. agent considerations

In determining whether the Group acts as a principal or an agent in its transactions, the Group evaluates its role based on the criteria outlined in ASC 606, including whether it controls the specified goods or services before transfer to the customer, bears inventory risk, has discretion in pricing, and is primarily responsible for fulfilling the promise to provide goods or services.

For sales of pharmaceutical products, the Group acts as a principal. The Group obtains control of the inventory upon purchase from suppliers and assumes inventory risk until delivery to the customer. The Group is responsible for negotiating pricing with customers and fulfilling its obligation to deliver the products, including managing logistics and resolving any delivery issues. Revenue from product sales is recognized on a gross basis, reflecting the total consideration received.

For promotion and marketing services, the Group acts as an agent. The Group facilitates promotional activities on behalf of third-party suppliers without obtaining control of the specified goods being sold. The Group’s role is to arrange and oversee the provision of services by third parties, with revenue recognized on a net basis, reflecting the commission earned. Settlements for these services are conducted twice a month, based on contractual arrangements.

Disaggregation of revenues

The Group disaggregates revenue into two categories: (i) sales of pharmaceutical products and (ii) promotion and marketing services, as this provides the most meaningful depiction of how economic factors impact the nature, amount, timing, and uncertainty of cash flows. The Group’s disaggregation of revenues for the years ended December 31, 2024 and 2025 are disclosed in Note 15.

Contract balances

As of December 31, 2024, and 2025, the Group recorded contract liabilities of RMB 14,333,032 and RMB 15,427,821 (US$ 2,206,149), respectively, related to advance payments received from customers for future purchase of goods. These contract liabilities represent unsatisfied performance obligations, which the Group expects to fulfill within 12 months after the reporting date. Revenue associated with these obligations will be recognized upon the transfer of control of the goods to the customers.

For the years ended December 31, 2024 and 2025, the Group recognized revenue of RMB 19,189,392 and RMB 12,505,150 (US$ 1,788,213), respectively, that was included in the contract liabilities balance at the beginning of each year. This revenue primarily resulted from the satisfaction of performance obligations for which consideration had been deferred at an earlier period.

The changes in contract liabilities during the years ended December 31, 2024 and 2025, were primarily attributable to new consideration deferred in connection with customer arrangements and the subsequent satisfaction of related performance obligations. The Group evaluates its contract liabilities at each reporting date to ensure revenue is recognized appropriately in accordance with ASC 606.

No contract assets were recorded as of December 31, 2024 and 2025, as the timing of invoicing aligns with the transfer of control of goods and services to customers.

p)	Cost of revenues

Cost of revenues consists primarily of purchase price of pharmaceutical products, delivery cost and estimated deduction/reversal of products’ cost due to sales return from customers, which are directly related to the revenue generating transactions.

Costs directly attributed to all the Group’s sales and marketing activities, including staff costs and promotion service fees, are recorded in selling and marketing expenses in the consolidated financial statement. Such costs are not directly allocable between the Group’s sales of pharmaceutical products and providing promotion and marketing services, since marketing services are conducted as an adjunct to the process of selling products. Thus, no portion of these costs is separately reflected in cost of revenues for promotion and marketing services.

Management believes this classification appropriately reflects the nature of the Group’s cost structure and aligns with its internal reporting practices. The Group will continue to evaluate whether a reliable allocation methodology can be implemented in the future.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

q)	Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) promotion service fee charged by third parties and (ii) staff costs, travelling expenses and business entertainment expenses related to selling and marketing functions.

r)	General and administrative expenses

General and administrative expenses mainly consist of (i) staff costs, rental and depreciation related to general and administrative personnel, (ii) professional service fees; and (iii) other corporate expenses.

s)	Government subsidies

Government subsidies represent rewards provided by the relevant PRC government authorities to the Group for tax refunds, which are typically granted based on the taxable income generated by the Group in such districts. These subsidies are not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances and are recognized as government subsidy income recorded under other income (expenses), net in the consolidated statements of operations and comprehensive income upon cash receipt as further performance by the Group is not required.

t)	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Group recognizes operating lease expenses on a straight-line basis over the lease term.

Operating lease right-of-use of assets

The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Group’s incremental borrowing rate based on the information available such as loan prime rate published by the People’s Bank of China plus a risk premium, referencing to the interest rate of bank borrowings of the Group with similar term of length. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise.

Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

u)	Income taxes

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statements carrying amounts and tax bases of existing assets and liabilities by applying enacted statutory tax rates that will be in effect in the period in which the temporary differences are expected to reverse. The Group records a valuation allowance to reduce the amount of deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Deferred tax assets and liabilities are classified as non-current in the consolidated balance sheets.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

The Group recognizes in its consolidated financial statements the benefit of a tax position if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s consolidated financial statements in the period in which the audit is concluded. Additionally, in future periods, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. As of December 31, 2024 and 2025, the Group did not have any significant unrecognized uncertain tax positions.

The Group’s PRC subsidiaries are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the years ended December 31, 2024 and 2025. As of December 31, 2024 and 2025, the Group’s tax returns of all its subsidiaries in the PRC remain open for statutory examination by PRC tax authorities.

v)	Value-added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenues generated from sales of products. The Group records revenues net of VAT. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

The PRC VAT rate is 13% for taxpayers selling consumer products for the years ended December 31, 2024 and 2025. The Group’s other taxes payable as of December 31, 2024 and 2025 were RMB 2,242,897 and RMB 4,529,530 (US$ 647,714), respectively, which were primarily VAT payable.

w)	Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. For the years ended December 31, 2024 and 2025, there were no dilution impact.

x)	Comprehensive income

Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders.

y)	Concentration of risk

Credit risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalent, accounts receivable and notes receivable. As of December 31, 2024 and 2025, the amounts of cash and cash equivalent of RMB 7,272,090 and RMB 7,048,571 (US$ 1,007,932), respectively, were held at major financial institutions located in the mainland China. Per PRC regulations, the maximum insured bank deposit amount is RMB 500,000 (US$ 71,499) for each financial institution. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

Supplier concentration risk

For the years ended December 31, 2024 and 2025, one supplier - Guangdong HengCheng Pharmaceutical Co., Ltd, one of the Group’s related party, accounted for 96.5% and 93.6% of the Group’s total purchase of products from suppliers.

As of December 31, 2024, one third-party supplier accounted for 100% of the Group’s total balance of accounts payable. As of December 31, 2025, there is no balance for accounts payable of the Group.

z)	Statutory reserves

The Company’s subsidiaries established in the PRC are required to make appropriations to certain non-distributable reserve funds.

In accordance with the laws applicable to the Foreign Investment Enterprises established in the PRC, the Company’s subsidiaries registered as wholly-owned foreign enterprise have to make appropriations from their after-tax profits (as determined under generally accepted accounting principles in the PRC (“PRC GAAP”) to reserve funds including general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with the PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the enterprise expansion fund and staff bonus and welfare fund are made at the respective company’s discretion.

In addition, in accordance with the PRC Company Laws, the Company’s subsidiaries, registered as Chinese domestic companies, must make appropriations from their after-tax profits as determined under the PRC GAAP to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under the PRC GAAP.

Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company. As of both December 31, 2024 and 2025, HengCheng’s cumulative discretionary surplus amounted to RMB 5,133,194 (US$ 734,037).

The use of the general reserve fund, enterprise expansion fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increasing of the registered capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to employees and for the collective welfare of employees. None of these reserves are allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation. As of both December 31, 2024 and 2025, the restricted amounts as determined pursuant to PRC statutory laws totaled RMB 5,133,194 (US$ 703,245).

aa)	Segment reporting

The Group engages primarily in sales of pharmaceutical products and related marketing services. The Group’s chief operating decision maker (“CODM”), who has been identified as the Chief Executive Officer (“CEO”) reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment. The Group does not distinguish expenses and related assets and liabilities between markets or segments for the purpose of internal reports. As the Group’s long-lived assets are all located in the PRC and substantially all the Group’s revenues are derived from the PRC, no geographical segments are presented.

bb)	Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequently to the enactment of the JOBS Act until such time as those standards apply to private companies.

Recent Accounting Pronouncements Issued but not yet Adopted

In December 2023, the FASB issued ASU 2023-09 Income Taxes (Topics 740): Improvements to Income Tax Disclosures. ASU 2023-09 expands existing income tax disclosures for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and expands disclosures for income taxes paid by requiring disaggregation by certain jurisdictions. For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses. This new guidance is designed to improve the disclosures about the types of expenses, including employee compensation, depreciation, and amortization, and costs incurred related to inventory and manufacturing activities. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027 on a prospective basis with optional retrospective application. Early adoption is permitted. The Group is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements.

In January 2025, the FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. This guidance amends the effective date of Update 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. The Company is currently in the process of evaluating the impact this amended guidance may have on the footnotes to its consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This Update addresses challenges encountered when applying the guidance in Topic 326, Financial Instruments—Credit Losses, to current accounts receivable and current contract assets arising from transactions accounted for under Topic 606, Revenue from Contracts with Customers. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The Company is currently in the process of evaluating the impact this amended guidance may have on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. This update improves U.S. GAAP by establishing authoritative guidance on the accounting for government grants received by business entities. For public business entities, the amendments are effective for annual reporting periods beginning after December 15, 2028, and interim reporting periods within those annual reporting periods. The Company is currently in the process of evaluating the impact this amended guidance may have on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of December 31,
	2024	2025
	RMB	RMB
Accounts receivable, gross	33,134,047	55,602,971
Less: allowance for credit losses	(331,389)	(557,382)
Total	32,802,658	55,045,589

The Group’s accounts receivable primarily includes balance due from customers when the Group’s pharmaceutical products are sold and delivered to customers.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

Allowance for credit losses movement is as follows:

	For the year ended December 31,
	2024	2025
	RMB	RMB
Balance at the beginning of the year	379,686	331,389
Change to (reversal of) credit losses	(48,297)	225,993
Balance at the end of the year	331,389	557,382

4.	NOTES RECEIVABLE, NET

Notes receivable consisted of the following:

	As of December 31,
	2024	2025
	RMB	RMB
Notes receivable	10,429,512	11,385,401
Less: allowance for credit losses	(62,545)	(3,509)
Total	10,366,967	11,381,892

The Group’s notes receivable represent the amount of bank acceptance notes with maturity date ranging from three to six months as of each balance sheet date. The Group factored majority of its notes receivable with the financial institutions as part of working capital management. The factored notes receivable are all with recourses and were recorded as short-term borrowings and disclosed in Note 8. No gains or losses are recognized for notes receivable factored, the difference of carrying amount and net proceed received from financial institution amounting to RMB 403,393 and RMB 105,209 (US$ 15,045) for the years ended December 31, 2024 and 2025, respectively, are recorded as interest expense.

Allowance for credit losses movement is as follows:

	For the year ended December 31,
	2024	2025
	RMB	RMB
Balance at the beginning of the year	68,984	62,545
Reversal of credit losses	(6,439)	(59,036)
Balance at the end of the year	62,545	3,509

5.	INVENTORIES

Inventories consisted of the following:

	As of December 31,
	2024	2025
	RMB	RMB
Goods in transit	1,019,188	212,606

There was no inventory valuation allowance recognized for the years ended December 31, 2024 and 2025.

6.	OTHER RECEIVABLES AND OTHER CURRENT ASSETS, NET

Other receivables and other current assets consisted of the following:

	As of December 31,
	2024	2025
	RMB	RMB
Asset for right to recover products	196,347	156,444
Others	228,860	233,628
Less: allowance for credit losses	(56,000)	(56,000)
Total	369,207	334,072

As of December 31, 2024, and 2025, the Group recorded an asset for the right to recover products of RMB 196,347 and RMB 156,444 (US$ 22,371), respectively. The Group’s policy is to periodically review and adjust this asset based on actual returns and any changes in the estimated return rates or condition of goods.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

7.	OTHER ASSETS

As of December 31, 2024 and 2025, the Group’s other assets represent the amount prepaid to purchase real estate property located in Chengmai County, Hainan for business purpose. The property has been delivered to the Company on January 20, 2025 and recognized as part of fixed assets.

8.	SHORT-TERM BORROWINGS

	As of December 31,
	2024	2025
	RMB	RMB
Borrowings on factored notes receivable	4,175,932	11,035,400
Bank borrowings	12,000,000	12,000,000
Total	16,175,932	23,035,400

(1)	The amount represents undue factored notes receivable with recourse in exchange for secured borrowings from Bank of China (“BOC”), which are due within one year. The effective interest rates of these borrowings range from 0.9% to 2.7% and from 0.65% to 1.75% as of December 31, 2024 and 2025, respectively.

(2)	On April 20, 2023, HengCheng entered into a loan agreement with Chengmai Rural Commercial Bank Co., Ltd. ( “CRCB”) with revolving credit limit at RMB 12,000,000 as working capital for a three-year term ending on April 20, 2026. The loan carries a fixed annual interest rate of 5.2%. To secure the loan, a related party Zhanjiang HengCheng Investment Co., Ltd. (“HengCheng Investment) signed a guarantee agreement with CRCB pledging 18 properties it owned as collateral. Additionally, related parties Hengcheng Pharmaceutical Group Co., Ltd., HengCheng Investment, GDHC, Mr. Weixiong Tan and Mrs. Jianwen Su signed joint guarantee agreements for this loan. On June 5, 2023, HengCheng signed a borrowing receipt to borrow all RMB 12,000,000 under this loan agreement, among which RMB 3,000,000, RMB 3,000,000 and RMB 6,000,000 will become mature on April 20, 2024, April 20, 2025 and April 20, 2026, respectively. On April 20, 2024, HengCheng repaid RMB 3,000,000 and signed a new borrowing receipt of RMB 3,000,000 on April 25, 2024, with mature date on April 20, 2025. On April 20, 2025, HengCheng repaid RMB 6,000,000 and signed a new borrowing receipt of RMB 6,000,000 (US$ 857,989) on April 25, 2025, with mature date on April 20, 2026. On July 29, 2024, HengCheng entered into a supplement agreement with CRCB to pledge additional properties owned by HengCheng Investment, from 18 to 20 properties, to secure the above loan. Subsequent to December 31, 2025, HengCheng repaid the bank borrowing upon maturity and subsequently obtained a new bank borrowing of RMB 10,000,000 to support its ongoing working capital needs.

As this loan agreement includes certain restrictive terms and financial covenants requiring CRCB’s prior written consent, HengCheng violated some terms due to Reorganization for the initial public offering. As a result, the long-term loan became callable since the Reorganization. Though CRBC did not instruct the Group in repaying the loans during the loan period, the Group classified this loan under current liabilities since the date of Reorganization, and as of December 31, 2025, the outstanding RMB 12,000,000 is contractually due on April 20, 2026.

These loans were obtained to support the Group’s working capital requirements, and the guarantees provided demonstrate for the Group’s financial strategy and related-party involvement in securing its financing arrangements.

9.	LEASES

The leases of the Group were classified as operating leases mainly for office. The lease agreement is due on December 31, 2025 and the Group has signed new lease contract starting from January 1, 2026 with 2-year’s leasing term till December 31, 2027.

Rent expense is recognized on a straight-line basis over the lease term. The Group determines the incremental borrowing rate (“IBR”) for lease liabilities based on the rate of interest it would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment to obtain an amount equal to the lease payments.

The components of lease expenses were as follows:

	For the year ended December 31,
	2024	2025
	RMB	RMB
Operating leases cost excluding short-term rental expense	184,034	184,034
Short-term rental expense	28,302	-
Total	212,336	184,034

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

The weighted average remaining lease terms and discount rates for the operating lease as of December 31, 2024 and 2025 were as follows:

	As of December 31,
	2024	2025
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	1.00	2.00
Weighted average discount rate	5.20%	5.20%

The following is a schedule of future minimum payments under the Group’s operating leases as of December 31, 2025:

For the year ended December 31	Amount RMB
2026	181,915
2027	90,958
Total lease payments	272,873
Less: imputed interest	(13,360)
Total operating lease liabilities	259,513
Less: current operating lease liabilities	170,813
Long-term lease liabilities	88,700

10.	DIVIDEND PAYABLE

	As of December 31,
	2024	2025
	RMB	RMB
At the beginning of the year	700,466	-
Dividends declared	28,296,621	3,499,404
Dividends paid	(28,997,087)	(3,499,404)
At the end of the year	-	-

During the years ended December 31, 2024 and 2025, HengCheng approved and declared a dividend of RMB 28,296,621 and RMB 3,499,404 (US$ 500,408), respectively, to GDHC, the former owner of HengCheng prior the Reorganization, for profits earned by HengCheng before the Reorganization.

11.	ACCURED EXPENSES AND OTHER CURRENT LIABILITIES

As of December 31, 2024 and 2025, accrued expenses and other current liabilities consisted of the following:

	As of
	2024	2025
	RMB	RMB
Accrued expenses	2,397,193	714,343
Distributor security deposits	1,588,856	708,829
Refund liability on sales return	246,081	189,495
Others	177,995	270,218
Total	4,410,125	1,882,885

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

12.	TAXATION

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company and its subsidiaries incorporated in the Cayman Islands are not subject to tax on income or capital gains. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s subsidiaries incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

PRC

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%.

According to “Notice on preferential policies for enterprise income tax of Hainan Free Trade Port” published by relevant authorities, for qualified enterprises whose head office is located in Hainan Free Trade Port, the tax rate of 15% will be applied only to the income of their head office and branches located in Hainan Free Trade Port from January 1, 2020 to December 31, 2024. In August 2025, relevant authorities have published “Notice on continue to implement preferential policies for enterprise income tax of Hainan Free Trade Port” to extend 15% tax rate till December 31, 2027.

HengCheng is qualified and entitled to enjoy the preferential income tax rate of 15% for the years ended December 31, 2024 and 2025.

The components of the income tax provision are as follows:

	For the year ended December 31,
	2024	2025
	RMB	RMB
Current tax provision
Cayman Islands	-	-
Hong Kong	-	-
PRC	2,671,692	2,404,967
	2,671,692	2,404,967
Deferred tax provision
Cayman Islands	-	-
Hong Kong	-	-
PRC	41,804	(22,859)
	41,804	(22,859)

Income tax provision	2,713,496	2,382,108

A reconciliation of the Group’s PRC statutory tax rate to the effective income tax rate during the years is as follows:

	For the year ended December 31,
	2024	2025
PRC statutory income tax rate	25.0%	25.0%
Effect of preferential tax rate	(10.2)%	(11.0)%
Effect of international tax rate	(0.6)%	(0.4)%
Effect of valuation allowance	0.6%	2.8%
Effect of non-deductible expenses	0.3%	0.2%
Effective income tax rate	15.1%	16.6%

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

As of December 31, 2024 and 2025, the significant components of the deferred tax assets and deferred tax liability were summarized below:

	As of December 31,
	2024	2025
	RMB	RMB
Deferred tax assets:
Tax losses carried forward	105,949	402,263
Allowance for credit losses	67,490	92,534
Allowance for sales return	7,460	4,957
Valuation allowance	(105,949	(402,263)
Total deferred tax assets	74,950	97,491

Deferred tax liabilities:
Right-of-use assets	27,337	38,927
Lease liabilities	(27,019)	(38,927)
Total deferred tax liabilities	318	-

13.	EQUITY

Ordinary share

The Company was incorporated under the laws of the Cayman Islands on March 21, 2024 with 500,000,000 ordinary shares authorized issued to its shareholders.

On July 1, 2024, the Company resolved to repurchase the issued 490,000,000 shares and cancel these shares upon completion of repurchase on the same day. The Company since then, has only 10,000,000 ordinary shares issued and outstanding, which have been retroactively restated to the beginning of the first period presented due to reorganization of the Company. The Company only has one single class of ordinary shares that are accounted for as permanent equity.

On June 30, 2026, the board of directors of the Company approved a 2-for-1 forward share split of issued and unissued the Ordinary Shares of the Company (“Share Split”). On June 30, 2026, the shareholders of the Company approved the Share Split and adopted the Amended and Restated Articles of Association to effect the 2-for-1 forward share split of the total authorized and issued and outstanding ordinary shares of the Company. As a result of the 2-for-1 forward share split, our total authorized shares are 900,000,000 Ordinary Shares and 100,000,000 Preferred Shares of a nominal or par value of $0.00005 each, and our issued and outstanding Ordinary Shares increased from 10,000,000 shares to 20,000,000 shares, par value of $0.00005.

On June 30, 2026, the board of directors and shareholders of the Company also approved to redesignate and reclassify our capital stock so that our authorized share capital is $50,000, consists of 900,000,000 Ordinary Shares and 100,000,000 Preferred Shares of a nominal or par value of $0.00005 each after the redesignation, and no preferred shares are issued and outstanding as of the date of this prospectus.

14.	RELATED PARTY TRANSACTIONS AND BALANCES

Related parties

The Group’s related parties with which the Group had transactions include its affiliates, any director or executive officers of the Group and their immediate family members, as well as any shareholders owning more than 5% of the Group’s ordinary shares.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

The table below sets forth the related parties and their relationships with the Group who had transaction with the Group for the years ended December 31, 2024 and 2025:

Name of Entity or Individual	Relationship with the Company
Weixiong Tan	Chairman of the Company
Wei Zhao	CEO of the Company
Jianwen Su	Immediate family member of Chairman
Guangdong Hengcheng Pharmaceutical Co., Ltd. (“GDHC”)	Controlled by Chairman’s family
Shaanxi Hengcheng Pharmaceutical Co., Ltd. (“SXHC”)	Controlled by Chairman’s family
Zhanjiang Hengyi Hotel Co., Ltd. (“Zhanjiang Hengyi”)	Controlled by Chairman’s family
Hengcheng Pharmaceutical Group Co., Ltd. (“Hengcheng Pharmaceutical”)	Controlled by Chairman’s family
Zhanjiang Hengcheng Investment Co., Ltd. (“HengCheng Investment”)	Controlled by Chairman’s family
Zhanjiang Fengyuan Real Estate Co., Ltd. (“Zhanjiang Fengyuan”)	Controlled by CEO
Zhanjiang Henghong Real Estate Co., Ltd. (“Zhanjiang Henghong”)	Controlled by Chairman

(a) Amount due from related parties

		As of December 31,
Nature of Balance	Related Party	2024	2025
		RMB	RMB
Amount due from related party relating to advance payment to supplier	GDHC	3,984,183	-
Amount due from related party relating to revenue from promotion and marketing services	SXHC	2,552,961	1,274,517
Amount due from related party relating to operating expenses paid on behalf of	GDHC	354,975	-
Amount due from related party relating to operating expenses prepaid to	Zhanjiang Henghong	104,000	-

(b) Amount due to related parties

		As of December 31,
Nature of Balance	Related Party	2024	2025
		RMB	RMB
Amount due to related party relating to Reorganization	GDHC	1,939,700	-
Amount due to related party relating to Reorganization	Zhanjiang HengHong	4,793,338	-
Amount due to related party relating to Reorganization	Zhanjiang Fengyuan	849,377	-
Amount due to related party relating to purchase of inventories	GDHC	-	10,169,366
Loans and advances from related party	Wei Zhao	2,919,793	2,657,448

(1)	In June 2024, under the Group’s Reorganization, 100% shares of HengCheng have been transferred from GDHC to HengXiong at the consideration of RMB5,939,700 (US$ 849,366) and subsequently HengHong acquired 100% shares of HengXiong at the same consideration. The consolidation is prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. All outstanding balance has been paid to GDHC in May 2025.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

(2)	On July 15, 2024, Hainan HengRong signed Share Purchase Agreement with Zhanjiang Henghong, Zhanjiang Fengyuan and Mr. Fan Lei (together “Sellers”) to purchase 100% shares of Hainan HengXiong at a total considerations of RMB 5,939,700 (US$ 849,366), with payable to Zhanjiang Henghong at RMB 4,793,338 (US$ 656,685), Zhanjing Fengyuan at RMB849,377 (US$ 121,459) and Mr. Fan Lei at RMB 296,985 (US$ 42,468), respectively. The consolidation is prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. The considerations to Zhanjiang Henghong and Zhanjiang Fengyuan have been fully paid in May 2025.

(3)	On September 10, 2024, the Company signed an agreement to borrow US$ 400,010 from its CEO, Mr. Wei Zhao to fund the Company’s working capital needs. The loans are interest free and becoming due on the earlier of the occurrence of the following events: (a) when the Company completes or fails to complete the initial public offering; (b) upon the lapse of 360 days after signing of this agreement; or (c) other events agreed by Mr. Wei Zhao and the Company. In October 2025, the Company and Mr. Wei Zhao entered into a have signed supplemental agreement to waive the above event (b) so as pursuant to which the loan will become repayable upon the earlier of: (i) completion or termination of the Company’s only be mature when the Company completes or fails to complete the initial public offers, or (ii) such other date mutually agreed by Mr. Wei Zhao and the Company. The Company may make repayments from to time based on its working capital availability. For the year ended December 31, 2025, the Company has repaid US$ 20,000 to Mr. Wei Zhao.

(c) Related party transactions

		For the year ended December 31,
Nature of Transaction	Related Party	2024	2025
		RMB	RMB
Purchases of products	GDHC	126,483,412	168,570,814
Revenue from promotion and marketing services	SXHC	11,760,295	5,689,176
Operating expenses paid to	Zhanjiang Hengyi	7,683	-
Operating expenses paid to	Zhanjiang Henghong	322,124	690,265

(d) Loan guarantee provided by related party

In connection with the bank borrowings of the Group from CRCB, Hengcheng Pharmaceutical, HengCheng Investment, GDHC, Mr. Weixiong Tan and Mrs. Jianwen Su provided joint guarantees to secure these loans (see Note 8).

15.	SEGMENT INFORMATION

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses. Operating segments are identified based on the internal financial reports that are regularly reviewed by the Group’s CODM to allocate resources and assess performance of the segment.

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM, or a decision-making group, in determining how to allocate resources and in assess performance. The Group applies the “management approach” in identifying reportable operating segments, relying on the internal organization structure and reporting used by the CODM for decision making.

The Group’s CODM has been identified as the CEO, who reviews the consolidated financial results to make resource allocation decisions and assess the Group’s overall performance. Based on this approach, the Group has determined that it has a single reportable operating segment. This determination reflects the fact that the sales of products and the provision of promotion and marketing services are managed as an integrated business process, with the allocation of resources and performance evaluation conducted on a consolidated basis rather than at a disaggregated level.

However, in accordance with ASC 606, Revenue from Contracts with Customers, the Group disaggregates revenue into categories that depict the nature, amount, timing, and uncertainty of revenue and cash flows. This disaggregation reflects the different revenue streams generated by the Group, including sales of pharmaceutical products and promotion and marketing services, but does not represent separate operating segments.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

Revenue by product and service

	For the year ended December 31,
	2024	2025
	RMB	RMB
Sales of pharmaceutical products	188,598,748	209,035,365
Promotion and marketing services - related party	11,760,295	5,689,176
Total revenues	200,359,043	214,724,541

The significant segment expenses are consistent with those reported in the consolidated statements of operations and comprehensive income, including cost of revenue, selling expenses, as well as general and administrative expenses. For significant segment expenses incurred during the years ended December 31, 2024 and 2025, refer to Consolidated Statements of Operations and Comprehensive Income.

16.	COMMITMENTS AND CONTINGENCIES

As of December 31, 2025, the Group had no material off-balance sheet commitments.

From time to time, the Group is a party to various legal actions arising in the ordinary course of business. The Group accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. As of December 31, 2025, certain labor-related matters remained pending. Based on the information currently available, including assessments from the Group’s legal counsel, management believes the ultimate resolution of these matters will not have a material adverse effect on the Group’s consolidated financial position, results of operations, or cash flows. The Group has recorded accruals for matters where losses were determined to be probable and reasonably estimable.

17.	SUBSEQUENT EVENTS

The Group evaluated subsequent events and transactions that occurred after the balance sheet date through August 10, 2026, the date that the consolidated financial statements are available to be issued. Other than the subsequent events disclosed below in the notes to financial statements and below, no other material subsequent events that required recognition or additional disclosure in the consolidated financial statements are presented.

18.	FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s subsidiaries exceeded 25% of the consolidated net assets of the Company. Therefore, the financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

The financial information of the parent company, HengHong Technology, has been prepared using the same accounting policies as set out in HengHong Technology’s condensed consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries.

HengHong Technology’s share of profit from its subsidiaries is reported as share of profit from subsidiaries in the accompanying condensed financial information of parent company.

HengHong Technology is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, HengHong Technology is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

HengHong Technology did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2025.

Balance Sheets

	As of December 31,
	2024	2025
	RMB	RMB	US$
ASSETS			(Note 2(e))
Cash	190,074	1,006,671	143,952
Other receivables and current assets, net	46,584	-	-
Total current assets	236,658	1,006,671	143,952
Deferred offering costs	3,284,685	4,160,895	595,000
Investment in subsidiaries	9,577,564	19,336,660	2,765,106
Total non-current assets	12,862,249	23,497,554	3,360,106

TOTAL ASSETS	13,098,907	24,504,225	3,504,058
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Amounts due to related parties	2,919,793	6,719,083	960,816
Accrued expenses and other current liabilities	875,916	20,979	3,000
Total current liabilities	3,795,709	6,740,062	963,816

Shareholders’ equity
Ordinary shares (par value of US$0.00005 per share; 900,000,000 shares authorized; 20,000,000 issued and outstanding as of both December 31, 2024 and 2025)*	7,199	7,199	1,000
Share subscription receivable	(7,199)	(7,199)	(1,000)
Retained earnings	9,303,198	17,764,163	2,540,242
Total shareholders’ equity	9,303,198	17,764,163	2,540,242
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	13,098,907	24,504,225	3,504,058

*	Retroactively restated for effect of reorganization (see Note 1) and the 2-for-1 forward share split effected in June 2026 (see Note 13).

HENGHONG TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2025

Statements of operations and comprehensive income

	For the year ended December 31,
	2024	2025
	RMB	RMB	US$
Operating expenses			(Note 2(e))
General and administrative expenses	(274,366)	(1,298,131)	(185,630)

Share of profit from subsidiaries	9,577,564	13,258,500	1,895,940

Total operating income	9,303,198	11,960,369	1,710,310

Income before income tax expense	9,303,198	11,960,369	1,710,310
Income tax expenses	-	-	-
Net income	9,303,198	11,960,369	1,710,310

Total comprehensive income	9,303,198	11,960,369	1,710,310

Statements of cash flows

	For the year ended December 31,
	2024	2025
	RMB	RMB	US$
Cash flows from operating activities:			(Note 2(e))
Net income	9,303,198	11,960,369	1,710,310
Adjustments to reconcile net cash flow from in operating activities
Share of income from subsidiaries	(9,577,564)	(13,258,500)	(1,895,940)
Change in operating assets and liabilities:
Other receivables and current assets, net	(46,584)	46,584	6,661
Deferred offering costs	(3,284,685)	(876,210)	(125,296)
Amounts due to related parties	2,919,793	3,799,290	543,291
Accrued expenses and other current liabilities	875,916	(854,937)	(122,254)
Net cash used in operating activities	190,074	816,597	116,772

Net increase in cash and cash equivalents	190,074	816,597	116,772

Cash and cash equivalents, at the beginning of year	-	190,074	27,180

Cash and cash equivalents, at the end of year	190,074	1,006,671	143,952

5,000,000 Ordinary Shares

HengHong Technology Inc.

Until ●, 2026 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is ●, 2026.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  Indemnification of Directors and Officers

We are a Cayman Islands exempted company with limited liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own dishonesty, willful default or fraud. The Memorandum and Articles of Association provides that we shall indemnify each of our existing or former directors (including alternate directors), secretary and other officers (including investment advisers or administrators or liquidators) and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors, secretary or officer, other than by reason of such person’s fraud or dishonesty, in or about the conduct of our company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director, secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which will be filed as an exhibit to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriter was involved in these issuances of securities.

 Ordinary Shares:

Purchaser	Date of Issuance	Number of Ordinary Shares		Consideration
HengHong Holdings Limited	March 21, 2024	17,896,000	(1)	$894.8
Loong Shine Holdings Limited	March 21, 2024	2,104,000	(2)	$105.2
Harneys Fiduciary (Cayman) Limited	March 21, 2024	2	(3)	$0.0001

(1)	Upon our incorporation on March 21, 2024, we issued 447,399,999 ordinary shares to HengHong Holdings Limited, a company incorporated in BVI and wholly owned by Mr. Weixiong Tan, our Chairman of the Board of Directors and we repurchased 438,452,000 ordinary shares on July 1, 2024. The share numbers in the chart above have been adjusted to reflect the 2 for 1 forward split effected in June 30, 2026.

(2)	Upon our incorporation on March 21, 2024, we issued 52,600,000 ordinary shares to Loong Shine Holdings Limited, a company incorporated in BVI and wholly owned by Mr. Wei Zhao, Chief Executive Officer of the Company and we repurchased 51,548,000 ordinary shares on July 1, 2024. The share numbers in the chart above have been adjusted to reflect the 2 for 1 forward split effected in June 30, 2026.

(3)	Upon our incorporation on March 21, 2024, we issued 1 ordinary share to Harneys Fiduciary (Cayman) Limited the Cayman agent of the Company, which transferred the 1 ordinary share to HengHong Holdings Limited on March 21, 2024. The share numbers in the chart above have been adjusted to reflect the 2 for 1 forward split effected in June 30, 2026.

These issuances were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

ITEM 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit Title
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum and Articles of Association***
4.1	Specimen Certificate for Ordinary Shares*
5.1	Opinion of Ogier as to the legality of the Ordinary Shares being registered and certain Cayman Islands tax matters*
8.1	Opinion of AllBright Law Offices regarding PRC legal matters*
10.1	Employment Agreement by and between Wei Zhao and the Company dated March 25, 2025***
10.2	Employment Agreement by and between Wei Tang and the Company dated March 25, 2025***
10.3	Form of Indemnification Agreement by between the Company and its directors and executive officers***
21.1	List of subsidiaries of the Registrant***
23.1	Consent of HTL International LLC**
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of AllBright Law Offices (included in Exhibit 8.1)*
23.4	Consent of StormHarbour*
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Code of Business Conduct and Ethics***
107	Filing Fee Table***

*	To be filed by amendment

**	Filed herewith

***	Filed Previously

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9.  Undertakings

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Chengmai, on August 10, 2026.

Henghong technology inc.

By:	/s/ Wei Zhao
Name:	Wei Zhao
Title:	Chief Executive Officer and Director
(Principal Executive Officer)

Power Of Attorney

Each person whose signature appears below constitutes and appoints each of Weixiong Tan and Wei Zhao as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Wei Zhao	Chief Executive Officer and Director	August 10, 2026
Wei Zhao	(Principal Executive Officer)

/s/ Wei Tang	Chief Financial Officer	August 10, 2026
Wei Tang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Weixiong Tan	Director and Chairman of the Board	August 10, 2026
Weixiong Tan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HengHong Technology Inc. has signed this registration statement on August 10, 2026.

Authorized U.S. Representative COGENCY GLOBAL INC.

/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice President